  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1998

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          REPUBLIC GROUP INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                    1-7120                      75-1155922
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)
    INCORPORATION OR
    ORGANIZATION)

                             811 EAST 30TH AVENUE
                           HUTCHINSON, KANSAS 67502
                                (316) 727-2700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                DOYLE R. RAMSEY
             EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          REPUBLIC GROUP INCORPORATED
                             811 EAST 30TH AVENUE
                           HUTCHINSON, KANSAS 67502
                                (316) 727-2700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 WITH COPY TO:
                             BRYAN E. BISHOP, ESQ.
                          LOCKE PURNELL RAIN HARRELL
                         (A PROFESSIONAL CORPORATION)
                         2200 ROSS AVENUE, SUITE 2200
                           DALLAS, TEXAS 75201-6776

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

  If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                           PROPOSED    PROPOSED
                                            MAXIMUM    MAXIMUM
                                           OFFERING   AGGREGATE    AMOUNT OF
TITLE OF EACH CLASS OF        AMOUNT TO BE PRICE PER   OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED    REGISTERED   NOTE(1)    PRICE(1)       FEE
------------------------------------------------------------------------------
9 1/2% Senior Subordinated
 Notes due 2008.............. $100,000,000   100%    $100,000,000   $29,500

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(1) Estimated solely for the purpose of calculating the registration fee pur-
    suant to Rule 457.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRA-TION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SEC-TION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGIS- + +TRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECU- + +RITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD, NOR MAY OF- + +FERS TO BUY BE ACCEPTED, PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES + +EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICI- + +TATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF, THESE SECURITIES + +IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL + +PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH +
+STATE.                                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 11, 1998
PROSPECTUS
                           OFFER FOR ALL OUTSTANDING
           9 1/2% SENIOR SUBORDINATED NOTES DUE 2008 IN EXCHANGE FOR
            9 1/2% SENIOR SUBORDINATED NOTES DUE 2008, THE EXCHANGE
             OF WHICH HAS BEEN REGISTERED UNDER THE SECURITIES ACT
                            OF 1933, AS AMENDED, OF
                          REPUBLIC GROUP INCORPORATED

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON       ,
1998, UNLESS EXTENDED.

Republic Group Incorporated, a Delaware corporation (the "Company"), hereby of-fers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Ex-change Offer"), to exchange an aggregate principal amount of up to $100,000,000 of its 9 1/2% Senior Subordinated Notes due 2008 (the "New Notes"), the ex-change of which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 9 1/2% Senior Subordinated Notes due 2008 (the "Old Notes" and, to-gether with the New Notes, the "Notes") from the holders (the "Holders") there-of. The Old Notes were issued on July 15, 1998 pursuant to an offering exempt from registration under the Securities Act and applicable state securities laws. The New Notes are being offered hereunder in order to satisfy certain ob-ligations of the Company contained in the Registration Rights Agreement (as de-fined) entered into in connection with the sale of the Old Notes. The Exchange Offer is designed to provide Holders (other than "affiliates" of the Company, persons who are not acquiring New Notes in the ordinary course of business and persons who intend to participate in the Exchange Offer for the purpose of dis-tributing the New Notes) an opportunity to acquire Notes which may be offered for resale, resold or otherwise transferred without further compliance with the registration and, except in the case of broker-dealers, the prospectus delivery procedures of the Securities Act.

The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relat-ing to the Old Notes and except for certain provisions providing for an in-crease in the interest rate on the Old Notes under certain circumstances relat-ing to the timing of the Exchange Offer, which right and provisions will termi-nate upon consummation of the Exchange Offer.

Interest on the Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 1999. The Notes will mature on July 15, 2008. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2003, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. The Notes are not subject to any sinking fund requirement. In addi-tion, on or prior to July 15, 2001, the Company may redeem up to 35% of the Notes with the net cash proceeds from one or more Public Equity Offerings (as defined) by the Company at a price equal to 109.5% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of re-demption. Upon a Change of Control (as defined), each Holder of the Notes will have the right to require the Company to purchase all or a portion of such Holder's Notes at 101% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes."

The Notes constitute general unsecured senior subordinated obligations of the Company, subordinated in right of payment to all Senior Debt (as defined) of the Company, including all of the obligations under the New Credit Facility (as defined). As of August 31, 1998, the Company had no Senior Debt, but the Com-pany expects to borrow a significant amount of the $85 million available to it under the New Credit Facility, which would constitute Senior Debt and would rank senior in right of payments to the Notes. In addition, the Notes effec-tively are subordinated to all outstanding indebtedness and other liabilities and commitments (including Trade Payables (as defined)) of the Company's sub-sidiaries. As of August 31, 1998, the Company's subsidiaries had Trade Payables and other liabilities aggregating approximately $32.9 million and no outstand-ing indebtedness. However, the Company's material subsidiaries have each guar-anteed all indebtedness incurred under the New Credit Facility. Subject to cer-tain limitations, the Indenture (as defined) will permit the Company and its subsidiaries to incur additional indebtedness. See "Description of Notes."

For each Old Note accepted for exchange, the Holder of such Old Note will re-ceive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which in-terest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from July 15, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment of accrued interest on such Old Notes.

Subject to certain conditions described under "The Exchange Offer," the Company will accept for exchange any and all Old Notes properly tendered on or prior to
5:00 p.m., New York City time, on   , 1998, unless extended by the Company in
its sole discretion (the "Expiration Date"). Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. See "The Exchange Offer."

There is no existing trading market for the New Notes, and there can be no as-surance regarding the future development of a market for the New Notes, or the ability of Holders of New Notes to sell their New Notes or the price at which such Holders may be able to sell their New Notes. The Company believes that J.P. Morgan Securities Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and A.G. Edwards & Sons, Inc. (the "Initial Purchasers") cur-rently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. The Company does not in-tend to apply for listing or quotation of the New Notes on any securities ex-change or stock market.

SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EX-CHANGE OFFER OR THE ACCEPTANCE OF SUCH OLD NOTES WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is September  , 1998.

Based on existing interpretations by the staff of the SEC set forth in several no-action letters to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a Holder thereof without further compliance with the registra-tion and prospectus delivery provisions of the Securities Act. Any purchaser of New Notes, however, who is an "affiliate" of the Company, who is not acquiring the New Notes in the ordinary course of its business, or who intends to partic-ipate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretations of the staff of the SEC, (ii) will not be able to exchange its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery provisions of the Securi-ties Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. How-ever, the staff of the SEC has not rendered a no-action letter with respect to the Exchange Offer, and there can be no assurance that the staff would make a similar determination for the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not en-gaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such bro-ker-dealer as a result of market making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by deliv-ering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                             AVAILABLE INFORMATION

The Company has filed with the SEC a registration statement on Form S-4 (to-gether with all amendments, exhibits, and supplements thereto, the "Registra-tion Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain docu-ments are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the SEC.

The Company is also subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the SEC. The Registration Statement and all such reports and other information may be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a web site at http://www.sec.gov that contains regis-tration statements, reports, proxy and information statements and other infor-mation regarding issuers that file electronically with the SEC. In addition, the Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "RGC." Registration statements, reports, proxy state-ments and other information filed by the Company may be inspected at the of-fices of the NYSE at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (the "1997 Form 10-K"); (2) the Company's Quarterly Reports on Form 10-Q for the periods ending March 31, 1998, December 31, 1997 and September 30, 1997; (3) the portions of the Proxy Statement for the Company's 1997 Annual Meeting held on October 23, 1997 that have been in-corporated by reference into the 1997 Form 10-K; (4) the Company's Current Re-ports on Form 8-K filed on September 11, 1998, July 20, 1998, July 17, 1998, June 26, 1998 and May 28, 1998; and (5) all documents filed by the Company pur-suant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the later of the termination of the Exchange Offer made hereby or, if this Prospectus is used by any broker-dealer in connection with the reoffer or resale of New Notes acquired pursuant to the Exchange Offer where the subject Old Notes were acquired by such broker-dealer as a result of market making activities or other trading activities, the date such reoffering is terminated (which in any event shall not be more than 180 days after the Expiration Date).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated by reference herein, including exhibits specifically incorporated by reference in such documents but excluding all other exhibits to such documents. Requests should be made to the Vice President, Treasurer and Secretary of the Company at P.O. Box 1307, Hutch-inson, Kansas 67504-1307, telephone number: (316) 727-2711.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, in-cluding the footnotes thereto, incorporated by reference in this Prospectus. Unless the context otherwise requires, (i) references in this Prospectus to the "Company" or "Republic" refer to Republic Group Incorporated and its subsidiar-ies and (ii) all references to a fiscal year refer to the Company's fiscal year ended on June 30 in that calendar year. Certain market data used in this Pro-spectus were obtained through internal research, surveys or studies or from in-dustry publications or other industry sources, which the Company believes to be reliable but has not independently verified.

                                  THE COMPANY

Founded in 1961, Republic Group Incorporated is an integrated manufacturer and distributor of recycled paperboard and gypsum wallboard. Management believes that the Company is one of the leading producers of certain grades of recycled paperboard sold to manufacturers of consumer and industrial paperboard products such as tubes, cans, cores, spools, drums, partitions, puzzles and games as well as one of the leading suppliers of gypsum-grade recycled paperboard to in-dependent gypsum wallboard producers. In addition, the Company sells reclaimed paper fiber for use in its recycled paperboard business as well as for sale to third parties. Republic sells its products to customers located in 43 states. In addition to its gypsum wallboard plant located in Duke, Oklahoma (the "Duke Plant"), the Company has recycled paperboard mills in Colorado, Kansas and West Virginia and paper fiber recycling centers in Colorado, Kansas and Missouri. The Company had net sales and EBITDA (as defined) of approximately $123.7 mil-lion and $39.7 million, respectively, in fiscal 1997 and $96.2 million and $25.8 million, respectively, for the first nine months of fiscal 1998. Before inter-company eliminations, the Company's recycled paperboard (which includes reclaimed paper fiber) and gypsum wallboard businesses accounted for approxi-mately 59% and 41%, respectively, of Republic's total net sales during fiscal 1997.

Management has recently undertaken a number of important strategic initiatives designed to increase Republic's production capabilities. On June 29, 1998, the Company commenced the construction of a mill in Lawton, Oklahoma (the "Lawton Mill") that will be used primarily for the production of gypsum-grade recycled paperboard with weight and surface characteristics superior to that currently available in the United States. Management believes that the operation of the Lawton Mill will position Republic as the largest third-party supplier of gyp-sum-grade recycled paperboard in the United States. The Lawton Mill is expected to have a production capacity of approximately 220,000 tons per annum, which will approximately double Republic's recycled paperboard capacity. The Company intends to sell approximately 50% of the Lawton Mill's output pursuant to a re-cently executed long-term supply agreement with James Hardie Gypsum, Inc. (the "Hardie Agreement") and to use approximately 25% of the Lawton Mill's output to source its own gypsum wallboard operations. Management estimates that the Law-ton Mill will cost approximately $160-170 million, inclusive of related working capital requirements and capitalized interest, and will achieve commercial pro-duction by the first quarter of 2000. The Company estimates that construction of the project will be completed approximately 13 to 15 months after the date of this Prospectus. Substantially all of the net proceeds to the Company from the sale of the Old Notes (approximately $97 million) are being and will con-tinue to be used to finance, and were used in part to repay indebtedness used to finance, the construction of the Lawton Mill. Most of the proceeds of borrowings under the New Credit Facility will also be used to finance the con-struction of the Lawton Mill.

The Company is also currently completing the second phase of a two-phase expan-sion of the Duke Plant that will increase its capacity from 570 million to 1.2 billion square feet per year by the end of 1998. Management believes that, af-ter its expansion, the Duke Plant will be one of the largest, most-efficient gypsum wallboard manufacturing plants in the world. In addition, the Company has just completed an expansion of the capacity of its recycled paperboard mills in Commerce City, Colorado (the "Commerce City Mill") and Hutchinson, Kansas (the "Hutchinson Mill") by approximately 25% in the aggregate. Manage-ment believes that these initiatives, together with the construction of the Lawton Mill and the continued expansion and incremental upgrading of its facil-ities, will significantly increase Republic's overall production capabilities and enhance its competitive position in both the recycled paperboard and gypsum wallboard business.

COMPETITIVE STRENGTHS

The Company believes that it has the following competitive strengths:

Low Cost Production. The Company believes that its production costs are among the lowest in the industry and continually seeks to improve efficiency and al-locate production in order to maximize capacity utilization. Management be-lieves that the use of high-speed manufacturing equipment in particular has enabled the Company to significantly reduce labor costs, waste and production time. In addition, management believes that the strategic locations of the Company's fa-cilities provide it with cost advantages, including reduced transportation and warehousing costs.

Product Line and Geographic Diversification. The Company's growth in the recy-cled paperboard business has reduced its dependence on the construction and housing industry in which gypsum wallboard is used. Management believes that such diversification has lessened the effect of cyclical housing and construc-tion markets on the Company's overall operations. In addition, the Company pro-duces a number of specialty grades of recycled paperboard that are sold to man-ufacturers of consumer and industrial paperboard products and used for packag-ing and other products, thereby reducing its dependence on sales of any one grade. Management also believes that the various locations of the Company's fa-cilities reduce its dependence on any single geographic market.

Well-Integrated Operations. Management believes that the Company's well-inte-grated operations reduce its dependence on third-parties and its overall pro-duction costs. The Duke Plant obtains substantially all of its requirements for raw gypsum from quarries owned and operated by the Company and purchases sub-stantially all of its requirements for recycled paperboard from the Commerce City Mill and the Hutchinson Mill. The Company's recycled paperboard mills, in turn, purchase approximately 33% of their reclaimed paper fiber needs from the Company's own reclaimed paper fiber operations. The Company also owns and oper-ates a short-line railroad that it uses to transport approximately one-third of its gypsum wallboard to major carriers located 15 miles from the Duke Plant for distribution throughout the United States.

High-Quality Products and Services; Strong Customer Relationships. The Company has adopted strict quality control standards and procedures, which it regularly reviews and updates. The Company believes that its ability to consistently man-ufacture high quality products and to provide timely delivery and superior cus-tomer service is an important element of the Company's success. As a result of its focus on quality and customer service, the Company believes that it has earned a reputation in the industry as a dependable supplier of products, en-abling the Company to develop long-standing customer relationships.

Management Experience. The Company, which was founded by its current president and chief executive officer in 1961, has assembled a management team with a strong track record and an average of approximately 16 years of service per ex-ecutive officer. The Company's current management team has successfully diver-sified product lines, increased sales, strengthened customer and supplier rela-tionships, improved manufacturing efficiencies and productivity and selected and integrated strategic acquisitions, all of which have enhanced the competi-tive strength of the Company.

BUSINESS STRATEGY

The Company intends to take advantage of its competitive strengths by pursuing the following business strategy:

Expand Productive Capabilities. Management believes that the operation of the Lawton Mill will position Republic as the largest third-party producer of gyp-sum-grade recycled paperboard in the United States. The Company expects the Lawton Mill to produce gypsum-grade recycled paperboard that is 20-30% lighter, superior in quality and equal in strength characteristics to the gypsum-grade recycled paperboard that is otherwise currently available in the United States. Management believes that being the first producer to bring a technologically-improved gypsum-grade recycled paperboard to market will provide Republic with a distinct competitive advantage and increase the ability of the Company to sell its product in new markets. The Company intends to sell approximately 50% of the Lawton Mill's output pursuant to the Hardie Agreement and expects to use an additional 25% of output to support its gypsum wallboard business. Manage-ment also expects the operation of the Lawton Mill to allow Republic to rede-ploy some of its existing gypsum-grade paperboard capacity for non-wallboard use, thereby allowing the Company to continue to grow and diversify its recy-cled paperboard business. The Lawton Mill will also be capable of producing tube stock and other consumer and industrial paperboard products, which manage-ment believes will help mitigate the impact of any future downturns in the housing and construction industry.

Management also believes that the ongoing upgrades and expansions to its exist-ing facilities will further enhance and increase the Company's overall produc-tive capacity. The improvements to the existing production line, together with the addition of a second production line at the Duke Plant, will provide the Company with the capability of producing both specialty products, such as the Company's recently introduced 54-inch wallboard, and increased volumes of its core products, which management believes will allow Republic to increase its sales to existing customers as well as obtain new customers. The Company ex-pects to begin transitioning the Hutchinson Mill to tube stock and other con-sumer and indus-trial paperboard products before the Lawton Mill comes on line. In addition, management believes that the improvements made at the Commerce City Mill will produce a higher quality gypsum-grade paperboard that can be used in conjunc-tion with the output from the Lawton Mill.

Continue to Operate as Low Cost Producer. In order to maintain and improve its cost position, Republic expects to continue to identify opportunities for ongo-ing cost reductions. The Lawton Mill is expected to be an efficient high-speed mill with lower than average operating costs as a result of its design specifi-cations. In addition, management expects the production of lighter gypsum-grade paperboard at the Lawton Mill to result in freight cost savings as well as re-duced drying and delivery costs to gypsum wallboard producers. The expansions and improvements at the Duke Plant, the Commerce City Mill and the Hutchinson Mill should also provide increased economies of scale. The Company continuously scrutinizes its manufacturing processes and overhead infrastructure to conserve material and energy, reduce set-up time and lower overhead expenses. To this end, the Company has identified additional cost-saving opportunities it expects to implement in fiscal year 1999, including incremental process equipment up-grades at the Company's existing recycled paperboard mills.

Pursue Strategic Acquisitions. The Company may from time to time pursue small to medium-sized strategic acquisitions, particularly in the recycled paperboard business. Management believes that such acquisitions may provide opportunities to further diversify its product lines as well as consolidate operations and lower per unit costs.

RECENT FINANCIAL RESULTS

On August 7, 1998, the Company reported fiscal year-end financial results. For the quarter ended June 30, 1998, the Company reported net sales of $32.1 mil-lion and net income of $5.3 million, or diluted earnings per share of $0.45. For the fiscal year ended June 30, 1998, the Company reported net sales of $128.3 million and net income of $17.8 million, or diluted earnings per share of $1.51. The results for the quarter and the fiscal year were augmented by $1 million of non-taxable life insurance income from a policy owned by the Company on an executive officer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED......  Up to $100,000,000 aggregate principal amount of 9
                          1/2% Senior Subordinated Notes due 2008, the exchange of which has been registered under the Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain interest provisions relating to the Old Notes described below under "--Summary Description of the New Notes."

THE EXCHANGE OFFER......  The New Notes are being offered in exchange for a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement, dated as of July 15, 1998, among the Company and the Initial Purchasers (the "Registration Rights Agreement").

EXPIRATION DATE;
 WITHDRAWAL RIGHTS......
                          The Exchange Offer will expire at 5:00 p.m., New
                          York City time, on      , 1998, or such later date
                          and time to which it is extended by the Company in its sole discretion. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes" and "--Withdrawal Rights."

PROCEDURES FOR
 TENDERING OLD NOTES....
                          Each Holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with either certificates for such Old Notes or a Book-Entry Confirmation (as defined) of the transfer of such Old Notes into the account of the exchange agent (the "Exchange Agent") at the Depository Trust Company (the "Book-Entry Transfer Facility"), and any other required documentation to the Exchange Agent at the address set forth herein. Persons holding Old Notes through the Book-Entry Transfer Facility and wishing to accept the Exchange Offer must do so pursuant to the Book-Entry Transfer Facility's Automated Tender Offer Program, by which each tendering participant (each, a "Participant") will agree to be bound by the Letter of Transmittal. By executing the Letter of Transmittal, each Holder will represent to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer by the Holder and any other person are being obtained in the ordinary course of business of the person receiving such New Notes,
                          (ii) neither the Holder nor such other person is participating in, intends to participate in or has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) neither the Holder nor such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, if such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering Old Notes" and "Plan of Distribution."

SPECIAL PROCEDURES FOR
 BENEFICIAL OWNERS......
                          Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to exchange Old Notes for New Notes should contact such registered Holder promptly and instruct such registered Holder to exchange on such beneficial owner's behalf. If such beneficial owner wishes to exchange on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer-- Procedures for Tendering Old Notes."

GUARANTEED DELIVERY
 PROCEDURES.............
                          Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

ACCEPTANCE OF OLD NOTES
 AND DELIVERY OF NEW
 NOTES..................
                          Subject to certain conditions described under "The Exchange Offer," the Company will accept for exchange any and all Old Notes properly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes will be issued promptly following acceptance of the Old Notes.

FEDERAL INCOME TAX
 CONSEQUENCES...........
                          The exchange pursuant to the Exchange Offer should not result in gain or loss to the Holders or the Company for federal income tax purposes. See "Certain Federal Income Tax Considerations."

USE OF PROCEEDS.........  There will be no proceeds to the Company from the
                          Exchange Offer.

EXCHANGE AGENT..........  UMB Bank, N.A. is serving as Exchange Agent in connection with the Exchange Offer. See "The
                          Exchange Offer--Exchange Agent."

                      CONSEQUENCES OF EXCHANGING OLD NOTES

Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on trans-fer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transac-tion not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an ex-emption from, or in a transaction not subject to, the Securities Act and appli-cable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on existing inter-pretations by the staff of the SEC set forth in several no-action letters to third parties, the Company believes that New Notes issued pursuant to the Ex-change Offer may be offered for resale, resold and otherwise transferred by a Holder thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. Any purchaser of Notes, however, who is an "affiliate" of the Company, who is not acquiring the New Notes in the or-dinary course of its business, or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretations of the staff of the SEC, (ii) will not be able to exchange its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery provisions of the Securities Act in con-nection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. However, the staff of the SEC has not rendered a no-action letter with respect to the Exchange Offer, and there can be no assurance that the staff would make a similar determination for the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in ex-change for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activi-ties and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

The terms of the New Notes and the Old Notes are identical in all material re-spects, except for certain transfer restrictions and registration rights relat-ing to the Old Notes and except for certain provisions providing for an in-crease in the interest rates on the Old Notes under certain circumstances re-lating to timing of the Exchange Offer, which rights and provisions will termi-nate upon consummation of the Exchange Offer. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from July 15, 1998. Accordingly, registered Holders of New Notes on the relevant record date for the first in-terest payment date following the consummation of the Exchange Offer will re-ceive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from July 15, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consumma-tion of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment of interest on such Old Notes other-wise payable on any interest payment date the record date for which occurs on or after the date of consummation of the Exchange Offer, and any and all rights to receive interest on such Old Notes will terminate upon consummation of the Exchange Offer.

ISSUER..................  Republic Group Incorporated

SECURITIES OFFERED......  $100,000,000 of 9 1/2% Senior Subordinated Notes due
                          2008, the exchange of which has been registered un-der the Securities Act.

MATURITY DATE...........  July 15, 2008.

INTEREST PAYMENT DATE...  January 15 and July 15, commencing on January 15,
                          1999.

OPTIONAL REDEMPTION.....  The Notes are redeemable at the option of the Compa-
                          ny, in whole or in part, at any time on or after July 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the re-demption date. In addition, on or prior to July 15, 2001, the Company may redeem up to 35% of the Notes originally issued at a redemption price equal to 109.5% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Public Eq-uity Offerings; provided, however, that at least 65% of the aggregate principal amount of Notes origi-nally issued shall remain outstanding after each such redemption.

RANKING.................  The Notes constitute general unsecured obligations of the Company and rank subordinate in right of pay-ment to all existing and future Senior Debt, includ-ing all of the obligations under the New Credit Fa-cility. As of August 31, 1998, the Company had no Senior Debt, but the Company expects to borrow a significant amount of the $85 million available to it under the New Credit Facility, which would con-stitute Senior Debt and would rank senior in right of payment to the Notes. In addition, the Notes ef-fectively are subordinated to all outstanding in-debtedness and other liabilities and commitments (including Trade Payables) of the Company's subsidi-aries. As of August 31, 1998, the Company's subsidi-aries had Trade Payables and other liabilities ag-gregating approximately $32.9 million and no out-standing indebtedness. However, the Company's mate-rial subsidiaries have each guaranteed all indebted-ness incurred under the New Credit Facility. Subject to certain limitations, the New Credit Facility and the Indenture permit the Company and its subsidiar-ies to incur additional indebtedness, including Se-nior Debt.

CHANGE OF CONTROL.......  Upon the occurrence of a Change of Control, each
                          Holder of Notes will have the right to require the Company to repurchase such Holder's Notes at 101% of the principal amount thereof, plus accrued and un-paid interest to the date of repurchase. However, the New Credit Facility will provide that a change of control (as defined therein) will constitute a default thereunder, which would permit the lenders to cause the indebtedness under the New Credit Fa-cility to become immediately due and payable or to institute a payment blockage with respect to the Notes. In order to repurchase Notes upon a Change of Control, the Company would have to repay all of its obligations under the New Credit Facility (and any other agreements relating to Senior Debt that con-tain similar change of control provisions) or would have to obtain the consent of the holders of such indebtedness. There can be no assurance that the Company will have the financial resources to repur-chase the Notes in the event of a Change of Control, particularly if such Change of Control requires the Company to refinance, or results in the acceleration of, other indebtedness. See "Description of the New Credit Facility" and "Description of Notes--Repur-chase at the Option of Holders Upon a Change of Con-trol."

CERTAIN COVENANTS.......  The Indenture governing the Notes contains certain covenants, including, but not limited to, covenants limiting (i) the incurrence by the Company and its Restricted Subsidiaries (as defined) of additional indebtedness, (ii) the payment of dividends on and the redemption of capital stock by the Company,
                          (iii) the creation of liens securing indebtedness,
                          (iv) the ability of Restricted Subsidiaries to pay dividends, (v) transactions with affiliates, (vi) the sale of assets and (vii) the Company's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person. See "Description of Notes--Certain Cove-nants."

USE OF PROCEEDS.........  The Company will not receive any proceeds from the
                          Exchange Offer. The net proceeds to the Company from the sale of the Old Notes were approximately $97 million, after deducting the discount to the Initial Purchasers and the expenses of the sale. Substan-tially all of those proceeds, are being and will be used to finance, and were used in part to repay in-debtedness used to finance, the construction of the Lawton Mill. Most of the proceeds of borrowings un-der the New Credit Facility will also be used to fi-nance the construction of the Lawton Mill. See "Business--Business Strategy" and "Use of Proceeds."

RISK FACTORS............  Prospective purchasers of the New Notes should care-
                          fully consider the specific risk factors and other information and data included, or incorporated by reference, in this Prospectus prior to exchanging Old Notes for New Notes pursuant to the Exchange Of-fer. See "Risk Factors."

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth certain summary historical consolidated finan-cial data, which should be read in connection with the Company's consolidated financial statements, including the footnotes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summary income statement data for the years ended June 30, 1995, 1996 and 1997 and the summary balance sheet data as of June 30, 1996 and 1997, have been de-rived and calculated from the Company's audited financial statements incorpo-rated by reference herein. The summary income statement data for the years ended June 30, 1993 and 1994 and the summary balance sheet data as of June 30, 1993, 1994 and 1995, have been derived and calculated from the Company's au-dited financial statements not included or incorporated by reference herein. The summary consolidated financial data presented below for the nine months ended March 31, 1997, and as of and for the nine months ended March 31, 1998, are derived from the Company's unaudited consolidated financial statements in-corporated by reference herein. The summary balance sheet data as of March 31, 1997 are also derived from the Company's unaudited financial statements not in-cluded or incorporated by reference herein. The unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the Company's finan-cial position and results of operations for these periods. Operating results for the nine months ended March 31, 1998 are not necessarily indicative of the results that may be expected for future periods. See "Risk Factors." More re-cent financial results are discussed under "Business--Recent Financial Re-sults."

                          ------------------------------------------------------------------
                                                                             NINE MONTHS
                                     YEAR ENDED JUNE 30,                   ENDED MARCH 31,
                          ----------------------------------------------  ------------------
                             1993     1994      1995      1996      1997      1997      1998
                          -------  -------  --------  --------  --------  --------  --------
                                                                             (UNAUDITED)
Dollars in thousands
INCOME STATEMENT DATA:
Gross sales.............  $61,720  $77,131  $112,400  $135,626  $144,234  $105,913  $111,450
Net sales...............   49,189   63,200    96,413   117,902   123,697    90,701    96,231
Operating profit........    4,269   11,961    19,008    25,405    31,756    23,597    20,048
Income before income
 taxes..................    4,450   12,436    19,158    23,974    31,141    23,016    20,206
Net income..............    3,235    7,739    11,677    14,912    19,663    14,624    12,529
BALANCE SHEET DATA:
Working capital.........   10,596    8,170    13,520    22,485    12,939    33,038    14,602
Total assets............   44,097   53,796    95,442   106,124   100,400   119,046   112,433
Total debt (including
 current portion).......      --       --     28,000    24,840       --     23,170       --
Stockholders' equity....   35,058   41,173    50,569    62,664    77,845    74,569    87,394
OTHER FINANCIAL DATA:
EBITDA (1)..............  $ 6,820  $15,267  $ 22,798  $ 32,114  $ 39,697  $ 29,363  $ 25,801
EBITDA margin (1).......       14%      24%       24%       27%       32%       32%       27%
Interest expense........       10       22         7     1,937     1,476     1,175         2
Depreciation and amorti-
 zation.................    2,360    2,809     3,633     6,203     7,080     5,172     5,593
Capital expenditures
 (2)....................    5,589   13,318     8,800     9,062    11,556     5,827    14,090
Pro forma ratio of
 EBITDA to interest ex-
 pense (3)..............                                           3.6:1               3.6:1
SHIPMENTS (INCLUDING
 INTERCOMPANY
 SHIPMENTS):
Recycled paperboard (in
 thousand tons).........      110      123       125       181       188       138       141
Gypsum wallboard (in
 million sq. ft.).......      400      476       494       529       570       426       429
Reclaimed paper fiber
 (in thousand tons).....      --        17        97       112       153       115       108

-------
(1) EBITDA is defined as pre-tax income before interest expense, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDA should not be considered in isolation as a substitute for net income. In addi-tion, this measure of EBITDA may not be comparable to similar measures reported by other companies. EBITDA margin is calculated as the ratio of EBITDA to net sales for the period presented.

(2) The data for 1995 does not include the acquisition of Halltown Paperboard Company. The data for 1997 includes $4.1 million for the expansion of the Duke Plant. The data for 1998 includes $9.3 million for the expansion of the Duke Plant.

(3) The pro forma ratio of EBITDA to interest expense has been adjusted to give effect to the issuance and sale of the Notes at a rate of 9 1/2% and the re-lated interest expense (including capitalized interest) as if the Notes were issued and sold at the beginning of the period. In addition, the Company ex-pects to borrow a significant amount of the $85 million available to it under the New Credit Facility in order to fund the construction of the Lawton Mill, which would significantly increase the Company's interest expense. However, the ratio has not been adjusted to give effect to any interest expense related to such borrowings or to any increase in earnings that the Company may realize as a result of the upgrade to the Duke Plant or from the operation of the Lawton Mill. See "Management's Discussion and Analysis of Financial Condition and Re-sults of Operations--Liquidity and Capital Resources" and "Business--The Lawton Mill."

                                  RISK FACTORS

An investment in the Notes involves a high degree of risk. Prospective invest-ors should consider carefully the principal risk factors set forth below as well as the other information set forth, or incorporated by reference, in this Prospectus in evaluating the Company and its business before deciding to ex-change Old Notes in the Exchange Offer. The following risk factors are gener-ally applicable to both the Old Notes and the New Notes.

FORWARD-LOOKING STATEMENTS

This Prospectus includes forward-looking statements within the meaning of Sec-tion 27a of the Securities Act and Section 21e of the Exchange Act. All state-ments regarding the Company's expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive positions, growth oppor-tunities, plans and objectives of management for future operations and words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and prospective purchasers of the Notes must recognize that actual results may differ from the Company's expectations.

Actual future results and trends for the Company may differ materially depend-ing on a variety of factors discussed in this "Risk Factors" section and else-where in this Prospectus. Factors that may affect the plans or results of the Company include, without limitation, (i) success in implementing the Company's business strategies, including the continued growth of the Company's operations through expansion of new and existing facilities and through the construction of the Lawton Mill, (ii) the cost and availability of raw materials used in the Company's businesses, (iii) the nature and extent of future competition and
(iv) the changes in the general economic condition and/or in the markets in which the Company competes. Many of such factors are beyond the control of the Company and its management.

LEVERAGE; RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

The Company is significantly more leveraged than it has been in the past, and a substantial portion of its cash flow from operations will be dedicated to the payment of principal and interest on indebtedness. As of March 31, 1998, after giving effect to the issuance of the Notes, the Company's total consolidated indebtedness and total stockholders' equity would have been $100 million and $87 million, respectively, and total indebtedness would have represented 53% of total capitalization. The Company expects to borrow a significant amount of the $85 million available to it under the New Credit Facility in order to fund the construction of the Lawton Mill, which will further increase the Company's lev-erage and total indebtedness as a percentage of total capitalization. Subject to certain limitations, the New Credit Facility and the Indenture permit the Company and its subsidiaries to incur additional indebtedness. The Company ex-pects to capitalize a significant amount of the cash interest expense of the Notes and the New Credit Facility as a cost of the construction of the Lawton Mill, and payment of such interest will have an adverse effect on the Company's cash flows in the near term.

The ability of the Company to service its debt and to comply with the financial and restrictive covenants contained in the New Credit Facility and the Inden-ture depends upon its future performance and business growth, which, in turn, are subject to financial, economic, competitive and other factors, many of which are beyond the Company's control. While the Company believes that it will be able to generate sufficient cash flow to cover required debt service pay-ments, no assurance can be given to that effect. If the Company is unable to generate sufficient funds to meet its debt service obligations, then the Com-pany may be required to refinance some or all of such debt, sell assets or raise additional equity. No assurance can be given that such refinancings, as-set sales or equity sales could be accomplished or, if accomplished, would raise sufficient funds to service the Company's indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Company's degree of leverage and the restrictions imposed by the financial covenants contained in the New Credit Facility and the Indenture could have a material adverse effect on the Company's ability to withstand competitive pres-sures or adverse economic conditions, make material capital investments or ac-quisitions, obtain future financing or take advantage of business opportunities that may arise. In addition, a general downturn in economic conditions or in the Company's industries could have a material adverse effect on the Company's ability to meet debt service obligations or to conduct its business in the or-dinary course. After the Company has expended the net proceeds from the sale of the Notes and the borrowings under the New Credit Facility toward the construc-tion of the Lawton Mill and until the Lawton Mill has been accretive to earn-ings for a period of time, the Company's additional leverage will make it more vulnerable to economic pressures from any delays or cost overruns with respect to the project or from other factors that may produce adverse changes in the results of operations generally.

The New Credit Facility contains financial covenants that, among other things, require the Company to maintain certain financial ratios and restrict the abil-ity of the Company and its subsidiaries to incur indebtedness, make acquisi-tions or investments, create or permit liens and make capital expenditures. The Indenture likewise contains covenants that limit the Company's incurrence of additional indebtedness, and that restrict the Company from creating liens on its assets, making certain asset dispositions and entering into Affiliate Transactions (as defined). If the Company is unable to generate sufficient cash flows or otherwise obtain the funds necessary to make required payments of principal and interest under, or is unable to comply with the covenants of, the New Credit Facility or the Indenture, then the Company could be in default un-der the terms thereof. Under the terms of the New Credit Facility, the occur-rence of such a default under either of these instruments would permit the lenders to accelerate the maturity of the Senior Debt created pursuant thereto and receive payment in full prior to the receipt by the Holders of Notes of any payment of principal of, premium, if any, or interest on the Notes. See "De-scription of the New Credit Facility" and "Description of Notes."

SUBORDINATION OF THE NOTES; RISKS ASSOCIATED WITH CORPORATE STRUCTURE

The Notes are subordinated in right of payment to all Senior Debt of the Compa-ny, including all obligations under the New Credit Facility. As of August 31, 1998, the Company had no Senior Debt, but the Company expects to borrow a sig-nificant amount of the $85 million available to it under the New Credit Facili-ty, which would constitute Senior Debt and would rank senior in right of pay-ment to the Notes. Moreover, subject to certain limitations, the New Credit Fa-cility and the Indenture permit the Company and its subsidiaries to incur addi-tional indebtedness, including Senior Debt. In the event of a circumstance in which the contractual subordination provisions apply, Holders of Notes will not be entitled to receive, and will have an obligation to pay over to holders of Senior Debt, any payments they may receive in respect of the Notes. The indebt-edness under the New Credit Facility will become due prior to the time the principal obligations under the Notes become due. Certain subsidiaries of the Company have issued Guarantees under the New Credit Facility that are secured by both the subsidiaries' pledge of their equity interests in other subsidiar-ies and by each such subsidiary's pledge of (i) all intercompany debt owed to it and (ii) substantially all of the personal property of that subsidiary. In the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company would be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and, as a result, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See "Description of the New Credit Facility" and "Description of Notes."

The operations of the Company are primarily conducted through its subsidiaries. Thus, the Company's ability to make required principal and interest payments with respect to its indebtedness, including the Notes, depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments. Since the Notes are obligations of the Company only, the Company's subsidiaries are not obliged or required to pay any amounts due pursuant to the Notes or to make funds available therefor in the form of dividends or advances to the Company. Furthermore, the Notes effec-tively are subordinated to all outstanding indebtedness and other liabilities and commitments (including Trade Payables and other liabilities) of the Company's subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the con-sequent right of Holders of Notes to participate in those assets) will be sub-ordinated to the claims of that subsidiary's creditors, except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidi-ary senior to that held by the Company. As of August 31, 1998, the Company's subsidiaries had Trade Payables and other liabilities aggregating approximately $32.9 million and no outstanding indebtedness. However, the Company's material subsidiaries have each guaranteed all indebtedness incurred under the New Credit Facility.

INABILITY TO SUCCESSFULLY COMPLETE OR INTEGRATE THE LAWTON MILL

Construction of the Lawton Mill may be significantly delayed or may not be com-pleted at all as a result of problems frequently associated with construction projects, including delays in construction, cost overruns, labor problems and the inability to obtain required governmental approvals, licenses and permits or the funds required to complete the project. Completion and operation of the Lawton Mill may also be affected by general economic conditions. In addition, no assurance can be given that the Company will be able to successfully imple-ment the technology to be used in the operation of the Lawton Mill. The con-struction of the Lawton Mill could also have a material adverse effect on the Company due to the impact of start-up costs and the potential for under-utili-zation, especially in the start-up phase. No assurance can be given that opera-tion of the Lawton Mill will be implemented, that the Company will be able to sell its products once production has commenced or that production will be profitable. In addition, there also can be no assurance that the Company will have sufficient resources available to successfully integrate the Lawton Mill into its overall operations. The Company may be required to obtain additional financing should the actual costs of the Law-ton Mill exceed the Company's then available funds. In such event, the Company may decide to incur additional indebtedness to pay for construction costs or expansion costs, which could have a material adverse effect on the Company.

When the Duke Plant converts to the use of recycled paperboard supplied by the Lawton Mill, the Company will need to find replacement customers for that por-tion of the productive capacity of the Hutchinson Mill that presently supplies the Duke Plant. The Company expects to shift approximately one-third of the production at the Hutchinson Mill currently used for the manufacture of gypsum-grade recycled paperboard to other grades of recycled paperboard and to con-tinue concentrating the Commerce City Mill on the production of gypsum-grade recycled paperboard. However, the Company may experience a significant lag time in converting production at the Hutchinson Mill to other grades of recycled pa-perboard, prices available for such other grades may be significantly lower then those currently available for existing grades or the Company might be un-able to find replacement customers on acceptable terms.

DEPENDENCE ON HARDIE AGREEMENT

The Company expects that the amount of paperboard supplied to Hardie pursuant to the Hardie Agreement will eventually account for approximately 50% of the Lawton Mill's production. The Hardie Agreement provides for only minimal sales to Hardie until October 1, 2000. Although the Company may be able to sell addi-tional quantities to Hardie prior to that time, there can be no assurance that such sales will occur or that the Lawton Mill will be able to produce the quan-tities that Hardie might seek to purchase prior to commencement of its long-term commitment. The Duke Plant is expected to utilize another 25% of the Law-ton Mill's output. Although it is actively pursuing several potential custom-ers, the Company does not yet have any other supply agreements for the output of the Lawton Mill. There can be no assurance that the Company will be success-ful in obtaining any further supply agreements, and, in that case, the Company would attempt to sell the remaining production in the spot market or under other short term arrangements.

Pursuant to the Hardie Agreement, three of Hardie's plants will purchase at least 90% of their requirements of gypsum-grade recycled paperboard from the Lawton Mill beginning in October 2000-January 2001 until the later of October 1, 2010 or ten years after the start of commercial production. Each sale will be made at a fixed base price determined at the execution of the Hardie Agree-ment that is subject to adjustment based on changes in the major variable costs of production of recycled paperboard, including the cost of power, transporta-tion and the primary raw materials, and changes in the purchaser price index for industrial commodities and a reference employment cost index. The Hardie Agreement also contains a "most favored nations" clause requiring the Company to offer Hardie the lowest price that is available from the Company to other third-party purchasers of its recycled paperboard. As a result of the pricing formula, Hardie may be able to make purchases at substantially below market prices if market prices rise faster than the cost of production. Because of the "most favored nations" clause, if the Company were unable to sell its uncommit-ted production from the Lawton Mill to third parties at prices equal to or ex-ceeding the prices offered to Hardie, then it either would have to forego such third party sales or lower the selling price offered to Hardie. Because of the expected volume of product to be sold to Hardie, any such decrease in sales price could have a material adverse effect on the Company.

In addition, the Hardie Agreement is a "requirements" contract, and a termina-tion or reduction of Hardie's production of gypsum wallboard could have a mate-rial adverse effect on the Company. If, after October 1, 2004, technology changes make it substantially more economical for Hardie to utilize paperboard of a kind not presently commercially available and that is not contemplated for the Lawton Mill, then Hardie and the Company are obligated to negotiate in good faith to include such recycled paperboard within the scope of the Hardie Agree-ment. However, any failure to reach an agreement on this point could result in a reduction or termination of Hardie's purchases from the Lawton Mill and, as a result, could have a material adverse effect on the Company.

The Hardie Agreement also imposes detailed specifications for the gypsum-grade recycled paperboard sold to Hardie. The Company believes that the production from its Lawton Mill will be able to meet such specifications. However, if the Company were unable to produce gypsum-grade recycled paperboard meeting such specifications or were unable to complete the Lawton Mill or achieve commercial production in a timely fashion, the Company would be obligated to supply Hardie with gypsum-grade recycled paperboard from its other mills or from purchases from third parties or otherwise compensate Hardie for its additional costs in obtaining replacement. If the Company is unable to give notice that commercial production has been achieved at the Lawton Mill by July 1, 2001, Hardie may terminate the Hardie Agreement. See "Business--The Hardie Agreement."

COMPETITION

Recycled Paperboard Industry. The recycled paperboard industry is highly com-petitive. The Company's competitors include large, vertically integrated pa-perboard and packaging products companies, numerous smaller companies and, to a lesser extent, manufacturers of virgin paperboard and recycled containerboard. In selling recycled paperboard to the packaging industry, the Company competes with approximately 75 producers, many of which have substan-tially greater financial resources than the Company. In selling the portion of its gypsum-grade recycled paperboard not consumed by its own gypsum wallboard operations, the Company competes with approximately eight other manufacturers, six of which have gypsum wallboard manufacturing operations and substantially all of which have greater financial resources than the Company. The primary competitive factors in the recycled paperboard industry are price, quality, personal relationships and timeliness of deliveries, with varying emphasis on these factors depending on the specific product line. To the extent that one or more of the Company's competitors becomes more successful with respect to any key competitive factor, the Company's business could be adversely affect-ed. In recent years, there has been a trend toward consolidation within the paperboard and packaging products industries, and the Company believes that this trend is likely to continue. If the independent gypsum wallboard produc-ers or independent manufacturers of commercial and industrial paperboard prod-ucts to whom the Company sells recycled paperboard acquire the capability to manufacture recycled paperboard, then the Company may experience a loss of customers, which could have a material adverse effect on the Company.

Gypsum Wallboard Industry. The gypsum wallboard industry is also highly com-petitive. There are approximately 11 manufacturers of gypsum wallboard in the United States, many of which have significantly greater financial resources than the Company. Overall market share is dominated by a small number of pro-ducers, including Georgia-Pacific Corporation ("Georgia-Pacific"), National Gypsum Company ("National") and USG Corporation ("USG"), which companies pro-duce, in the aggregate, approximately 75% to 80% of the gypsum wallboard sold in the United States. The relative ease of entry into the gypsum wallboard in-dustry, coupled with high demand and increasing prices, encouraged the expan-sion of capacity in the industry in the mid-1980s, resulting in overcapacity and increased competition. Although demand for gypsum wallboard has been rela-tively strong in recent years, the Company is unable to predict future wall-board demand and prices and there can be no assurance that current levels of demand and pricing will continue or that any future price increases can be sustained. Further expansion of capacity within the industry may also occur during the current period of increased demand. In addition to the Company's expansion of the Duke Plant, the Company is aware of at least two other gypsum wallboard manufacturers that have recently completed expansions of their gyp-sum wallboard plants. Additional gypsum wallboard manufacturers have begun or are beginning the process of adding gypsum wallboard capacity and are expected to complete this process during the next 18 to 36 months. As a result of these and other expansions, the Company believes that a significant amount of new capacity may be on line in the near future, which could have a material ad-verse effect on gypsum wallboard selling prices. Furthermore, because high exit barriers exist in the gypsum wallboard industry, plants that are contrib-uting to the excess capacity may not be dismantled during periods of low de-mand or low prices and may, therefore, be capable of a quick reentry into the market when the market improves. In addition, larger, multiple-plant gypsum wallboard manufacturers often have a competitive advantage over the Company in markets outside the Company's primary markets because of the strategic loca-tion of their plants as well as other cost efficiencies, such as the ability to spread fixed costs over several plants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Gyp-sum Wallboard Operations--Competition."

CYCLICAL AND SEASONAL NATURE OF BUSINESSES

The Company's results of operations during any given period depend signifi-cantly on the amount of gypsum wallboard and gypsum-grade paperboard sold and the prevailing prices of such products. The demand for, and price of, gypsum wallboard and gypsum-grade paperboard, in turn, depend heavily on both the level of new residential and nonresidential construction activity and the level of repair and remodel activity undertaken at existing residential and nonresidential properties. As a result of strong construction and repair and remodel activity, the demand for such products has increased during the last few years, resulting in the Commerce City Mill, the Hutchinson Mill and the Duke Plant operating at or near capacity and a general increase in the pre-vailing prices for gypsum wallboard. While the demand for gypsum wallboard and gypsum-grade paperboard has remained strong through the third quarter of 1998, there can be no assurances that the current level of demand and pricing will continue or that any future price increases can be sustained. Both the con-struction and the repair and remodel industries are cyclical in nature and are sensitive to larger macroeconomic factors, including fluctuations in economic activity, movement in interest rates and the availability of short and long-term financing. As a result of this cyclicality, the Company has experienced, and in the future may experience, reduced revenues and margins, which could have a material adverse effect on the Company and could impair the Company's ability to satisfy its debt service obligations on a timely basis. The busi-ness of the Company may also be deemed to be seasonal to the extent inclement winter weather impacts building and construction activity and the collection of reclaimed paper fiber.

PRICING AND AVAILABILITY OF RAW MATERIALS AND UTILITIES

Reclaimed paper fiber, which is a commodity product, is the principal raw ma-terial used by the Company in the production of recycled paperboard. Although the Company does collect, process and ship reclaimed paper fiber internally, and controls over one-half of its present requirements, it also purchases re-claimed paper fiber from a number of third parties. In 1997, the Company pur-chased approximately 69% of its required reclaimed paper fiber from other man-ufacturers, and the cost of reclaimed paper fiber accounted for approximately 26% of the Company's total recycled paperboard operating expense. Increases early in the current fiscal year in the price of reclaimed paper fiber have had an adverse impact on the margins of the Company's recycled paperboard op-erations during the first nine months of fiscal 1998. The Company generally does not enter into long-term contractual relationships or forward contracts at predetermined prices with its suppliers of reclaimed paper fiber. A signif-icant increase in the price of reclaimed paper fiber that the Company is un-able to pass on, or is delayed in passing on, to its customers could have a material adverse effect on the Company.

The Company obtains its electricity, natural gas, coal and other utilities (which accounted for approximately 14% of the Company's operating expenses in 1997) at standard industrial and negotiated rates under short and long-term contracts, and significant price increases or shortages of supply could have a material adverse effect on the Company.

LIMITED CONTRACTUAL RELATIONSHIPS; DEPENDENCE ON KEY CUSTOMERS

As is typical in the Company's industry, the Company does not enter into long-term contractual relationships with the majority of its customers. Most cus-tomers may unilaterally reduce their purchases of the Company's products or, in certain cases, terminate existing orders for which the Company may have in-curred significant production costs. Moreover, in the absence of binding com-mitments, customers are free to quickly switch their sources of supply away from the Company. Any such action by a significant customer could have a mate-rial adverse effect on the Company. In fiscal 1997, sales to Sonoco Products Company ("Sonoco") and Centex American Gypsum ("Centex") accounted for approx-imately 15% and 12%, respectively, of the recycled paperboard segment's gross sales and 9% and 7%, respectively, of consolidated gross sales. For the nine months ended March 31, 1998, Sonoco and Centex each accounted for approxi-mately 9% of consolidated gross sales and approximately 16% and 15%, respec-tively, of the recycled paperboard segment's gross sales. Sonoco has not en-tered into a contractual arrangement with the Company, and it may discontinue purchases from the Company at any time. The loss of either or both of these customers could have a material adverse effect on the Company. When the Hardie Agreement is implemented, Hardie is expected to account for a significant per-centage of consolidated gross sales. See "--Dependence on Hardie Agreement."

ENVIRONMENTAL CONSIDERATIONS

The Company's operations are subject to various federal, state and local envi-ronmental laws and regulations, including, but not limited to, those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes, and the health and safety of employees. The nature of the Company's current and former operations potentially expose the Company to the risk of liabilities or claims with re-spect to environmental and worker health and safety matters. Compliance with environmental laws, stricter interpretations of, or amendments to, such laws, or more vigorous enforcement policies by regulatory agencies may require mate-rial expenditures by the Company. See "Business--Legal Proceedings."

A number of the Company's facilities have a history of industrial use. Under certain environmental laws, a current or previous owner or operator of proper-ty, or the generator of wastes disposed of offsite, may be jointly and sever-ally liable for the costs of site cleanup, without regard to negligence or fault. Responsible parties also may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. See "Business--Environmental Regulation."

Although the Company does not believe that costs incurred in connection with compliance with environmental laws, including remedial costs, are likely to have a material adverse effect on the Company, there can be no assurance that future events, such as changes in existing laws, the promulgation of new laws or the development of new facts or conditions, will not require the Company to incur significant costs that could have a material adverse effect on the Com-pany.

WATER SUPPLY

The manufacture of recycled paperboard involves the use of large volumes of water in the production process and for cooling purposes. In Colorado and Kan-sas, the Company's water rights are subject to the legal rights of prior ap-propriators of the same water source and to limitations on the permitted uses of such wa-ter, as decreed by the courts. The Company's recycled paperboard mill in Halltown, West Virginia (the "Halltown Mill") uses water from a stream running through its property and has done so for over 100 years. The Company's right to use the water from the stream is subject to the riparian rights of other prop-erty owners in the area. Although adequate sources of water have historically been available to all of the Company's mills, an extended period of general wa-ter shortages, legal curtailment of any mill's current water sources or uses, or deterioration of the current quality of water sources could affect that mill's operations and limit its productive capacity. Any such limitation could have a material adverse effect on the Company.

POSSIBLE INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL

Upon a Change of Control, each Holder of Notes will have the right to require the Company to purchase all of the outstanding Notes owned by such Holder at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest. However, the Company's ability to repurchase the Notes upon a Change of Control may be limited by the terms of then existing contractual obligations of the Company and its subsidiaries. For example, the Indenture does not prohibit the Company from incurring future indebtedness (in-cluding Senior Debt) otherwise permitted by the Indenture that contains Change of Control provisions. Furthermore, the New Credit Facility provides that a Change of Control constitutes a default thereunder, thereby permitting the lenders to cause the indebtedness under the New Credit Facility to become imme-diately due and payable or to institute a payment blockage with respect to the Notes. In order to repurchase Notes upon a Change of Control, the Company will have to repay all of its obligations under the New Credit Facility (and any other agreements relating to Senior Debt that contain similar Change of Control provisions) or will have to obtain the consent of the holders of such indebted-ness. Thus, there can be no assurance that the Company will have adequate fi-nancial resources to repurchase the Notes upon a Change of Control, particu-larly if such Change of Control requires the Company to refinance its indebted-ness, or results in the acceleration of other indebtedness. If the Company fails to repurchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, then such failure will constitute an Event of Default (as defined) under the Indenture. See "Description of Notes--Repurchase at the Option of Holders upon a Change of Control."

The Change of Control provision may not necessarily afford the Holders protec-tion in the event of a highly leveraged transaction, including a reorganiza-tion, restructuring, merger or other similar transaction involving the Company that may adversely affect the Holders, because such transactions may not in-volve a shift in voting power, beneficial ownership or management control or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provision. Except as described under "Description of Notes--Repurchase at the Option of the Holders upon a Change of Control," the Indenture does not contain provisions that permit Hold-ers of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

LACK OF PUBLIC MARKET FOR THE NOTES

The New Notes are being offered to the Holders of the Old Notes. The Old Notes were issued on July 15, 1998 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market. To the extent that Old Notes are ex-changed in the Exchange Offer, the trading market for the remaining unexchanged Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of Holders of New Notes to sell their New Notes or the price at which such Holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than the initial offering price of the Old Notes depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the New Notes on any securities ex-change or for quotation through the National Association of Securities Dealers Automated Quotation System. Although the Company believes that the Initial Pur-chasers currently intend to make a market in the New Notes, the Initial Pur-chasers are not obligated to do so, and any such market making may be discon-tinued at any time without notice. Moreover, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any shelf regis-tration statement. The liquidity of any market for the Notes will depend upon the number of Holders of the Notes, the interest of securities dealers in mak-ing a market in the Notes and other factors. Accordingly, there can be no as-surance as to the development or liquidity of any market for the Notes.

Historically, the market for noninvestment grade debt has been subject to dis-ruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that the market, if any, for the Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the Holders of the Notes.

RESTRICTIONS ON RESALE OF OLD NOTES

The Old Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the regis-tration requirements of the Securities Act and applicable state securities laws.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Ex-change Offer), the Company will accept for exchange Old Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted be-low. As used herein, the term "Expiration Date" means 5:00 p.m., New York City
time, on      , 1998; provided, however, that if the Company, in its sole dis-
cretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer has been extended.

As of the date of this Prospectus, $100 million aggregate principal amount of Old Notes is outstanding. This Prospectus, together with the Letter of Trans-
mittal, is first being sent on or about      , 1998, to all Holders of Old
Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written no-tice of such extension to the Holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 or any integral multiple thereof.

The Company expressly reserves the right to amend or terminate the Exchange Of-fer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions to the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, nonacceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder (which term, for purposes of the Exchange Offer, includes any participant in the Book-Entry Transfer Facil-ity (as defined) system whose name appears on the security position listing as the holder of such Old Notes) who wishes to exchange Old Notes pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmit-tal, to UMB Bank, N.A. (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date, accompanied by ei-ther (i) certificates for such Old Notes or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below. Persons holding Old Notes through the Book-Entry Transfer Facility and wishing to accept the Exchange Offer must do so pursuant to the Book-Entry Transfer Facility's Automated Tender Offer Program, by which each tendering Participant will agree to be bound by the Letter of Transmittal. A Holder who is unable to timely comply with the above-described procedure prior to the Ex-piration Date may effect a tender of Old Notes by complying with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LET-TERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF EACH HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGIS-TERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to ten-der should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to com-pleting and executing the Letter of Transmittal and delivering Old Notes, ei-ther make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, then such guar-antees must be by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as "an eligible guarantor institution," including (as such terms are defined therein) (i) a bank, (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (iii) a credit union, (iv) a national securities exchange, registered securities association or clearing agency, or (v) a savings association that is a participant in a Se-curities Transfer Association (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the signatory of the Letter of Transmittal, then the Old Notes surrendered for exchange must be en-dorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole dis-cretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution, in either case signed exactly as the name or names of the registered Holder or Holders appear on the Old Notes.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Note which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (includ-ing the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irreg-ularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, then such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being ob-tained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a Holder that is not a broker-dealer, each such Holder, by tendering, will also represent to the Company that such Holder is not engaged in and does not intend to engage in, a distribution of the New Notes. If any Holder or any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Compa-ny, or is engaged in or intends to engage in or has an arrangement or under-standing with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other per-son (i) will not be able to rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus de-livery requirements of the Securities Act in connection with any resale trans-action. Each broker-dealer that receives New Notes for its own account in ex-change for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must ac-knowledge that it will deliver a prospectus meeting the requirements of the Se-curities Act in connection with any resale of such New Notes. See "Plan of Dis-tribution." The Letter of Transmittal states that by so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

Upon satisfaction or waiver of all conditions to the Exchange Offer, the Com-pany will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly ten-dered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

For each Old Note accepted for exchange, the Holder will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from July 15, 1998. Accordingly, Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange offer will receive interest accruing from the most recent date to which inter-est has been paid or, if no interest has been paid, from July 15, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of ac-crued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after the date of consummation of the Exchange Offer, and any and all rights to receive interest on such Old Notes will terminate upon consummation of the Exchange Offer.

In all cases, issuance of New Notes for Old Notes that are accepted for ex-change pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Notes (or a timely Book-En-try Confirmation of the transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), (ii) a properly completed and duly executed Letter of Transmittal and (iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Of-fer.

BOOK-ENTRY TRANSFER

The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two (2) business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although de-livery of Old Notes may be effected through book-entry transfer at the Book-En-try Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or in accordance with the guaranteed delivery procedures described below.

The Book-Entry Transfer Facility Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the Book-Entry Transfer Fa-cility. To accept the Exchange Offer through ATOP, Participants in the Book-Entry Transfer Facility must send electronic instructions to the Book-Entry Transfer Facility through the Book-Entry Transfer Facility communication system in place of sending a signed, hard copy Letter of Transmittal. The Book-Entry Transfer Facility is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instruc-tions sent to the Book-Entry Transfer Facility and transmitted by the Book-En-try Transfer Facility to the Exchange Agent must contain the character by which the Participant acknowledges its receipt of and agrees to be bound by the Let-ter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

If a Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or if time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expi-ration Date, or if the procedure for book-entry transfer cannot be completed on a timely basis, then a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, (a) setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, (b) stating that the tender is being made thereby and
(c) guaranteeing that, (I) within five New York Stock Exchange ("NYSE") trad-ing days after the execution of the Notice of Guaranteed Delivery, the certif-icates for all tendered Old Notes, in proper form for transfer, or a Book-En-try Confirmation, as the case may be, (II) the Letter of Transmittal and (III) any other documents required by the Letter of Transmittal will all be depos-ited by the Eligible Institution with the Exchange Agent, and (iii) the cer-tificates for all tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, the Letter of Transmittal and all other documents required by the Letter of Transmittal, are all received by the Exchange Agent within five NYSE trading days after the execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, a written notice of withdrawal must be re-ceived by the Exchange Agent at the address or, in the case of Eligible Insti-tutions, at the facsimile number, set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such no-tice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such person is withdrawing his election to have such Old Notes exchanged, (iv) be signed by the person in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the per-son withdrawing the tender, and (v) specify the name in which such Old Notes are registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the ac-count at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All ques-tions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto, unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes that have been ten-dered for exchange but that are not exchanged for any reason will be returned to the tendering Holder without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with the Book-Entry Transfer Facility for the Old Notes) as soon as practicable af-ter withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following the procedures de-scribed under "--Procedures for Tendering Old Notes" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if, at any time before the acceptance of such Old Notes for exchange or the exchange of the Notes for such Old Notes, the Company determines that the Exchange Offer violates any applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, the Company will not accept for exchange any Old Notes tendered, and no Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to (i) the Registration Statement of which this Prospectus constitutes a part or (ii) the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any such event, the Company is required to use its reasonable best efforts to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

UMB Bank, N.A. has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                         UMB Bank, N.A., Exchange Agent

      By Mail or Hand Delivery:                 By Facsimile Transmission
           UMB Bank, N.A.                   (for Eligible Institutions only):
     Corporate Trust Department                      (816) 221-0438
         928 Grand Boulevard               Attention: Mr. R. William Bloemker
     Kansas City, Missouri 64106                  Confirm by Telephone:
 Attention: Mr. R. William Bloemker                  (816) 860-7446

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are esti-mated in the aggregate to be $160,000.

TRANSFER TAXES

Holders who exchange their Old Notes will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the reg-istered tendering Holder will be responsible for the payment of any applicable transfer tax.

PAYMENT OF INTEREST

The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from July 15, 1998. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consum-mation of the Exchange Offer will receive interest accruing from the most re-cent date to which interest has been paid or, if no interest has been paid, from July 15, 1998. Old Notes accepted for exchange will cease to accrue inter-est from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any pay-ment of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after the date of consummation of the Exchange Offer, and any and all rights to receive interest on such Old Notes will terminate upon consummation of the Exchange Offer.

CONSEQUENCES OF EXCHANGING OLD NOTES

Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the In-denture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a conse-quence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under, pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. Based on existing interpretations by the staff of the SEC, as set forth in several no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in ex-change for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without com-pliance with the registration and prospectus delivery provisions of the Securi-ties Act, provided that such New Notes were acquired in the ordinary course of such Hold-ers' business and such Holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the staff of the SEC has not rendered a no-action letter with respect to the Exchange Of-fer, and there can be no assurance that the staff would make a similar determi-nation for the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrange-ment or understanding to participate in a distribution of New Notes. If any Holder who is an affiliate of the Company is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) will not be able to rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

FEDERAL INCOME TAX CONSIDERATIONS

  A summary of United States federal income tax consequences associated with the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes by Holders who acquired the New Notes pursuant to the Exchange Offer is included herein under "Certain Federal Income Tax Considerations."

                                USE OF PROCEEDS

The Company will not receive any proceeds from the Exchange Offer. The net pro-ceeds to the Company from the sale of the Old Notes were approximately $97 mil-lion, after deducting the discount to the Initial Purchasers and the expenses of the sale. Substantially all of those net proceeds are being and will be used to finance, and were used in part to repay indebtedness used to finance, the construction of the Lawton Mill. Most of the proceeds of borrowings under the New Credit Facility will also be used to finance the construction of the Lawton Mill. Pending the use of the net proceeds from the sale of the Old Notes for the purposes described above, the Company expects to invest the proceeds in short-term interest-bearing investments.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of March 31, 1998 and as adjusted to give effect to the issuance of the Notes. See "Use of Proceeds."

                                                        ----------------------
                                                       AS OF MARCH 31, 1998
                                                          ACTUAL   AS ADJUSTED
                                                        --------- ------------
Dollars in thousands
 Short-term debt, including current portion of long
  term debt............................................       --            --
Long-term debt (less current portion):
 New Credit Facility(1)................................       --            --
 9 1/2% Senior subordinated notes due 2008.............       --     $  100,000
                                                        ---------    ----------
  Total long-term debt.................................       --        100,000
                                                        ---------    ----------
Stockholders' equity:
 Common stock and additional paid-in capital........... $  39,637        39,637
 Treasury stock--common stock--at cost.................     (585)         (585)
 Retained earnings.....................................    48,342        48,342
                                                        ---------    ----------
  Total stockholders' equity...........................    87,394        87,394
                                                        ---------    ----------
   Total capitalization................................ $  87,394      $187,394
                                                        =========    ==========

-------
(1) The New Credit Facility provides for borrowings of up to $85 million in ag-gregate principal amount. The Company expects to borrow a significant amount of the $85 million available to it under the New Credit Facility in order to fund the construction of the Lawton Mill. See " Description of the New Credit Facil-ity."

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth certain selected consolidated financial data, which should be read in connection with the Company's consolidated financial statements, including the footnotes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected income statement data for the years ended June 30, 1995, 1996 and 1997 and the selected balance sheet data as of June 30, 1996 and 1997, have been derived and calculated from the Company's audited financial statements incorporated by ref-erence herein. The selected income statement data for the years ended June 30, 1993 and 1994 and the selected balance sheet data as of June 30, 1993, 1994 and 1995 have been derived and calculated from the Company's audited financial statements not included or incorporated by reference herein. The selected con-solidated financial data presented below for the nine months ended March 31, 1997, and as of and for the nine months ended March 31, 1998, are derived from the Company's unaudited consolidated financial statements incorporated by ref-erence herein. The selected balance sheet data as of March 31, 1997 are also derived from the Company's unaudited financial statements not included or in-corporated by reference herein. The unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the Company's financial position and results of operations for these periods. Operating results for the nine months ended March 31, 1998 are not necessarily indicative of the results that may be expected for future periods. See "Risk Factors." More recent financial results are discussed under " Business--Recent Financial Results."

                          ---------------------------------------------------------------------
                                                                              NINE MONTHS
                                    YEAR ENDED JUNE 30,                     ENDED MARCH 31,
                          -----------------------------------------------  --------------------
                             1993     1994      1995      1996       1997       1997       1998
                          -------  -------  --------  --------  ---------  ---------  ---------
                                                                              (UNAUDITED)
In thousands, except per
 share amounts, ratios,
 shipments and percent-
 ages
INCOME STATEMENT DATA:
Gross sales.............  $61,720  $77,131  $112,400  $135,626   $144,234   $105,913   $111,450
Net sales...............   49,189   63,200    96,413   117,902    123,697     90,701     96,231
Operating profit........    4,269   11,961    19,008    25,405     31,756     23,597     20,048
Other income (expenses),
 net....................      181      475       150    (1,431)      (615)      (581)       158
Income before income
 taxes..................    4,450   12,436    19,158    23,974     31,141     23,016     20,206
Provision for income
 taxes..................    1,215    4,697     7,481     9,062     11,478      8,392      7,677
Net income..............    3,235    7,739    11,677    14,912     19,663     14,624     12,529
Basic earnings per share
 (1)....................     0.28     0.67      1.01      1.28       1.68       1.25       1.07
Basic weighted average
 shares outstanding
 (1)....................   11,581   11,590    11,603    11,640     11,698     11,697     11,699
Diluted earnings per
 share (1)..............     0.28     0.66      1.00      1.27       1.67       1.24       1.06
Diluted weighted average
 shares outstanding
 (1)....................   11,617   11,667    11,669    11,736     11,795     11,776     11,801
BALANCE SHEET DATA:
Working capital.........   10,596    8,170    13,520    22,485     12,939     33,038     14,602
Total assets............   44,097   53,796    95,442   106,124    100,400    119,046    112,433
Total debt (including
 current portion).......      --       --     28,000    24,840        --      23,170        --
Stockholders' equity....   35,058   41,173    50,569    62,664     77,845     74,569     87,394
OTHER FINANCIAL DATA:
EBITDA (2)..............  $ 6,820  $15,267  $ 22,798  $ 32,114   $ 39,697   $ 29,363   $ 25,801
EBITDA margin (2).......       14%      24%       24%       27%        32%        32%        27%
Interest expense........       10       22         7     1,937      1,476      1,175          2
Depreciation and
 amortization...........    2,360    2,809     3,633     6,203      7,080      5,172      5,593
Capital expenditures
 (3)....................    5,589   13,318     8,800     9,062     11,556      5,827     14,090
Cash dividends per
 share..................     0.19     0.16      0.21      0.26       0.34       0.25       0.27

                         -------------------------------------------------------
                                                                 NINE MONTHS
                                 YEAR ENDED JUNE 30,           ENDED MARCH 31,
                         --------------------------------------- ---------------
                            1993    1994    1995    1996    1997    1997    1998
                         ------- ------- ------- ------- ------- ------- -------
                                                                 (UNAUDITED)
RATIOS:
Ratio of earnings to
 fixed charges (4)......     N/A     N/A     N/A    13:1    22:1    21:1     N/A
Pro forma ratio of
 earnings to fixed
 charges (5)............                                   3.0:1           2.8:1
Pro forma ratio of
 EBITDA to interest
 expense (5)                                               3.6:1           3.6:1
SHIPMENTS (INCLUDING
 INTERCOMPANY
 SHIPMENTS):
Recycled paperboard (in
 thousand tons).........     110     123     125     181     188     138     141
Gypsum wallboard (in
 million sq. ft.).......     400     476     494     529     570     426     429
Reclaimed paper fiber
 (in thousand tons).....     --       17      97     112     153     115     108

-------
(1) See Notes 1 and 11 of Notes to Consolidated Financial Statements for the fiscal years ended June 30, 1995, 1996 and 1997 and Note 2 of Notes to Consoli-dated Financial Statements for the nine months ended March 31, 1997 and 1998 (unaudited) that are incorporated by reference herein for information concern-ing the calculation of basic and diluted net income per share. Such calcula-tions reflect the adoption by the Company of Statement of Financial Accounting Standards No 128, "Earnings per Share" (FAS 128), effective October 1, 1997, which requires the restatement of all periods presented in the Company's Con-solidated Financial Statements included in this Prospectus and incorporated by reference herein.
(2) EBITDA is defined as pre-tax income before interest, depreciation and amor-tization. EBITDA is presented because it is a widely accepted financial indica-tor of a company's ability to incur and service debt. However, EBITDA should not be considered in isolation as a substitute for net income. In addition, this measure of EBITDA may not be comparable to similar measures reported by other companies. EBITDA margin is calculated as the ratio of EBITDA to net sales for the period presented.
(3) The data for 1995 does not include the acquisition of Halltown Paperboard Company. The data for 1997 includes $4 million for the expansion of the Duke Plant. The data for 1998 includes $9.3 million for the expansion of the Duke Plant.
(4) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings represent earnings before income taxes and fixed charges and (ii) fixed charges consist of interest expense. The ratio of earnings to fixed charges is not meaningful for the years ended June 30, 1993, 1994 and 1995, and for the nine months ended March 31, 1998, due to the insignificance of interest expense in such periods.
(5) The pro forma ratios of earnings to fixed charges and of EBITDA to interest expense have been adjusted to give effect to the issuance and sale of the Notes at a rate of 9 1/2% and the related interest expense (including capitalized in-terest) as if the Notes were issued and sold at the beginning of the period. The Company expects to borrow a significant amount of the $85 million available to it under the New Credit Facility in order to fund the construction of the Lawton Mill, which would significantly increase the Company's interest expense. However, neither ratio has been adjusted to give effect to any interest expense related to such borrowings or to any increase in earnings that the Company may realize as a result of the upgrade to the Duke Plant or from the operation of the Lawton Mill. See "Management's Discussion and Analysis of Financial Condi-tion and Results of Operations--Liquidity and Capital Resources" and "Busi-ness--The Lawton Mill."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference in this Pro-spectus.

OVERVIEW

Republic Group Incorporated is an integrated manufacturer and distributor of gypsum wallboard and recycled paperboard and also sells reclaimed paper fiber. The Company's operations are split into two operating segments: (i) recycled paperboard operations (which includes its reclaimed paper fiber operations), which accounted for approximately 59% of the Company's total net sales in fis-cal 1997 prior to intercompany eliminations, and (ii) gypsum wallboard opera-tions, which accounted for approximately 41% of the Company's total net sales in fiscal 1997 prior to intercompany eliminations.

The Company's revenues and income from its recycled paperboard business segment have increased significantly in recent years as a result of the Company's 1995 acquisition of the Halltown Mill and continuing, recent increases in the pro-ductive capacity of the Commerce City Mill and the Hutchinson Mill pursuant to a capital expansion plan implemented over the course of the past five years. The Commerce City Mill and Hutchinson Mill have been operating at near capacity the last two years, and management expects that further incremental upgrades and expansions will be completed as production schedules and time permit. When the Lawton Mill is completed, the Company will approximately double its recy-cled paperboard manufacturing capacity. The Company will need to find customers for approximately 25% of the Lawton Mill's capacity and replacement customers for that portion of its existing sales that will be switched to the Lawton Mill.

In recent years, the primary variable affecting the results of the Company's recycled paperboard segment has been the price of reclaimed paper fiber. The price of reclaimed paper fiber can fluctuate significantly. During fiscal 1995, variable recycled paperboard manufacturing per unit costs, a majority of which are attributable to the cost of reclaimed paper fiber, increased approximately 45%. Although the Company was able to raise its recycled paperboard selling prices during fiscal 1995, a time lag existed between the rise in material costs and the subsequent increase in selling prices. As a result, the Company's overall margins were reduced. During fiscal 1996, this trend reversed, and the Company became the beneficiary of slowly declining selling prices and rapidly declining raw material costs, resulting in operating margins for the recycled paperboard segment of approximately 21% in fiscal 1996 compared to approxi-mately 14% in fiscal 1995. In fiscal 1997, raw material costs declined slowly early in the year and began to increase again later in the year while net sell-ing prices continued to decline, resulting in operating margins of approxi-mately 19%. Reclaimed paper fiber costs rose sharply during the first half of fiscal 1998 but have begun to decline during the third quarter of fiscal 1998. As a result, through the first nine months of fiscal 1998, the Company's oper-ating margin in its recycled paperboard segment was approximately 11%.

During the first nine months of fiscal 1998, the Company's recycled paperboard operations purchased approximately 33% of their needs from the Company's re-claimed paper fiber operations and the remainder from several non-affiliated suppliers. The Company generally has not entered into long-term, or forward, contracts with its reclaimed paper fiber suppliers. The Company believes that its sales of recycled paperboard and reclaimed paper fiber to third parties at increased prices partially hedge against increased costs of these products in-curred by the Company's gypsum wallboard and recycled paperboard operations, respectively.

The Company's gypsum wallboard segment has experienced strong results in the last several years as a result of the continued strength of the economy. The price of gypsum wallboard depends on the level of new construction and home re-pair and remodel activity, which, in turn, depends on general economic condi-tions, interest rates and the availability of short and long-term financing. Low interest rates and a strong domestic economy caused demand for gypsum wall-board to be very strong throughout 1995, 1996 and 1997. New construction activ-ity continues to be robust as does repair and remodel demand for gypsum wall-board. As a result, the demand for gypsum wallboard has increased, resulting in general increases in prevailing prices.

The Duke Plant has been operating at near capacity the last five years. As a result of the strong performance of this segment, the Company undertook a capi-tal expenditures program in 1997 to effectively double the productive capacity of the Duke Plant. Construction is scheduled to be completed by the end of the second quarter of fiscal 1999. Expenditures related to the expansion of the Company's gypsum wallboard operations are estimated to total approximately $26 million for construction and production equipment improvements and $5 million for additional railcars. Through fiscal 1998, these expenditures totaled ap-proximately $18 million. In addition to the Company's expansion of the Duke Plant, the Company is aware of at least two other gypsum wallboard manufactur-ers that have recently completed expansions of their gypsum wallboard plants. Additional gyp-sum wallboard manufacturers are also in the process of adding new gypsum wall-board capacity and are expected to complete this process by during the next 18 to 36 months. Completion of these two expansions and the added capacity from the other new plants may reduce prevailing prices. See "Risk Factors--Competi-tion--Gypsum Wallboard Industry." The Company's gypsum wallboard business seg-ment receives substantially all of its recycled paperboard requirements from the Commerce City Mill and the Hutchinson Mill.

The Company issued the Notes and entered into the New Credit Facility in order to finance the construction of the Lawton Mill. The Company anticipates that the Lawton Mill will begin commercial production by the first quarter of 2000. Until such time, the Lawton Mill will not generate any revenues, but the Com-pany will incur interest expense associated with the Notes and the New Credit Facility. The Company expects to capitalize a significant amount of the cash interest expense of the Notes and the New Credit Facility as a cost of the con-struction of the Lawton Mill, mitigating the impact of such interest expense on the Company's net income. However, payment of such interest will have an ad-verse effect on the Company's cash flows in the near term. Additionally, after the Company has expended the net proceeds from the sale of the Old Notes and the borrowings under the New Credit Facility toward the construction of the Lawton Mill and until the Lawton Mill begins commercial production and can be accretive to earnings for a period of time, the Company's additional leverage will make it more vulnerable to economic pressures from any delays in the proj-ect or cost overruns or from other factors that may produce adverse changes in the results of operations generally.

PRESENTATION OF FINANCIAL INFORMATION

In the following discussion of the Company's results of operations, segment re-sults are presented prior to intercompany eliminations. Sales of recycled pa-perboard to the Duke Plant (approximately 15% of the recycled paperboard sales for the nine months ended March 31, 1998) are accounted for as sales by the re-cycled paperboard segment and included in cost of sales by the gypsum wallboard segment. Unless otherwise stated, sales of reclaimed paper fiber within the re-cycled paperboard segment are eliminated in determining recycled paperboard segment results of operations. The Company believes that its intercompany sales are made at prevailing market prices. In determining operating profits for each segment, corporate general and administrative expenses have not been allocated to that segment.

NINE MONTHS ENDED MARCH 31, 1998 COMPARED TO NINE MONTHS ENDED MARCH 31, 1997

General. For the nine months ended March 31, 1998 (the "1998 Period"), consoli-dated net sales increased approximately 6% to $96.2 million, from $90.7 million for the nine months ended March 31, 1997 (the "1997 Period"). This increase in the 1998 Period resulted largely from an increase of approximately 8% in the net selling price of gypsum wallboard and an increase of approximately 7% in shipments of recycled paperboard to unaffiliated customers.

The Company had operating profits of $20.0 million in the 1998 Period, as com-pared with operating profits of $23.6 million in the 1997 Period. In the 1998 Period, the operating margins of the gypsum wallboard operations were generally similar to those experienced in the 1997 Period. However, operating margins of the recycled paperboard operations decreased from approximately 20% in the 1997 Period to approximately 11% in the 1998 Period, primarily due to higher vari-able per unit costs for raw materials and utilities and, to a lesser extent, to downtime experienced at the Hutchinson Mill in connection with unscheduled equipment maintenance.

As a result of the factors listed above, the Company's net income decreased to $12.5 million in the 1998 Period from $14.6 million in the 1997 Period, a de-crease of approximately 14%. Diluted earnings per share also decreased in the 1998 Period to $1.06 per share, down from $1.24 per share in the 1997 Period. More recent financial results are discussed under "Business--Recent Financial Results."

Recycled Paperboard. In the 1998 Period, shipments of recycled paperboard to unaffiliated customers increased approximately 7% from the 1997 Period, primar-ily as a result of an increase of approximately 20% in shipments of recycled paperboard from the Halltown Mill. While overall reclaimed paper fiber operat-ing results improved during the 1998 Period, shipments of reclaimed paper fiber to unaffiliated customers dropped approximately 16% in this same period as a result of the loss of two large suppliers of reclaimed paper fiber to the Company's reclaimed paper fiber operations.

Net sales for the recycled paperboard operations increased slightly to $59.2 million in the 1998 Period from $59.1 million in the 1997 Period. Total costs for the recycled paperboard operations increased approximately 11%, to $52.4 million in the 1998 Period from $47.3 million in the 1997 Period due primarily to (i) an increase of approximately 24% in the variable per unit costs of raw materials, (ii) an increase of approximately 13% in the variable per unit costs of utilities and (iii) the overall increase in shipments of recycled paper-board.

Gypsum Wallboard. For the 1998 Period, shipments of gypsum wallboard increased approximately 1% from the 1997 Period. The continued strong demand for gypsum wallboard raised the net selling price of gypsum wallboard by approximately 8% in the 1998 Period, which, in turn, caused net sales to increase approximately 9%, to $44.6 million in the 1998 Period from $41.1 million in the 1997 Period. Total costs for the Company's gypsum wallboard operations also increased to $26.0 million in 1998 from $24.6 million in the 1997 Period, primarily from the increase in shipments, selling and administrative costs and costs incurred in connection with the expansion of the Duke Plant. Nevertheless, the increase in net sales outpaced the increase in total costs and, as a result, operating profits, expressed as a percentage of net sales, increased to approximately 42% for the 1998 Period, up from approximately 40% for the 1997 Period.

FISCAL 1997 COMPARED TO FISCAL 1996

General. In fiscal 1997, consolidated net sales were $123.7 million, as com-pared to consolidated net sales of $117.9 million in fiscal 1996. The increase of approximately 5% in consolidated net sales resulted largely from an in-crease of approximately 17% in the net selling price of gypsum wallboard and an increase of approximately 4% in shipments of recycled paperboard to unaf-filiated customers.

Selling and administrative expenses as a percent of net sales were flat at ap-proximately 12% in fiscal 1997 and in fiscal 1996.

The Company had operating profits of $31.8 million in fiscal 1997, as compared with operating profits of $25.4 million in fiscal 1996. This increase of ap-proximately 25% in operating profits resulted largely from a large increase in operating profits in the gypsum wallboard operations partially offset by a re-duction in operating profits in recycled paperboard operations.

Interest expense totaled $1.5 million in fiscal 1997 compared to $1.9 million in fiscal 1996, and the Company repaid all interest-bearing debt by fiscal year-end 1997.

The Company's effective tax rate was 39% in fiscal 1995, 38% in fiscal 1996 and 37% in fiscal 1997. The Company believes its effective tax rate for fiscal 1998 will be in the range experienced over the last three years.

As a result of the factors described above, the Company's net income increased to $19.7 million in fiscal 1997 from $14.9 million in fiscal 1996, an increase of approximately 32%. Diluted earnings per share also increased in fiscal 1997 to $1.67 per share from $1.27 per share in fiscal 1996.

Recycled Paperboard. During fiscal 1997, approximately 59% of the Company's total consolidated net sales before eliminations were contributed by the recy-cled paperboard segment. Operating profits for the segment were $17.7 million in fiscal 1996 and $15.2 million in fiscal 1997, a decrease of approximately 14%. Operating margins for recycled paperboard operations were approximately 19% in fiscal 1997 as compared to approximately 21% in fiscal 1996. The de-crease in operating margins was primarily the result of a decrease in net selling prices that was only partially offset by a decrease in raw material and variable production costs.

Both the Commerce City Mill and the Hutchinson Mill operated at near capacity in fiscal 1997. Shipments of recycled paperboard increased approximately 4% from fiscal 1996 to fiscal 1997, to approximately 188,000 tons, primarily as a result of an increase of approximately 4% in shipments to unaffiliated custom-ers. Over this same period, shipments of reclaimed paper fiber increased ap-proximately 37%, to approximately 153,000 tons, largely due to a higher level of vertical integration within the Company.

Net sales for the segment prior to intercompany eliminations decreased approx-imately 7% in fiscal 1997. This decrease resulted primarily from a decline of approximately 9% in net selling prices of recycled paperboard and a decrease of approximately 24% in net selling prices of reclaimed paper fiber during the year. The decline in net selling prices resulted primarily from a decline in raw material costs. Raw material costs, consisting primarily of the cost of reclaimed paper fiber used in the production of recycled paperboard, declined approximately 15% from fiscal 1996 to fiscal 1997. Per unit variable produc-tion costs, other than the cost of raw materials, also decreased approximately 3% from fiscal 1996 to fiscal 1997.

The Company's reclaimed paper fiber operations had a similar experience. Net selling prices eroded during the year, while the acquisition cost of baled and unbaled paper also declined, but not to the same extent as net selling prices.

Gypsum Wallboard. The Duke Plant operated at near capacity during fiscal 1997. Shipments of gypsum wallboard increased approximately 8%, to 570 million square feet in fiscal 1997 from 529 million square feet in fiscal 1996. Incremental improvements in the Company's manufacturing process and continued strong growth in the construction industry constituted the primary causes of the increase in shipments of gypsum wallboard in fiscal 1997.

Net sales for the gypsum wallboard segment increased approximately 26% from fiscal 1996 to fiscal 1997 due primarily to an increase of approximately 17% in net selling prices and an increase of approximately 8% in shipments of gypsum wallboard.

The Company's cost per unit for gypsum wallboard remained essentially unchanged from fiscal 1996 to fiscal 1997. Segment operating profit margins increased to approximately 41% in fiscal 1997 from approximately 32% in fiscal 1996. In fis-cal 1997, the Company, like other producers, experienced strong demand for its gypsum wallboard products, precipitating a rise in selling prices and which, when combined with stable manufacturing costs, provided improved results for the Company and the gypsum industry as a whole.

FISCAL 1996 COMPARED TO FISCAL 1995

General. In fiscal 1996, consolidated net sales were $117.9 million, as com-pared to consolidated net sales of $96.4 million in fiscal 1995. This increase of approximately 22% in consolidated net sales resulted primarily from addi-tional recycled paperboard sales as a result of the acquisition of the Halltown Mill.

Selling and administrative expenses as a percent of net sales increased to ap-proximately 12% in fiscal 1996 from approximately 10% in fiscal 1995. The in-crease in fiscal 1996 stemmed from the acquisition of the Halltown Mill and the start-up of the paper fiber recycling center in Denver, Colorado.

The Company garnered operating profits of $25.4 million in fiscal 1996, as com-pared with operating profits of $19.0 million in fiscal 1995. The increase of approximately 34% was primarily the result of the contribution of the Halltown Mill in fiscal 1996 and improved operating recycled paperboard margins in fis-cal 1996 as a result of declining raw material prices. Operating margins im-proved to approximately 22% in fiscal 1996 from approximately 20% in fiscal 1995, primarily as a result of improved recycled paperboard margins.

As a result of the factors described above, the Company's net income increased to $14.9 million in fiscal 1996 from $11.7 million in fiscal 1995, an increase of approximately 27%. Diluted earnings per share also increased in fiscal 1996 to $1.27 per share from $1.00 per share in fiscal 1995.

Recycled Paperboard. Shipments of recycled paperboard increased approximately 44% from fiscal 1995 to fiscal 1996, largely as a result of the Company's ac-quisition of the Halltown Mill. Shipments of reclaimed paper fiber increased approximately 16% in fiscal 1996, mostly because of the start-up of the paper fiber recycling center in Denver. During fiscal 1995, variable recycled paper-board manufacturing per unit costs, the majority of which are attributable to the cost of reclaimed paper fiber, increased approximately 45%. Although the Company was able to raise its recycled paperboard selling prices during fiscal 1995, a time lag existed between the rise in material costs and the subsequent increase in selling prices. As a result, the Company's overall margins were re-duced. During fiscal 1996, this trend reversed and the Company became the bene-ficiary of slowly declining selling prices and rapidly declining raw material costs, resulting in operating margins for the recycled paperboard segment of approximately 21% in fiscal 1996 compared to approximately 14% in fiscal 1995.

Net sales of the recycled paperboard segment as a whole increased approximately 36% from fiscal 1995 to fiscal 1996. The acquisition of the Halltown Mill was the primary factor contributing to the increase in net sales, although its ef-fect was offset, in part, by a reduction in net selling prices of reclaimed pa-per fiber sold by the Company's paper recycling centers.

Operating profits for the segment were $17.7 million in fiscal 1996 compared to $8.9 million in fiscal 1995, an increase of approximately 99%. The contribution of the Halltown Mill and the Company's overall improved operating margins were two principal factors of this increase in operating profits. An increased spread between net selling prices of recycled paperboard and variable per unit manufacturing costs also contributed to this growth in operating profits.

Gypsum Wallboard Operations. Gypsum wallboard shipments increased approximately 7% from fiscal 1995 to fiscal 1996. Shipments grew to 529 million square feet in fiscal 1996 from 494 million square feet in fiscal 1995. The Duke Plant op-erated at near capacity both years. The increase in shipments resulted from an upgrade of the production process in fiscal 1995 and the implementation of other production adjustments during fiscal 1996.

Net sales for the gypsum wallboard segment increased approximately 6% from fis-cal 1995 to fiscal 1996 as a result of the increase in gypsum wallboard ship-ments, as net selling prices of gypsum wallboard were virtually unchanged from fiscal 1995 to fiscal 1996. Manufacturing per unit costs were approximately 5% higher in fiscal 1996 compared to fiscal 1995. Materials, labor and fixed manu-facturing costs also increased slightly. Operating profits were $14.3 million in fiscal 1996 compared to $14.9 million in fiscal 1995, and segment operating profit margins declined to approximately 32% in fiscal 1996 from approximately 36% in fiscal 1995, primarily as a result of the cost increases mentioned above.

YEAR 2000 COMPLIANCE

The Company uses a number of computer software programs, operating systems, and types of equipment with computer chips in its internal operations, including applications used in the Company's financial business systems, manufacturing processes and administrative functions. To the extent that the programs, oper-ating systems, and equipment contain source code or computer chips that are un-able to interpret appropriately the upcoming calendar year 2000, some level of modification or possible replacement will be necessary. The costs necessary to modify or replace the items mentioned above, or the interruption of administra-tive or manufacturing processes resulting from compliance failure, may have a material adverse effect on the Company's business and financial condition or its results of operations.

The Company has appointed a team of employees to address the year 2000 issue. The Company is following a six-step process evaluating critical software, oper-ating systems and equipment for year 2000 compliance -- awareness, inventory, assessment, remediation, testing and risk management (contingency planning). Currently, the Company is in the inventory/assessment phase with some remediation and testing taking place. The inventory phase is estimated to be completed during the third quarter of 1998. Contingency planning is scheduled to begin in the first quarter of 1999. The Company has established a goal of July 1, 1999 for completing the entire process. The Company has received a cer-tification from the vendor of its financial and payroll software that such software is year 2000 compliant. However, this software will be analyzed by the same processes outlined above.

To date, expenses associated with year 2000 compliance have been minimal. How-ever, from fiscal 1995 through the present, the Company, in its normal course of business, replaced substantially all of its business systems hardware and software. The Company estimates expenditures of approximately $300,000 in fis-cal 1999 and approximately $200,000 in fiscal 2000 for periodic, scheduled up-grades of hardware and software as well as a portion for year 2000 compliance. The Company believes that internally generated cash together with proceeds from the New Credit Facility will be sufficient to fund these expenditures.

Furthermore, there can be no assurance that the Company's customers and suppli-ers are, or will be, year 2000 compliant. The Company believes the most reason-ably likely worst case year 2000 scenario would be the failure of key customers to achieve year 2000 compliance, resulting in the loss of sales to such custom-ers for an indefinite period of time. However, the Company is not aware of any customers that are not year 2000 compliant. In order to address the potential non-compliance with the year 2000 by the Company's customers and suppliers, the Company is in the process of distributing and collecting questionnaires to its customers and vendors asking them to respond with their year 2000 plans. Until this process is substantially complete, the Company will not be in a position to fully assess its year 2000 risks.

EFFECT OF INFLATION

Management believes that general inflation has not had a material impact on the Company's net sales or operating income during the last three fiscal years. The cost of reclaimed paper fiber, which is the principal raw material component used in the manufacture of recycled paperboard, rose significantly during 1994 and 1995. Conversely, the cost of reclaimed fiber decreased substantially dur-ing 1996 and was relatively stable throughout 1997. The Company believes that these shifts were caused by changes in supply and demand and not general infla-tion or deflation.

LIQUIDITY AND CAPITAL RESOURCES

Historically, the Company's operations have generated sufficient cash for work-ing capital purposes, and the Company has borrowed money only for acquisitions and major capital improvements. The Company generated $14.0 million, $23.3 mil-lion and $28.7 million in cash from operations during fiscal 1995, 1996 and 1997, respectively, and generated $21.2 million in cash from operations during the 1998 Period. On May 15, 1998, in order to provide funds primarily for the construction of the Lawton Mill until permanent financing could be obtained, the Company increased its then existing revolving line of credit with NationsBank, N.A. to $50.0 million. On July 15, 1998, in order to provide permanent financing for the Lawton Mill construction and the Company's working capital needs, the Company issued the Old Notes and entered into the New Credit Facility. The Company's then existing line of credit was repaid and terminated in connection with the issuance of the Old Notes and the effectiveness of the New Credit Facility.

The Company expects that its principal capital and liquidity needs during the next several years will consist of (i) capital expenditures, including con-struction of the Lawton Mill, expansion of the Duke Plant and other expansions of its facilities, (ii) interest payments on the Notes and payments of princi-pal and interest under the New Credit Facility and (iii) dividend payments to stockholders.

The Company invested $31.2 million in capital expenditures in fiscal 1998, in-cluding approximately $8 million on construction of the Lawton Mill and $16.6 million on the expansion of the Duke Plant and a related purchase of addi-tional railcars. The Company estimates that capital expenditures for fiscal 1999 will total approximately $145.5 million, including approximately $122 million on the Lawton Mill, $13 million to complete the expansion of the Duke Plant and the purchase of the related railcars and an additional $10.5 million to be used principally for equipment upgrades (including an estimated $4.5 million for capital expenditures associated with routine replacement of exist-ing production equipment). The Company estimates that it will spend $30-40 million in fiscal 2000 to complete the Lawton Mill and to provide working cap-ital for the mill. The New Credit Facility imposes limits on the Company's ability to make capital expenditures, but the Company believes that those lim-its will not prevent it from implementing its capital expenditure program.

Interest on the Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 1999. Each interest payment will be $4,750,000. The New Credit Facility does not require principal amorti-zation until after conversion of the then outstanding revolving credit loan to a term loan on the Conversion Date (defined in the New Credit Facility as, in general, the earlier of the start-up of the Lawton Mill and 24 months after the establishment of the New Credit Facility). However, interest accrued under the New Credit Facility will be payable quarterly (in the case of loans bear-ing interest based on the prime rate) or at the end of an applicable interest period (in the case of loans bearing interest based on a LIBOR rate). After the Conversion Date, the principal of the term loan created on such date (an-ticipated to be $50 million) will amortize (through quarterly payments) at a rate of 10%, 20%, 30% and 40% in the first, second, third and fourth years, respectively, following the Conversion Date. See "Description of the New Credit Facility."

The Company paid cash dividends of approximately $3.0 million, $4.0 million and $4.2 million in fiscal 1996, 1997 and 1998, respectively. Quarterly divi-dends historically have been paid in September, December, March and June. The payment of cash dividends has been and remains subject to the approval of the Company's board of directors. The New Credit Facility and the Indenture impose limits on the Company's ability to pay dividends, but the Company does not an-ticipate that such limits will prevent the payment of dividends at fiscal 1998 levels.

The Company received net proceeds from the sale of the Old Notes of approxi-mately $97 million. In addition, $85 million is available to the Company under the New Credit Facility, subject to its terms and conditions. The Company be-lieves that these funds, together with cash generated by operations and cash and investments on hand, will be sufficient (i) to finance the construction of the Lawton Mill, (ii) to finance the other capital expenditure requirements identified above, (iii) to finance the Company's working capital requirements and (iv) to pay dividends to stockholders.

                                    BUSINESS

GENERAL

Founded in 1961, Republic Group Incorporated is an integrated manufacturer and distributor of recycled paperboard and gypsum wallboard. Management believes that the Company is one of the leading producers of certain grades of recycled paperboard sold to manufacturers of consumer and industrial paperboard products such as tubes, cans, cores, spools, drums, partitions, puzzles and games as well as one of the leading suppliers of gypsum-grade recycled paperboard to in-dependent gypsum wallboard producers. In addition, the Company sells reclaimed paper fiber for use in its recycled paperboard business as well as for sale to third parties. Republic sells its products to customers located in 43 states. In addition to the Duke Plant, the Company has recycled paperboard mills in Colorado, Kansas and West Virginia and paper fiber recycling centers in Colora-do, Kansas and Missouri. The Company had net sales and EBITDA of approximately $123.7 million and $39.7 million, respectively, in fiscal 1997 and $96.2 mil-lion and $25.8 million, respectively, for the 1998 Period. Before inter-company eliminations, the Company's recycled paperboard (which includes reclaimed paper fiber) and gypsum wallboard businesses accounted for approximately 59% and 41%, respectively, of Republic's total net sales during fiscal 1997.

The following table summarizes the Company's businesses:

                                                                                                        PERCENT OF
                                                                                                        FISCAL 1997
                                                                                                       CONSOLIDATED
 BUSINESS                     PRODUCT          END-USE MARKET                         SITE(S)            NET SALES
 --------            -------------------------   ------------------------     ------------------------ -------------
                                                                                                        (INCLUDING
                                                                                                       INTERCOMPANY)
 Recycled Paperboard Gypsum-grade recycled       Internal (approximately      Commerce City, Colorado;       19%
                     paperboard                  16% of fiscal 1997           Hutchinson, Kansas
                                                 recycled paperboard net
                                                 sales) and third-party
                                                 use in the manufacture
                                                 of gypsum wallboard
                     Recycled paperboard rolls   Sale to manufacturers of     Commerce City, Colorado;       36%
                     and sheets                  paperboard tubes, cans,      Hutchinson, Kansas;
                                                 cores, spools, drums,        Halltown, West Virginia
                                                 partitions, puzzles and
                                                 games for sale to third-
                                                 parties
                     Reclaimed paper fiber       Internal (approximately      Denver, Colorado;               4%
                                                 43% of fiscal 1997           Topeka, Kansas;
                                                 reclaimed paper fiber        Kansas City, Missouri
                                                 net sales) and third-
                                                 party use in the
                                                 manufacture of recycled
                                                 paperboard
 Gypsum Wallboard    Gypsum wallboard            Gypsum wallboard             Duke, Oklahoma                 41%
                                                 distributors and
                                                 residential and
                                                 commercial builders and
                                                 remodelers

Management has recently undertaken a number of important strategic initiatives designed to increase Republic's production capabilities. On June 29, 1998 the Company commenced the construction of the Lawton Mill. The Company intends to use the Lawton Mill primarily for the production of gypsum-grade recycled pa-perboard with weight and surface characteristics superior to that currently available in the United States. Management believes that the operation of the Lawton Mill will position Republic as the largest third-party supplier of gyp-sum-grade recycled paperboard in the United States. The Lawton Mill is expected to have a production capacity of approximately 220,000 tons per annum, which will approximately double Republic's recycled paperboard capacity. The Company intends to sell approximately 50% of the Lawton Mill's output pursuant to the Hardie Agreement and to use approximately 25% of the Lawton Mill's output to source its own gypsum wallboard operations. Management estimates that the Law-ton Mill will cost approximately $160-170 million, inclusive of related working capital requirements and capitalized interest, and will achieve commercial production by the first quarter of 2000. The Company estimates that construc-tion of the project will be completed approximately 13 to 15 months after the date of this Prospectus.

The Company is also currently completing the second phase of a two-phase ex-pansion of the Duke Plant that will increase its capacity from 570 million to
1.2 billion square feet per year by the end of 1998. Management believes that, after its expansion, the Duke Plant will be one of the largest, most-efficient gypsum wallboard manufacturing plants in the world. In addition, the Company has just completed an expansion of the capacity of the Commerce City Mill and the Hutchinson Mill by approximately 25% in the aggregate. Management believes that these initiatives, together with the construction of the Lawton Mill and the continued expansion and incremental upgrading of its facilities, will sig-nificantly increase Republic's overall production capabilities as well as en-hance its competitive position in both the recycled paperboard and gypsum wallboard business.

COMPETITIVE STRENGTHS

The Company believes that it has the following competitive strengths:

Low Cost Production. The Company believes that its production costs are among the lowest in the industry and continually seeks to improve efficiency and al-locate production in order to maximize capacity utilization. Management be-lieves that the use of high-speed manufacturing equipment in particular has enabled the Company to significantly reduce labor costs, waste and production time. In addition, management believes that the strategic locations of the Company's facilities provide it with cost advantages, including reduced trans-portation and warehousing costs.

Product Line and Geographic Diversification. The Company's growth in the recy-cled paperboard business has reduced its dependence on the construction and housing industry in which gypsum wallboard is used. Management believes that such diversification has lessened the effect of cyclical housing and construc-tion markets on the Company's overall operations. In addition, the Company produces a number of specialty grades of recycled paperboard that are sold to manufacturers of consumer and industrial paperboard products and used for packaging and other products, thereby reducing its dependence on sales of any one grade. Management believes that the various locations of the Company's fa-cilities reduce its dependence on any single geographic market.

Well-Integrated Operations. Management believes that the Company's well-inte-grated operations reduce its dependence on third-parties and its overall pro-duction costs. The Duke Plant obtains substantially all of its requirements for raw gypsum from quarries owned and operated by the Company and purchases substantially all of its requirements for recycled paperboard from the Com-merce City Mill and the Hutchinson Mill. The Company's recycled paperboard mills, in turn, purchase approximately 33% of their reclaimed paper fiber needs from the Company's own reclaimed paper fiber operations. The Company also owns and operates a short-line railroad that it uses to transport approx-imately one-third of its gypsum wallboard to major carriers located 15 miles from the Duke Plant for distribution throughout the United States.

High-Quality Products and Services; Strong Customer Relationships. The Company has adopted strict quality control standards and procedures, which it regu-larly reviews and updates. The Company believes that its ability to consist-ently manufacture high quality products and to provide timely delivery and su-perior customer service is an important element of the Company's success. As a result of its focus on quality and customer service, the Company believes that it has earned a reputation in the industry as a dependable supplier of prod-ucts, enabling the Company to develop long-standing customer relationships.

Management Experience. The Company, which was founded by its current president and chief executive officer in 1961, has assembled a management team with a strong track record and an average of approximately 16 years of service per executive officer. The Company's current management team has successfully di-versified product lines, increased sales, strengthened customer and supplier relationships, improved manufacturing efficiencies and productivity and se-lected and integrated strategic acquisitions, all of which have enhanced the competitive strength of the Company.

BUSINESS STRATEGY

The Company intends to take advantage of its competitive strengths by pursuing the following business strategy:

Expand Productive Capabilities. Management believes that the operation of the Lawton Mill will position Republic as the largest third-party producer of gyp-sum-grade recycled paperboard in the United States. The Company expects the Lawton Mill to produce gypsum-grade recycled paperboard that is 20-30% light-er, superior in quality and equal in strength charac-teristics to the gypsum-grade recycled paperboard that is otherwise currently available in the United States. Management believes that being the first pro-ducer to bring a technologically-improved gypsum-grade recycled paperboard to market will provide Republic with a distinct competitive advantage and increase the ability of the Company to sell its product in new markets. The Company in-tends to sell approximately 50% of the Lawton Mill's output pursuant to the Hardie Agreement and expects to use an additional 25% of output to support its gypsum wallboard business. Management also expects the operation of the Lawton Mill to allow Republic to redeploy some of its existing gypsum-grade paperboard capacity for non-wallboard use, thereby allowing the Company to continue to grow and diversify its recycled paperboard business. The Lawton Mill will also be capable of producing tube stock and other consumer and industrial paperboard products, which management believes will help mitigate the impact of any future downturns in the housing and construction industry.

Management also believes that the ongoing upgrades and expansions to its exist-ing facilities will further enhance and increase the Company's overall produc-tive capacity. The improvements to the existing production line, together with the addition of a second production line at the Duke Plant, will provide the Company with the capability of producing both specialty products, such as the Company's recently introduced 54-inch wallboard, and increased volumes of its core products, which management believes will allow Republic to increase its sales to existing customers as well as obtain new customers. The Company ex-pects to begin transitioning the Hutchinson Mill to tube stock and other con-sumer and industrial paperboard products before the Lawton Mill comes on line. In addition, management believes that the improvements made at the Commerce City Mill will produce a higher quality gypsum-grade paperboard that can be used in conjunction with the output from the Lawton Mill.

Continue to Operate as Low Cost Producer. In order to maintain and improve its cost position, Republic expects to continue to identify opportunities for ongo-ing cost reductions. The Lawton Mill is expected to be an efficient high-speed mill with lower than average operating costs as a result of its design specifi-cations. In addition, management expects the production of lighter gypsum-grade paperboard at the Lawton Mill to result in freight cost savings as well as re-duced drying and delivery costs to gypsum wallboard producers. The expansions and improvements at the Duke Plant, the Commerce City Mill and the Hutchinson Mill should also provide increased economies of scale. The Company continuously scrutinizes its manufacturing processes and overhead infrastructure to conserve material and energy, reduce set-up time and lower overhead expenses. To this end, the Company has identified additional cost-saving opportunities it expects to implement in fiscal year 1999, including incremental process equipment up-grades at the Company's existing recycled paperboard mills.

Pursue Strategic Acquisitions. The Company may from time to time pursue small to medium-sized strategic acquisitions, particularly in the recycled paperboard business. Management believes that such acquisitions may provide opportunities to further diversify its product lines as well as consolidate operations and lower per unit costs.

COMPANY BACKGROUND AND HISTORY

The Company began manufacturing gypsum wallboard at the Duke Plant in 1965, and, for the next 18 years, the Company operated almost exclusively as a pro-ducer of gypsum wallboard. Then, in 1983, in an effort to diversify and inte-grate its operations so as to make the Company more resistant to cyclical downturns in the construction industry, the Company began to shift its primary strategic focus away from the production of gypsum wallboard and toward the production of recycled paperboard. In 1983, the Company purchased the Commerce City Mill and the Hutchinson Mill; in 1993, the Company began an expansion pro-gram to increase the productive capacity of these mills; in 1994, the Company purchased paper fiber recycling centers in Topeka, Kansas and Kansas City, Mis-souri; in 1995, the Company acquired the Halltown Mill; and, in 1996, the Com-pany opened a paper fiber recycling center in Denver. This shift in strategic focus diversified the Company both geographically and in terms of productive business segments. Moreover, by adding new operations that complement its core gypsum business, the Company has become significantly more integrated vertical-ly. The Company's current operations provide it with access to both a steady supply of quality gypsum-grade recycled paperboard for its gypsum wallboard op-erations and additional supplies of reclaimed paper fiber for the Company's re-cycled paperboard mills.

RECENT FINANCIAL RESULTS

On August 7, 1998, the Company reported fiscal year-end financial results. For the quarter ended June 30, 1998, the Company reported net sales of $32.1 mil-lion and net income of $5.3 million, or diluted earnings per share of $0.45. For the fiscal year ended June 30, 1998, the Company reported net sales of $128.3 million and net income of $17.8 million, or diluted earnings per share of $1.51. The results for the quarter and the fiscal year were augmented by $1 million of non-taxable life insurance income from a policy owned by the Company on an executive officer.

RECYCLED PAPERBOARD OPERATIONS

Manufacturing. The Company's recycled paperboard manufacturing operations are conducted at the Commerce City Mill, the Halltown Mill and the Hutchinson Mill. All of the paperboard products manufactured at the Company's paperboard mills are produced from 100% reclaimed paper fiber and are classified by the industry as recycled paperboard. These recycled paperboard products include the facing paper used in the manufacture of gypsum wallboard and recycled pa-perboard used by manufacturers of consumer and industrial paperboard products such as tubes, cans, cores, spools, drums, partitions, puzzles and games.

Recycled paperboard is manufactured at the Company's existing mills in a con-tinuous process during which reclaimed paper fiber is mixed with water and pulped to separate the individual fibers. The slurry is then applied to a se-ries of rotating wire-covered cylinders, not unlike making a sandwich, so that a multi-ply sheet of paper is formed as excess water is drained through the rotating wire. The multi-ply paper mat is then mechanically pressed, dried, trimmed to size and packaged. The finished product can be packaged either in roll form or in sheets, according to customer specifications.

In 1998, the Company completed a program to expand and develop its recycled paperboard business which involved the expenditure of approximately $16 mil-lion and expanded the productive capacity of the Commerce City Mill and the Hutchinson Mill by approximately 25%. As of March 31, 1998, the rated produc-tive capacity of the Company's three recycled paperboard mills was 213,500 tons per year.

Raw Materials. The principal raw materials used by the Company's recycled pa-perboard mills are reclaimed paper fiber, water and chemicals. Reclaimed paper fiber is currently purchased from several sources, including the Company's own paper fiber recycling centers. Management believes that adequate supplies of reclaimed paper fiber will continue to be available from wholesalers located in cities near its recycled paperboard mills and its own paper fiber recycling centers. Since reclaimed paper fiber is a commodity, its cost is subject to quick corrections based on supply and demand. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

Chemicals, including size, retention aids and bactericides, used by the Com-pany in its recycled paperboard operations are also readily available from several manufacturers at competitive prices. Size is used principally as a wa-ter resisting agent or strength enhancer in the production of recycled paper-board. Retention aids are agents used to retain fiber and chemicals in the papermaking process and not lose them into the waste stream. Bactericides are agents used to control bacteria and other organisms in the papermaking proc-ess.

The manufacture of recycled paperboard involves the use of large volumes of water both in the production process and for cooling purposes. In Colorado and Kansas, where two of the Company's recycled paperboard mills are located, the appropriation of water is regulated by state laws. The Commerce City Mill uses water pumped from wells located on, or adjacent to, the Company's property. Most of these wells have been in use for more than 20 years. In connection with the purchase of the Commerce City Mill, the Company acquired an approxi-mate 80% interest in certain of these water wells as tenant-in-common with Packaging Corporation of America (now Tenneco Packaging) and the right to use up to approximately 80% of the water produced by the wells. The Company's wa-ter rights are subject, however, to the legal rights of prior appropriators of the same water source and to court-decreed limitations on the permitted uses for such water. The Hutchinson Mill uses large volumes of water pumped from wells located on owned or controlled property near the mill. The Company is authorized to appropriate water from those wells for beneficial use, subject to vested rights and prior appropriations, under state permits and orders. The Halltown Mill uses water from a stream running through the Company's property and has done so for over 100 years. The Company's rights to use the water from the stream are subject to the riparian rights of other property owners in the area. Although adequate sources of water have historically been available to all of the Company's recycled paperboard mills, an extended period of general water shortages, legal curtailment of any mill's current water sources or us-es, or deterioration of the current quality of water sources could affect that mill's operations and limit its productive capacity.

Electricity, natural gas and other utilities are available to the plants ei-ther at contracted rates or at standard industrial rates in adequate supplies, subject to standard industrial curtailment provisions. Management believes there are adequate supplies of coal available to the Halltown Mill on either a contracted or spot basis. The Hutchinson Mill generates approximately 44% of the electricity it uses, and the Halltown Mill generates approximately 33% of its total requirements. During periods of natural gas curtailment, the Com-merce City Mill and the Hutchinson Mill are equipped to use fuel oil. The Halltown Mill can use either coal or fuel oil.

The prevailing market price for natural gas and coal was stable to slightly higher in 1997 than in 1996 and has been moderately higher during 1998. All of the Company's recycled paperboard mills periodically contract fuel supplies in advance for varying time limits to hedge against fluctuations in the market. The Company has historically been successful at contracting future supplies at favorable rates. However, because natural gas and coal are commodities, there is always the possibility of contracting future requirements at higher prices than actual spot prices.

Sales, Marketing and Distribution. The recycled paperboard products manufac-tured by the Company are sold to gypsum wallboard manufacturers and to convert-ers that manufacture composite cans, cores, tubes and other packaging and spe-cialty products. During fiscal 1997, approximately 16% of the recycled paper-board manufactured and shipped by the Company's recycled paperboard mills was consumed by the Company's gypsum wallboard manufacturing operations, another approximately 19% was shipped to other gypsum wallboard manufacturers and the balance was shipped to over 150 different converter customers. Sonoco and Centex accounted for approximately 15% and 12%, respectively, of the recycled paperboard segment's gross sales and approximately 9% and 7%, respectively, of consolidated gross sales. For the nine months ended March 31, 1998, Sonoco and Centex each accounted for approximately 9% of consolidated gross sales and ap-proximately 16% and 15%, respectively, of the recycled paperboard segement's gross sales. When the Hardie Agreement is fully implemented, Hardie is expected to account for a significant percentage of consolidated gross sales. See "--
 The Hardie Agreement."

In fiscal 1997, approximately 43% of the Company's reclaimed paper fiber sales were to the Company's recycled paperboard mills. The balance was sold to exter-nal customers. Most customers are located within 600 miles of the particular paper fiber recycling center. The Company's paper fiber recycling centers have the capability to sort and bale reclaimed paper fiber purchased from generators and haulers. In addition, the Company's paper fiber recycling centers act as brokers for certain generators of reclaimed paper fiber by arranging for direct shipments from the generator to the purchaser of the reclaimed fiber.

Sales of recycled paperboard and reclaimed paper fiber are typically made on credit terms in accordance with normal industry practice. Currently, recycled paperboard production normally occurs after an order is received, and recycled paperboard is rarely produced for general inventory purposes. The backlog of orders for recycled paperboard is usually not significant. Deliveries of recy-cled paperboard and reclaimed paper fiber are made to customers by common car-riers, as well as by rail, although some customers pick up their orders at the Company's facilities.

Competition. In selling the portion of its production not consumed by its own gypsum wallboard manufacturing operations, the Company competes with approxi-mately eight other manufacturers of gypsum-grade paperboard, six of which have gypsum wallboard manufacturing operations. Substantially all of these competi-tors have greater financial resources than the Company. During periods of peak demand for gypsum wallboard, the demand for recycled paperboard typically matches or exceeds the productive capacities of the gypsum-grade paperboard producers. During periods of reduced demand for gypsum wallboard, the demand for recycled paperboard falls, and selling prices may decrease. In selling re-cycled paperboard to the packaging industry, the Company competes with approxi-mately 75 producers, many of whom have substantially greater financial re-sources than the Company. Management believes that its sales constitute less than approximately 5% of total sales of recycled paperboard nationally.

Price, quality, personal relationships and timeliness of deliveries are the principal methods of competition among paperboard producers. The locations of the Company's recycled paperboard mills allow the Company to serve a variety of markets, including several gypsum wallboard plants in the central and south-western United States. The Halltown Mill is within an hour and a half from the metropolitan centers of Baltimore, Maryland and Washington, D.C. The central-ized location of the Commerce City Mill and the Hutchinson Mill does, however, make some of the Company's operations farther from packaging, fiber tube, fiber can and fiber core customers located in or near the population centers of the east and west coasts. Moreover, many of the Company's competitors are more ver-tically integrated than the Company and produce end-use products utilizing re-cycled paperboard manufactured from their own recycled paperboard mills. See "Risk Factors--Competition."

THE LAWTON MILL

The Lawton Mill is being constructed in southwestern Oklahoma. The Lawton Mill is being designed to manufacture gypsum-grade recycled paperboard utilizing technologies that have been successfully employed in recycled paper mills that manufacture products other than recycled paperboard and in European gypsum-grade recycled paperboard mills, but that have not yet been entirely incorpo-rated into any gypsum-grade recycled paperboard mills in the United States. These technologies include (i) the use of an advanced paper forming section us-ing the "Fourdrinier" process, which has a pressur-ized headbox and forms paper sheets on a long wire table that permits machine speeds to be increased two to three times that of other formers, thereby al-lowing reduced labor costs per ton produced, (ii) an advanced control system, which immediately senses changes in the paper as it is being formed and ad-justs the forming section of the paper machine to maintain the uniformity of the paper and also monitors and adjusts the reclaimed paper fiber cleaning process to maintain the quality of this raw material, (iii) modern pressing technology, which permits water removal in a way that provides more uniformity and enhances the properties of the paper, (iv) dryer felts on all dryer sec-tions, which improve drying efficiency and reduce shrinkage, and (v) an en-hanced cleaning and screening process for the reclaimed paper fiber that en-hances the strength, surface characteristics and overall surface uniformity of the paperboard.

The Company expects that the Lawton Mill will be able to produce recycled pa-perboard that is superior in surface characteristics to and approximately 20%- 30% lighter than that currently produced in the United States, but that has equal strength characteristics. The Company believes that being the first to produce higher quality, lower basis-weight recycled paperboard will give it a competitive advantage over other recycled paperboard manufacturers until other mills using similar technology come on-line. Because gypsum-grade recycled pa-perboard generally is sold on the basis of surface area, manufacturing lighter paper potentially translates into higher profit margins per ton for the recy-cled paperboard manufacturer. Lighter recycled paperboard also reduces drying costs associated with the production of gypsum wallboard by approximately 10% to 20% and reduces inbound and outbound freight costs for both recycled paper-board and gypsum wallboard. In addition, because the Lawton Mill is being de-signed as an efficient, high-speed mill, operating costs are expected to be lower than existing mills now producing recycled paperboard for the wallboard industry. In addition to producing a product which should be more attractive to customers, it is anticipated that the lighter weight, better quality recy-cled paperboard from the Lawton Mill will reduce production and transportation costs at the Duke Plant.

The Lawton Mill is expected to have the capacity to produce approximately 11 billion square feet, or approximately 220,000 tons, of gypsum-grade recycled paperboard annually. Production from the Lawton Mill will be used both inter-nally at the Duke Plant and sold externally to other gypsum wallboard manufac-turers. Upon completion of the expansion of the Duke Plant, the Company's in-ternal demand for gypsum-grade recycled paperboard is expected to be approxi-mately 2.5 billion square feet, or approximately 50,000-60,000 tons per year, which represents approximately 25% of the Lawton Mill's capacity. An addi-tional 5.2 billion square feet, or approximately 100,000-110,000 tons, com-prising an additional approximate 50% of the Lawton Mill's output, is expected to be purchased by Hardie pursuant to a long-term "requirements" agreement. The Company is actively pursuing potential customers for the Lawton Mill's re-maining output. Although primarily designed for the production of gypsum-grade recycled paperboard, the Lawton Mill is also capable of producing recycled pa-perboard for other uses.

Construction of the Lawton Mill commenced on June 29, 1998. The Company esti-mates that construction will be completed approximately 13 to 15 months after the date of this Prospectus and that the total cost of the Lawton Mill, inclu-sive of related working capital requirements and capitalized interest, will be $160 to $170 million. Management expects that the Lawton Mill will achieve commercial production by the first quarter of 2000.

The Company has entered into an agreement for the design and construction of the Lawton Mill with Fluor Daniel, Inc. ("Fluor Daniel"), an engineering and construction firm with substantial background in the construction of recycled paper mills. Fluor Daniel has entered into a subcontract for the paper machine to be used at the Lawton Mill with Voith Sulzer, a manufacturer with extensive experience in the design and fabrication of paper machines using the Fourdrin-ier process. Of the estimated $160 to $170 million cost of the Lawton Mill, approximately $42 million represents the cost of the paper machine.

The agreement with Fluor Daniel is a "cost plus" contract under which the Com-pany bears the cost of construction and pays fees to Fluor Daniel for its services. Portions of Fluor Daniel's fee are tied to the successful completion of the Lawton Mill within a target cost and on schedule. If costs are below the target, then Fluor Daniel's fee is increased, and, if the costs exceed the target, then the fee is reduced. Similarly, if the Lawton Mill is completed ahead of schedule, then the fee is increased, and, if it is completed behind schedule, then the fee is reduced. In addition, if Fluor Daniel identifies cost savings that are used on the project, then a portion of the savings will be shared with Fluor Daniel.

There can be no assurance that the construction of the Lawton Mill will pro-ceed on schedule and without cost overruns. Construction of the Lawton Mill may be significantly delayed or may not be completed at all as a result of problems frequently associated with construction projects, including delays in construction, cost overruns, labor problems, the inability to obtain required governmental approvals, licenses and permits or to obtain the funds required to complete the project. Completion and operation of the Lawton Mill may also be affected by general economic conditions. In addition, no assurance can be given that the Company will be able to successfully implement the technology to be used in the operation of the Lawton Mill into its operation. Other unforeseen expenses, difficulties, complications or delays may be encountered in connection with the construction and initial operations of the Lawton Mill. Construction of the Lawton Mill is subject to the satisfaction of certain conditions, including approval by vari-ous state and local regulatory agencies. There also can be no assurance that the Company will have sufficient resources available to integrate the Lawton Mill successfully into its overall operations. In addition, after construction of the Lawton Mill is completed, it is expected that there will be a period during which further testing and refinement of its recycled paperboard prod-ucts will occur and during which the Lawton Mill's line speed will be incrementally increased up to normal operating levels. During this transition period, which is expected to last for approximately eight months, the Lawton Mill will not be able to contribute to earnings at its full potential. In ad-dition, if production problems or quality problems with the recycled paper-board produced at the Lawton Mill should occur, then the contribution to earn-ings of the Lawton Mill could be further delayed. See "Risk Factors--Inability to Successfully Complete or Integrate The Lawton Mill."

When the Duke Plant converts to the use of recycled paperboard supplied by the Lawton Mill, the Company will need to find replacement customers for that por-tion of the productive capacity of the Hutchinson Mill that presently supplies the Duke Plant. The Company expects to shift production at the Hutchinson Mill away from the manufacture of gypsum-grade recycled paperboard to other grades of recycled paperboard and to continue concentrating the Commerce City Mill on the production of gypsum-grade recycled paperboard. However, the Company may experience a significant lag time in converting production to such other grades, prices available to the Company may be significantly lower, or the Company might be unable to find replacement customers.

One factor in the decision to locate the new mill in Lawton was the incentive package offered by the State of Oklahoma, Comanche County and the City of Law-ton, which includes the provision of the real property upon which the Lawton Mill is to be located, a cash incentive payment, certain income tax, sales tax and property tax benefits, the construction of a rail spur and an additional roadway to serve the site, the extension of a water line toward the site, pricing advantages on fresh water supplies and sewage and employee training and related services. In return for the incentive package, the Company has agreed not to sell the Lawton Mill for a period of 15 years from completion, other than to an affiliate or successor, and to employ approximately 110 full time employees at the Lawton Mill during the first five years of operation, subject to a reduction of up to 25% in the number of employees if technology and manufacturing processes or market conditions dictate that such a reduction is prudent.

The Company intends to use municipal water to supply the Lawton Mill and mu-nicipal sewer systems to discharge its waste water after it is processed and treated at the mill. The Company believes that adequate supplies of electric-ity and natural gas are available to the Lawton Mill and is in the process of negotiating for both electricity and natural gas requirements with several po-tential suppliers. The Company believes that these utilities will be adequate for operations at the Lawton Mill under normal circumstances. The Lawton Mill will be served by a rail spur that will tie in to a major rail line operated by Burlington Northern Santa Fe Corporation. Lawton is located on an inter-state highway and other major highways that will facilitate transportation by truck. The Company believes that adequate supplies of reclaimed paper fiber are available within reasonable distances from the Lawton Mill.

THE HARDIE AGREEMENT

On May 14, 1998, the Company entered into the Hardie Agreement, pursuant to which the Company has agreed to supply at least approximately 90% of the gyp-sum-grade recycled paperboard requirements of Hardie's three gypsum wallboard plants with the bulk of such sales beginning in October 2000-January 2001. The Company expects the amount of paperboard supplied to Hardie pursuant to the Hardie Agreement eventually to account for approximately 50% of the Lawton Mill's production. The Duke Plant is expected to utilize another approximately 25% of the Lawton Mill's output. Although it is actively pursuing several po-tential customers, the Company does not yet have any other supply agreements for the output of the Lawton Mill. There can be no assurance that the Company will be successful in obtaining any further supply agreements, and, in that case, the Company would attempt to sell the excess production in the spot mar-ket or under other short term arrangements.

Subject to earlier termination, the current term of the Hardie Agreement will terminate on the later of October 1, 2010 or ten years after the start of com-mercial production. The Hardie Agreement specifies that commercial production has been achieved when the Lawton Mill has produced, for two consecutive months, recycled paperboard meeting the required product specifications in an amount equal to or greater than approximately 30% of the Lawton Mill's planned monthly capacity. Under the Hardie Agreement, the Company has agreed to pro-vide to Hardie, and Hardie has agreed to purchase, the following volumes of recycled gypsum-grade paperboard: (i) approximately 7% of the requirements of Hardie's gypsum wallboard plant near Nashville, Arkansas until December 31, 2000; (ii) at least 90% of the requirements of Hardie's gypsum wallboard plant near Nashville, Arkansas beginning January 1, 2001; and
(iii) at least 90% of the requirements of Hardie's gypsum wallboard plants near Las Vegas, Nevada and Seattle, Washington beginning October 1, 2000. Although the Company may be able to sell additional quantities to Hardie prior to that time, there can be no assurance that such sales will occur or that the Lawton Mill will be able to produce the quantities that Hardie might seek to purchase prior to commencement of its long-term commitment. Under the Hardie Agreement, the Company will maintain a minimum inventory of 2,000 tons of gypsum-grade re-cycled paperboard at the Lawton Mill as to which Hardie will have priority of shipment.

Initially, each sale to Hardie will be made at a fixed base price determined at the execution of the Hardie Agreement that is subject to adjustment based on changes in the major variable costs of production of recycled paperboard, in-cluding the cost of power, transportation and the primary raw materials, and changes in the purchaser price index for industrial commodities and a reference employment cost index. The Hardie Agreement also contains a "most favored na-tions" clause requiring the Company to offer Hardie the lowest price that is available from the Company to other third-party purchasers of its recycled pa-perboard. The "most favored nations" clause requires the Company to offer the same price on an equivalent volume as the volume being sold to the third party at such price, but makes the price applicable to all sales while such third-party pricing remains in effect if the third-party price offered is pursuant to a long-term agreement of more than two years. As a result of the pricing formu-la, Hardie may be able to make purchases at substantially below market prices if market prices rise faster than the cost of production. Because of the "most favored nations" clause, if the Company were unable to sell its uncommitted production from the Lawton Mill to third parties at prices equal to or exceed-ing the pricing to Hardie, then it either would have to forego such third party sales or lower the selling price to Hardie.

In addition, the Hardie Agreement is a "requirements" contract, and a termina-tion or reduction of Hardie's production of gypsum wallboard could have a mate-rial adverse effect on the Company. If, after October 1, 2004, technology changes make it substantially more economical for Hardie to utilize paperboard of a kind not presently commercially available and that is not contemplated for the Lawton Mill, then Hardie and the Company are obligated to negotiate in good faith to include such recycled paperboard within the scope of the Hardie Agree-ment. However, any failure to reach an agreement on this point could result in a reduction or termination of Hardie's purchases from the Lawton Mill, and, as a result, could have a material adverse effect on the Company.

The Hardie Agreement imposes detailed specifications for the gypsum-grade recy-cled paperboard sold to Hardie. The Company believes that the production from its Lawton Mill will be able to meet such specifications. However, if the Com-pany were unable to produce gypsum-grade recycled paperboard meeting such spec-ifications or were unable to complete the Lawton Mill or achieve satisfactory commercial production in a timely fashion, then the Company would be obligated to supply Hardie with gypsum-grade recycled paperboard from its other mills or from purchases from third parties or otherwise compensate Hardie for its addi-tional costs in obtaining replacement gypsum-grade recycled paperboard. If Re-public is unable to give notice that commercial production has been achieved at the Lawton Mill by July 1, 2001, then Hardie may terminate the Hardie Agree-ment. The inability of the Company to complete construction of, or to achieve commercial production at, the Lawton Mill could have a material adverse effect on the Company. See "Risk Factors--Dependence on Hardie Agreement."

The Hardie Agreement provides that, during the two year period beginning on the later of October 1, 2005 or the fifth anniversary of commercial production, the parties will negotiate in good faith toward a long-term extension of the agree-ment past its initial term on mutually acceptable terms.

GYPSUM WALLBOARD OPERATIONS

Manufacturing. The Company's gypsum wallboard manufacturing operations are con-ducted at the Duke Plant near the Company's principal gypsum deposit. Based on the Company's historical product mix, the Duke Plant's current rated productive capacity is 570 million square feet of gypsum wallboard per year, when operat-ing three shifts per day and six and two-thirds days per week. This represents an increase in rated capacity of approximately 40 million feet of gypsum wall-board per year over 1996. The increase resulted largely from incremental pro-ductivity improvements made at the Duke Plant, which operated at or near capac-ity during 1996, 1997 and 1998. The Company is also currently completing a sec-ond phase expansion of the Duke Plant that will increase its capacity to 1.2 billion square feet per year by the end of 1998. Construction is progressing satisfactorily, and expenditures in connection with this project are estimated to total approximately $26 million for production equipment improvements and $5 million for additional railcars. Through fiscal 1998, these expenditures to-taled approximately $18 million. See "Management's Discussion and Analysis-- Overview" and "--Liquidity and Capital Resources."

The Company produces gypsum wallboard by a method common to most gypsum wall-board manufacturers. Initially, crude gypsum is quarried by open-face mining methods and crushed on site by an impact crusher. The raw gypsum is hauled to the Duke Plant and pulverized. The powdered gypsum is then placed in kettles for a continuous calcining process that converts it into plaster of Paris. The plaster of Paris is cooked and then mixed with chemicals, other raw materials and water to produce a slurry that is placed on the production line between two continuous sheets of recycled paperboard and allowed to harden while in motion. After the slurry hardens between the recycled paperboard, the sheet is cut into appropriate lengths, dried in kilns and packaged for sale. The Com-pany produces gypsum wallboard in standard industry thicknesses and varieties, and also produces 54-inch wallboard, a premium product used in commercial and residential applications with 9-foot ceilings, which management believes is currently produced at only a limited number of manufacturing facilities in the United States.

Gypsum Supply. The Company owns in fee simple all surface rights and mineral rights to gypsum, gypsite and anhydride with respect to 2,374 acres of land near the Duke Plant. Additionally, approximately 740 acres of mineral rights for gypsum, gypsite and anhydrite are leased by the Company with an option to lease approximately another 720 acres. The Company estimates that the reserves of these gypsum deposits should be sufficient to supply the Duke Plant, after the completion of its present expansion and operating at capacity, for approx-imately 15 years. The land on which the deposits are located is adjacent ei-ther to paved or rock-surfaced roads and near a paved state highway which can be used during inclement weather for transporting the raw gypsum to the plant site. In the Company's opinion, other gypsum deposits are located in the imme-diate area and may be obtained at a reasonable cost. Ordinarily, a four to six-week supply of crushed raw gypsum is maintained at the Duke Plant. The Company also owns substantial non-producing gypsum reserves in Nova Scotia, Canada.

Other Raw Materials, Utilities and Fuel. Other than gypsum, the principal raw material used by the Company in manufacturing gypsum wallboard is recycled pa-perboard. The primary sources of this recycled paperboard currently are the Commerce City Mill and the Hutchinson Mill. See "Business--Recycled Paperboard Operations."

Water, electricity and natural gas are also required by the Company's manufac-turing process. Water wells located near the Duke Plant produce sufficient quantities of water for current and anticipated plant requirements. A 125,000 gallon overhead water storage tank is also situated adjacent to the Duke Plant. In addition, the Duke Plant can purchase water from the public water supply system of the town of Duke, Oklahoma. Electric power is supplied to the Company at standard industrial rates by a local electric cooperative.

Sales, Marketing and Distribution. In 1997, approximately 61% of the Company's shipments of gypsum wallboard products went to customers located in its pri-mary historical markets of Texas, Oklahoma, Colorado and Kansas. The remaining 39% of shipments went to customers in other states, with an emphasis on the midwestern and southeastern regions of the United States.

Gypsum wallboard is sold directly to building materials dealers and, in areas where custom of the trade dictates, to contractors and applicators. The Company's largest gypsum wallboard customer accounted for less than 5% of the Company's consolidated sales in 1997. Sales representatives, working in sepa-rate territories, market gypsum wallboard for the Company. Most of these sales representatives have significant experience in the building materials indus-try.

Sales are made on credit terms allowing a cash discount for prompt payment in accordance with normal industry practice. Typically, orders are filled upon receipt. The Company produces to inventory, but balances inventories with or-ders. The backlog of orders for the Company's gypsum wallboard generally is not significant.

The Company utilizes contract and common carriers with dedicated tractors and trailers to meet the majority of the Company's trucking delivery requirements. The Company supplements the services provided by these dedicated carriers with other common carriers. The Company's strategy has enabled the Company to ship economically without affecting the timeliness of deliveries. Additionally, the Company ships approximately one-third of its product by rail. Rail shipments are facilitated by the Company's subsidiary, the Hollis & Eastern Railroad Company, a short-line railroad that connects the Duke Plant with major rail lines located 15 miles away, thus enabling the Company to ship to distant mar-kets economically. The Company also owns 115 railcars that operate in, and are dispatched through, the national rail system. In order to effectively and ef-ficiently transport the additional product produced by the Duke Plant, the Company has ordered an additional 40 railcars that are expected to be deliv-ered in October, 1998. The Company receives car hire revenues from its railcars.

The Company also ships gypsum wallboard by rail to public warehouses located in Birmingham, Alabama and Cincinnati, Ohio. The warehouses unload and store the gypsum wallboard until the Company instructs them to arrange deliveries by truck to customers located in the region surrounding the warehouses. Freight cost savings can be achieved to many destinations in this manner because the majority of the shipping distance is by rail which, at these distances, is typ-ically cheaper than truck delivery.

Competition. Each of the products sold by the Company competes with several different brands of the same product and with different products designed for the same purposes. Very little differentiation currently exists between the gypsum wallboard produced by the Company and its competitors. The Company be-lieves, however, that the lower weight and the enhanced surface characteristics of the recycled paperboard to be produced by the Lawton Mill will give the gyp-sum wallboard produced with it a competitive advantage. The Company also be-lieves that price, personal relationships with customers, quality and timeli-ness of deliveries will continue to be important methods of competition among gypsum wallboard manufacturers.

There are approximately 11 manufacturers of gypsum wallboard in the United States, many of which have significantly greater financial resources than the Company. Three of these companies, Georgia-Pacific, National and USG, sell, in the aggregate, an estimated 75% to 80% of the wallboard in the United States. The Company believes that its sales represent approximately 2% of the total gypsum wallboard sold nationally and approximately 10% of the total gypsum wallboard sold in its primary historical markets. See "Risk Factors--Competi-tion."

In addition to the Company's expansion of the Duke Plant, the Company is aware of at least two other gypsum wallboard manufacturers that have recently com-pleted expansions of their gypsum wallboard plants. Additional gypsum wallboard manufacturers have begun or are beginning the process of adding gypsum wall-board capacity and are expected to complete this process during the next 18 to 36 months. As a result of these and other expansions, the Company believes that a significant amount of new capacity may be on line in the near future, which could have a material adverse effect on gypsum wallboard selling prices. Fur-thermore, because high exit barriers exist in the gypsum wallboard industry, plants that are contributing to the excess capacity may not be dismantled dur-ing periods of low demand or low prices and may, therefore, be capable of a quick reentry into the market when the market improves.

Larger, multiple-plant gypsum wallboard manufacturers often have a competitive advantage over the Company in markets outside the Company's primary markets be-cause of the strategic location of their plants as well as other cost efficien-cies, such as the ability to spread fixed costs over several plants. See "Man-agement's Discussion and Analysis of Financial Condition and Results of Opera-tions" and "Risk Factors--Competition--Gypsum Wallboard Industry."

EMPLOYEES AND EMPLOYEE RELATIONS

The Company employs approximately 800 people, approximately 590 of whom are covered by collective bargaining agreements with four labor unions. The expira-tions of current collective bargaining agreements range from 1999 to 2003. The Company believes that its relations with employees are satisfactory.

ENVIRONMENTAL REGULATION

The Company's operations are subject to various federal, state and local envi-ronmental laws and regulations, including those governing discharges into the air and water, the storage, handling and disposal of wastes, the remediation of contaminated soil and groundwater and the health and safety of employees. The nature of the Company's operations, which include quarrying gypsum by open-face mining methods and the manufacture of recycled paperboard, which involves the discharge of large volumes of waste water and solid waste, expose it to the risk of liability or claims with respect to environmental and worker health and safety matters. Although the Company believes that it is in material compliance with applicable federal, state and local environmental laws and regulations governing surface quarrying and reclamation of quarried property near its gyp-sum plant and the discharge of waste from its recycled paperboard mills, the West Virginia Division of Environmental Protection (the "DEP") has filed a com-plaint alleging that Republic Paperboard Company of West Virginia (the "West Virginia Subsidiary") is in violation of certain provisions of its wastewater discharge permit at the Halltown Mill and an administrative order entered into between the DEP and the West Virginia Subsidiary. See "--Legal Proceedings."

A number of the Company's facilities have a history of industrial use. Under certain environmental laws a current or previous owner or operator of property, or the generator of wastes disposed of offsite, may be jointly and severally liable for site cleanup costs, regardless of fault. Responsible parties may also be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. In con-nection with the Company's preparation for a warehouse addition to the Commerce City Mill, the Company discovered and has been investigating the presence of subsurface petroleum hydrocarbons. The Company retained an environmental con-sultant who con-cluded that fuel oil, jet fuel, and gasoline additives had migrated in the sub-surface of the Company's property from an adjacent property. The Company and the adjacent property owner have both conducted their own investigations and have additionally sponsored joint investigations. Discussions between the par-ties continue. The Company has completed the construction of the warehouse ad-dition under approval of the Colorado Department of Health. At this time, the Company has not ascertained the future liability, if any, resulting from this matter. Aggregate environmental expenditures were $11,000 in 1997, $3,000 in 1996 and $32,000 in 1995. These costs have been accounted for as selling and administrative expenses. Due to the complexity of the environmental laws, rules and policies currently applicable to the Company and the uncertainty about fu-ture changes in such laws and regulations, the Company maintains accounting re-serves for future unexpected expenses of the nature and magnitude incurred dur-ing the past three years.

Management believes that compliance with environmental laws and regulations is a cost of manufacturing that has widespread applicability to the members of the industries in which the Company is competing. Historically, the Company has not incurred material costs or penalties with respect to the remediation of envi-ronmental problems; however, the discovery of new facts and future events, in-cluding changes in the law, unknown practices by prior owners and spills by neighboring facilities, could result in material environmental problems, and there can be no assurance that such matters will not adversely affect the Com-pany in the future.

LEGAL PROCEEDINGS

In October 1997, the DEP filed a complaint against the West Virginia Subsidiary in the Circuit Court of Jefferson County, West Virginia. The complaint alleges that the West Virginia Subsidiary has violated and continues to violate a pre-vious order entered into between the West Virginia Subsidiary and the DEP on January 17, 1995 and further alleges that the West Virginia Subsidiary has vio-lated and continues to violate certain provisions of its wastewater discharge permit. The West Virginia Subsidiary discharges treated process wastewater into a creek running through the Halltown Mill pursuant to a permit issued to the West Virginia Subsidiary by the DEP. The permit requires that the quality of the water that may be discharged into the creek under the permit comply with certain effluent limitations. The complaint alleges 33 violations over a time period from October 1995 to March 1997. The complaint also alleges that the earlier administrative order has been violated because of the failure of the West Virginia Subsidiary to pay a stipulated penalty of $1,000 for two alleged violations of the permit that occurred between January 1995 and October 1995. The DEP is seeking by virtue of the complaint to require the West Virginia Sub-sidiary to enter into a consent agreement that sets forth a compliance schedule for correcting the alleged deficiencies in the wastewater treatment facilities of the West Virginia Subsidiary that have led to the alleged effluent excesses. The DEP is also requesting a civil monetary penalty of unspecified amount but which, according to the complaint, may not exceed $10,000 per day for each of the alleged violations many of which involved monthly limitations and may be treated as involving the entire number of days in the month in question. The DEP is also seeking to recover all of its costs of court including attorneys fees. The West Virginia Subsidiary has responded in a timely manner to the al-legations of the complaint. At this time, the Company has not ascertained the future liability, if any, of the above matter.

Other than as set forth above there are no material pending legal proceedings involving the Company, other than ordinary routine litigation incidental to the business of the Company.

                                   MANAGEMENT

The names, ages and titles of the Company's directors and officers are listed below. Each director is elected at the annual meeting of the stockholders of the Company to serve a one year term until the next annual meeting or until a successor is elected and qualified, or until his earlier resignation. Each ex-ecutive officer holds his office until a successor is chosen and qualified or until his earlier resignation or removal.

--------------------------------------------------------------------------------

NAME                     AGE POSITION
-----------------------------------------------------------------------------------------
Phil Simpson............ 63  Chairman of the Board, President and Chief Executive Officer
Doyle R. Ramsey......... 47  Executive Vice President and Chief Financial Officer
Geary D. Cribbs......... 55  Senior Vice President
Todd T. Brown........... 44  Vice President
Susan G. Hall........... 52  Vice President
Joe T. Brown, Jr........ 54  Vice President
Lon D. Lewis............ 54  Vice President
James M. Britz.......... 47  Vice President
Janey L. Rife........... 53  Vice President, Treasurer and Secretary
Michael W. Dirks........ 36  Vice President and Principal Accounting Officer
Bert A. Nelson.......... 66  Director
C. William Claypool..... 62  Director
Talbot Rain............. 78  Director
Gerald L. Ray........... 65  Director
Robert F. Sexton........ 64  Director
L.L. Wallace............ 83  Director
David B. Yarbrough...... 79  Director

Mr. Phil Simpson has been Chairman of the Board of Directors since 1967. He has been President since 1965 with the exception of years 1968 to 1973, 1975 to 1985, and the years of 1987 to 1990. He has been Chief Executive Officer since 1965 with the exception of the years 1968 to 1973 and the years 1982 to 1986.

Mr. Doyle R. Ramsey was elected Executive Vice President in August 1998 and continues to hold the additional post of Chief Financial Officer. Mr. Ramsey has overall responsibility for finance, treasury and credit, accounting, man-agement information services and human resources. Previously, he served as Vice President--Finance and Chief Financial Officer from 1992 to 1998.

Mr. Geary D. Cribbs was elected Senior Vice President in March 1998. He is re-sponsible for the Company's gypsum wallboard operations. Previously, Mr. Cribbs served as Vice President, from 1992 to 1998, and as General Manager of the Duke Plant.

Mr. Todd T. Brown was elected Vice President in September 1992. He is responsi-ble for the Company's recycled paperboard operations. Previously, he served as Mill Manager of the Commerce City and Hutchinson Mills.

Ms. Susan G. Hall was elected Vice President in October 1993. She is responsi-ble for gypsum sales. She served as Gypsum Sales Manager from October 1991 to October 1993.

Mr. Joe T. Brown, Jr. was elected Vice President in March 1998. He is responsi-ble for the Company's gypsum wallboard manufacturing operations. Previously, Mr. Brown held senior management positions in manufacturing with Temple-Inland, Inc., a diversified manufacturing and financial services company, and its af-filiates.

Mr. James M. Britz was elected Vice President in August 1994. He is responsible for the environmental compliance, safety and human resource functions of the Company. He served as Director of Environmental, Safety and Health, and Human Resources from February 1993 to August 1994. Previously, he held similar posi-tions with the Genlyte Group, Inc, a maker of lighting products.

Ms. Janey L. Rife was elected Vice President and Treasurer of the Company in August 1998. She has served as Treasurer and Secretary since May 1993. Previ-ously, she served as Credit Manager.

Mr. Lon D. Lewis was elected Vice President in September 1996. He is responsi-ble for the Company's recycled paperboard sales and assumed responsibilities for the Company's recovered fiber operations in August 1998. He served as Di-rector of Engineering from March 1996 to October 1996. Previously, he held var-ious management positions with Simkins Industries Inc. and Jefferson Smurfit Corporation, both producers of recycled paperboard.

Mr. Michael W. Dirks was elected Vice President and Principal Accounting Offi-cer in August 1998. He has direct responsibility for accounting and management information services. Since 1991 Mr. Dirks has held the positions of Mill Con-troller, Corporate Accounting Manager, Special Projects Manager and Manager of Internal Audit and Management Information Services. From May 1995 to December 1996, Mr. Dirks was employed by a public accounting and consulting firm.

Mr. C. William Claypool has been a director of the Company since January 1998. He retired as Corporate Vice President and General Manager-Paper Division of Sonoco Products Company, a multinational packaging products company, in June 1997.

Mr. Bert A. Nelson has been a director of the Company since 1990. He is engaged in the management of his own personal investments in Dallas, Texas.

Mr. Talbot Rain has been a director of the Company since 1967. Additionally, he is of Counsel to Locke Purnell Rain Harrell (A Professional Corporation), which law firm represented the Company with respect to various legal matters during fiscal year 1998.

Mr. Gerald L. Ray has been a director of the Company since 1969. Additionally, he is President of Gerald L. Ray & Associates, an investment advisory company.

Mr. Robert F. Sexton has been a director of the Company since 1990. Addition-ally, he is President of Bakery Associates, Inc., a food industry supplier, and a director of Ultrak, Inc, a manufacturer and distributor of video closed cir-cuit television systems.

Mr. L. L. Wallace has been a director of the Company since 1980. Mr. Wallace retired from business in 1980. Prior to that time, he was Vice President of Packaging Corporation of America (now Tenneco Packaging), a manufacturer of pa-per products.

Mr. David B. Yarbrough has been a director of the Company since 1973. Mr. Yarbrough retired from business in 1987. Prior to that time, he was President of Yarbrough Construction Co., Inc., a general contractor.

Mr. Stephen L. Gagnon, who had served as Executive Vice President of the Com-pany since September 1992, died on June 19, 1998, from complications during treatment for leukemia.

                     DESCRIPTION OF THE NEW CREDIT FACILITY

On July 15, 1998, the Company entered into a credit agreement with a syndicate of banks led by Morgan Guaranty Trust Company of New York and NationsBank, N.A., as co-agents, establishing a credit facility (the "New Credit Facility"). All information relating to the New Credit Facility is qualified in its en-tirety by reference to the complete text of the documents entered into in con-nection with the New Credit Facility. For purposes of this description only, the term "Company" refers only to Republic Group Incorporated. Capitalized terms used but not defined herein have the meanings ascribed to them in the New Credit Facility.

GENERAL

The New Credit Facility provides for up to $85 million in principal amount of revolving loans during a period ending on the earlier of the start-up of the Lawton Mill or the date two years after the establishment of the New Credit Fa-cility. At the end of that period, the New Credit Facility will convert into a term loan in the principal amount of up to $50 million and a revolving credit facility with a $35 million maximum principal amount. (If the funded amount un-der the New Credit Facility is less than $50 million in principal amount at the time of conversion, then the principal amount of the term loan will be such lesser, funded amount, instead of $50 million.) The Company is permitted to use up to $5 million of amounts available under the New Credit Facility for the is-suance of letters of credit, which usage is subject to standard fees. The term loan will amortize as to principal quarterly over a period of four years after the date of conversion, with 10% due during the first year, 20% during the sec-ond year, 30% during the third year and the balance during the fourth year. The revolving credit facility will mature four years after the date of conversion. Availability under the New Credit Facility is not subject to a borrowing base but is subject to, among other things, a condition that the construction of the Lawton Mill be progressing on a satisfactory schedule and within agreed-upon cost parameters. The Company expects to use the proceeds of the New Credit Fa-cility to finance, in part, the construction of the Lawton Mill and for general corporate purposes, including working capital. See "Business--Business Strate-gy" and "Use of Proceeds."

INTEREST RATES

The New Credit Facility bears interest at a rate equal to, at the election of the Company, the Base Rate plus an applicable margin (between 0% and 0.75%) per annum or (ii) one-, two-, three- or six-month LIBOR plus an applicable margin (between 0.75% and 1.75%) per annum. The variable percentage is determined based on a formula and decreases as the ratio of the Consolidated Debt of the Company and its subsidiaries to Consolidated EBITDA decreases.

SECURITY AND GUARANTEE

The New Credit Facility is a direct obligation of the Company and is fully guaranteed by all of the Company's material subsidiaries. Such obligations and Guarantees rank senior in right of payment to the Notes. The Company's obliga-tions under the New Credit Facility are secured by (i) a mortgage on the real estate and permanent improvements at the Lawton Mill site, (ii) a pledge by the Company of all of the outstanding capital stock of its subsidiaries and (iii) a security interest in substantially all of the Company's other personal proper-ty, including any unused proceeds from the issuance and sale of the Notes. Cer-tain subsidiaries of the Company have issued Guarantees under the New Credit Facility which are secured by both the subsidiaries' pledge of their equity in-terests in other subsidiaries and by each such subsidiary's pledge of (i) all intercompany debt owed to it and (ii) substantially all of the personal prop-erty of the subsidiary. At such time, if any, as outstanding loans under the New Credit Facility exceed $50 million, the Lenders may require that all other real property and permanent improvements of the Company and its subsidiaries be mortgaged as security for the New Credit Facility.

PREPAYMENT

The Company must prepay amounts outstanding under the New Credit Facility in amounts equal to (i) the net proceeds of certain asset sales and insurance from certain casualty events (to the extent the same exceed $500,000 in a fiscal year), (ii) approximately 50% of Excess Cash Flow for each fiscal year begin-ning after the conversion described above and (iii) the net proceeds of certain future debt issuances. The Company may at any time voluntarily prepay amounts outstanding under the New Credit Facility.

COVENANTS

The New Credit Facility contains covenants requiring the Company to maintain the following financial ratios on a consolidated basis: (i) maximum debt to EBITDA, (ii) minimum EBITDA to interest expense, (iii) minimum EBITDA and (iv) minimum net worth.

The New Credit Facility also contains covenants that impose certain limitations on the right of the Company and its subsidiaries in respect of, among other things, (i) the payment of dividends and other distributions, (ii) capital ex-penditures and operating lease obligations, (iii) the creation or incurrence of liens, (iv) transactions with affiliates, (v) the incurrence, prepayment or re-purchase of indebtedness, including the Notes, (vi) investments, (vii) the terms of subordinated indebtedness (including the indebtedness evidenced by the Notes) and (viii) mergers, asset sales and divestitures. The New Credit Facil-ity also includes a covenant requiring that the Lawton Mill be at least 90% complete by the Conversion Date and that the start up of the Lawton Mill occur no later than six months after the Conversion Date.

FEES AND EXPENSES

The Company has paid customary fees in connection with structuring the New Credit Facility and will also pay to the Lenders a commitment fee on the unused portion of the New Credit Facility, payable quarterly in arrears, which fee is subject to change as the ratio of the Consolidated Debt of the Company and its subsidiaries to Consolidated EBITDA decreases or increases. The Company also has paid certain fees to Morgan Guaranty Trust Company of New York and NationsBank, N.A. as co-agents and has reimbursed them for certain expenses.

                              DESCRIPTION OF NOTES

GENERAL

The Old Notes have been and the New Notes will be issued pursuant to an Inden-ture dated as of July 15, 1998 (the "Indenture") between the Company and UMB Bank, N.A., as Trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture and the Registration Rights Agreement described below are filed as exhibits to the Registration Statement of which this Prospectus forms a part and are incorporated herein by reference. The statements under this caption re-lating to the Notes, the Indenture and the Registration Rights Agreement are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture and the Registration Rights Agreement, such provisions, including the definitions of certain terms, are qualified in their entirety by such reference. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

The Old Notes and the New Notes are treated as a single series of debt securi-ties under the Indenture. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will vote together with the Holders of the New Notes as a single series of Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain ac-tions by the Holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified min-imum percentages of the aggregate principal amount of the outstanding securi-ties issued under the Indenture. In determining whether Holders of the requi-site percentage of principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes that remain outstanding after the Exchange Offer will be aggregated with the New Notes, and the Holders of such Notes will vote together for all such purposes. According-ly, at any time after the Exchange Offer is consummated, all references herein to specified percentages of aggregate principal amount of the outstanding Notes means such percentages of aggregate principal amount of the Old Notes and the New Notes then outstanding.

PRINCIPAL, MATURITY AND INTEREST

The Notes are general unsecured obligations of the Company limited in aggregate principal amount to $100 million and will mature on July 15, 2008. Interest on the Notes accrues at a rate of 9 1/2% per annum and will be payable semi-annu-ally in arrears on January 15 and July 15 of each year, commencing on January 15, 1999, to Holders of record on the immediately preceding January 1 and July 1, respectively. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from July 15, 1998. See "The Exchange Offer--Payment of In-terest."

Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to Holders of Notes at their respective addresses set forth in the register of Holders of Notes; pro-vided that all payments with respect to Global Notes, the Holders of which have given wire transfer instructions on or prior to the relevant record date to the paying agent, must be made by wire transfer of immediately available funds to the accounts specified by such Holders. Until otherwise designated by the Com-pany, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Old Notes have been, and the New Notes will be, issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

The payment of principal of, premium, if any, and interest on the Notes is sub-ordinated in right of payment, as set forth in the Indenture, to the prior pay-ment in full of all Senior Debt, whether outstanding on the date of sale of the Old Notes or thereafter incurred. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, re-organization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any mar-shaling of the Company's assets and liabilities, (a) the holders of Senior Debt are entitled to receive payment in full of all such Senior Debt (including all Obligations with respect thereto) before Holders of Notes are entitled to re-ceive any payment with respect to the Notes and (b) until all amounts with re-spect to Senior Debt are paid in full, any distribution to which Holders of Notes would be entitled, but for the subordination provisions of the Indenture, shall be made to the holders of Senior Debt (except payments made from the trust described under "--Legal Defeasance and Covenant Defeasance" and except that Holders of Notes may receive securities so long as (i) the Notes are not treated in any case or proceeding or other event described above as part of the same class of claims as the Senior Debt or any class of claims on a parity with or senior to the Senior Debt for any payment or distribution, (ii) such securities are sub-ordinated at least to the same extent as the Notes to Senior Debt and any secu-rities issued in exchange for such Senior Debt and (iii) such securities are authorized by an order or decree of a court of competent jurisdiction in a re-organization proceeding under any applicable bankruptcy, insolvency or similar law that gives effect to the subordination of the Notes to Senior Debt in a manner and with an effect which would be required if this parenthetical clause were not included in this paragraph; provided that the Senior Debt is assumed by the new corporation, if any, resulting from any such reorganization or read-justment and issuing such securities).

The Company may not make any payment upon or in respect of the Notes (except in such subordinated securities as described above or from the trust described un-der "--Legal Defeasance and Covenant Defeasance") if (i) a Payment Default on Designated Senior Debt occurs and is continuing or (ii) any other default oc-curs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to ac-celerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the representative of the hold-ers of such Designated Senior Debt. Payments on the Notes may be resumed (a) in the case of a Payment Default, upon the date on which such Payment Default is cured or waived and (b) in case of any default other than a Payment Default, the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, un-less the maturity of such Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of receipt by the Trustee of the immediately prior Pay-ment Blockage Notice. No default other than a Payment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage No-tice.

As a result of the subordination provisions described above, in the event of a liquidation, insolvency or similar proceeding, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors--Subordination of the Notes; Risks Associated with Corporate Structure." The Company may borrow up to $85 million under the New Credit Fa-cility (and expects to borrow a substantial portion thereof to finance the con-struction of the Lawton Mill), which would constitute Senior Debt, and may, subject to the limitations of the Indenture, incur additional Senior Debt, all of which Senior Debt would rank senior in right of payment to the Notes.

The Indenture limits, subject to certain financial tests, the amount of addi-tional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock." The operations of the Company are con-ducted through its Subsidiaries. Therefore, the Company depends upon the cash flow of its Subsidiaries to meet its obligations, including obligations under the Notes. The Notes effectively are subordinated to all outstanding Indebted-ness and other liabilities and commitments (including Trade Payables) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the con-sequent right of the Holders of Notes to participate in those assets) effec-tively is subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such Subsidiary and any Indebtedness of such Subsidi-ary senior to that held by the Company. As of August 31, 1998, the Company's Subsidiaries had Trade Payables and other liabilities aggregating approximately $32.9 million and no other Indebtedness. However, the Company's material sub-sidiaries have each Guaranteed all indebtedness incurred under the New Credit Facility.

OPTIONAL REDEMPTION

The Notes are not redeemable at the Company's option prior to July 15, 2003. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

                     ----------
YEAR                 PERCENTAGE
----                 ----------
2003                  104.750%
2004                  103.167%
2005                  101.583%
2006 and thereafter   100.000%

In addition, prior to July 15, 2001, the Company may redeem up to 35% of the principal amount of the Notes with the net cash proceeds received by the Com-pany from one or more Public Equity Offerings, at a redemption price of 109.5% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date); provided, however, that at least 65% of the aggregate principal amount of the Notes originally issued pursuant to the Offering remains outstanding immediately after any such redemption (excluding any Notes owned by the Company or any of its Affiliates). Notice of redemption pursuant to this paragraph must be mailed to holders of Notes not later than 60 days following the consummation of such Public Equity Offering.

If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; provided that no Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the re-demption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that re-lates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to ac-crue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

Except as set forth below under "--Repurchase at the Option of Holders upon a Change of Control" and "--Certain Covenants--Asset Sales," the Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer de-scribed below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid in-terest thereon to the date of purchase (the "Change of Control Payment") on a date that is not more than 90 days after the occurrence of such Change of Con-trol (the "Change of Control Payment Date"). Prior to the mailing of notice to Holders provided for in the succeeding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Senior Debt that would prohibit the repurchase of the Notes as pro-vided for in the succeeding paragraph or (ii) obtain any requisite consents un-der instruments governing any such Senior Debt to permit the repurchase of the Notes as provided for in the succeeding paragraph. The Company shall first com-ply with the covenant in the preceding sentence before it shall be required to repurchase Notes pursuant to the "Repurchase at the Option of Holders upon a Change of Control" covenant.

Within 30 days following any Change of Control, the Company will mail, or at the Company's request the Trustee will mail, a notice to each Holder offering to repurchase the Notes held by such Holder pursuant to the procedures speci-fied in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other United States federal, state or territo-rial securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful,
(i) accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer, (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stat-ing the aggregate principal amount of Notes or portions thereof being purchased by the Company. The paying agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

A failure by the Company to comply with the provisions of the three preceding paragraphs will constitute an Event of Default. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit Holders of Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. See "--Events of Default and Remedies."

With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of un-certainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the oc-currence of a Change of Control. There can be no assurances that the Company will have sufficient funds available or will be able to obtain third party fi-nancing at the time of any Change of Control to make any debt payment (includ-ing repurchases of Notes) required by the "Repurchase at the Option of Holders upon a Change of Control" covenant of the Indenture (as well as any similar covenant that may be contained in other securities of the Company that might be outstanding at the time). Unless the consents referred to above are ob-tained, the "Repurchase at the Option of Holders upon a Change of Control" covenant of the Indenture requires the Company to repay all Senior Debt then outstanding that by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase. The New Credit Facility provides that a Change of Control will constitute a default thereunder, which would permit the lenders to cause the indebtedness under the New Credit Facil-ity to become immediately due and payable or to institute a payment blockage. See "--Subordination." Any future credit agreements or other agreements relat-ing to Senior Debt to which the Company becomes a party may contain similar provisions.

CERTAIN COVENANTS

Restricted Payments

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any Re-stricted Subsidiary's Equity Interests (other than (x) dividends or distribu-tions payable in Qualified Equity Interests of the Company and (y) in the case of any Restricted Subsidiary, dividends or distributions payable to the Com-pany or any Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Restricted Subsidiaries (other than any such Equity Interests that are owned by the Company or a Restricted Subsidiary); (iii) make any voluntary or optional principal payment on, or voluntary or optional purchase, redemp-tion, defeasance, or other acquisition or retirement for value of, any Subor-dinated Debt; or (iv) make any Investment that is a Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment (the amount of any such Restricted Payment, if other than cash, being the fair market value (as con-clusively evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee within 60 days prior to the date of such Restricted Payment) of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

  (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ra-tio test set forth in the first paragraph of the covenant in the Indenture described below under the caption "--Incurrence of Indebtedness and Issu-ance of Disqualified Stock"; and

  (c) such Restricted Payment, together with the aggregate of all other Re-stricted Payments made by the Company and its Restricted Subsidiaries after June 30, 1998 (excluding Restricted Payments permitted by clauses (B), (C) and (D) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commenc-ing after June 30, 1998 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale (other than to a Subsidiary of the Company) since June 30, 1998 of Quali-fied Equity Interests of the Company or of debt securities of the Company or any of its Restricted Subsidiaries that have been converted into or ex-changed for Qualified Equity Interests of the Company.

If no Default or Event of Default has occurred and is continuing, or would oc-cur as a consequence thereof, the foregoing provisions will not prohibit the following Restricted Payments: (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (B) the payment of cash dividends on any series of Disqualified Stock issued after the date of the In-denture in an aggregate amount not to exceed the cash received by the Company since the date of the Indenture upon issuance of such Disqualified Stock; (C) the redemption, repurchase, retirement or other acquisition of any Equity In-terests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company; pro-vided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (D) the defeasance, redemption or repurchase of Subordinated Debt (including any Subordinated Debt that con-stitutes Acquired Debt) with the net cash proceeds from an incurrence of Per-mitted Refinancing Indebtedness or in exchange for or out of the net cash pro-ceeds from the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repur-chase, retirement or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (E) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Re-stricted Subsidiary held by any present or former member of the Company's (or any of its Subsidiary's) management (which for purposes of this clause (E) in-cludes directors) or the heirs, estate or legatees of, or any entity controlled by, any such member pursuant to any management equity subscription agreement, stock option agreement or other employee benefit plan; provided that the aggre-gate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (E) shall not exceed $1 million in any calen-dar year (with unused amounts in a calendar year being carried forward to a subsequent calendar year, subject to a maximum of $2 million in any calendar year); (F) the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount of such Subordinated Debt in the event of a Change of Control pursuant to a provision similar to the provision described under "--Repurchase at the Option of Holders upon a Change of Con-trol"; provided that prior to such repurchase the Company has made a Change of Control Offer as provided under "Repurchase at the Option of Holders upon a Change of Control" and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer and (G) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (G) on or after the Issue Date, does not exceed $7 million.

Not later than the date of making any Restricted Payment, the Company shall de-liver to the Trustee an Officers' Certificate stating that such Restricted Pay-ment is permitted and setting forth the basis upon which the calculations re-quired by the covenant "Restricted Payments" were computed.

Incurrence of Indebtedness and Issuance of Disqualified Stock

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contin-gently or otherwise, with respect to (collectively, "incur") after the date of the Indenture any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) and the Company may issue shares of Disqualified Stock if (i) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof and (ii) the Fixed Charge Coverage Ratio for the Company's most re-cently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebted-ness is incurred or such Disqualified Stock is issued would have been at least
2.5 to 1, determined on a pro forma basis as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. Indebtedness consisting of reim-bursement obligations in respect of a letter of credit will be deemed to be in-curred when the letter of credit is first issued. The Company will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt.

The foregoing provisions will not apply to:

  (i) the incurrence by the Company of Senior Debt under the New Credit Fa-cility, and Guarantees thereof by its Restricted Subsidiaries, in an aggre-gate principal amount at any time outstanding not to exceed an amount equal to $85 million less the aggregate amount of all mandatory payments applied to repay loans (other than revolving credit loans) outstanding thereunder or to permanently reduce the revolving credit commitments thereunder;

  (ii) the incurrence by the Company of Indebtedness represented by the Notes;

  (iii) Existing Indebtedness;

  (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, In-debtedness that was permitted by the Indenture to be incurred (including, without limitation, Existing Indebtedness);

  (v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Re-stricted Subsidiaries; provided that upon either (a) the transfer or other disposition by the Company or a Restricted Subsidiary of any Indebtedness so permitted under this clause (v) to a Person other than the Company or a Restricted Subsidiary or (b) the issuance, sale, transfer or other disposi-tion of Equity Interests (including by consolidation or merger) in a Re-stricted Subsidiary to a Person other than the Company or a Restricted Sub-sidiary which results in such Restricted Subsidiary ceasing to be a Re-stricted Subsidiary, the provisions of this clause (v) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

  (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations or Guarantees thereof, provided that such Hedging Obli-gations are incurred for the purpose of (A) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability, the payment of which receivable or liability is determined by reference to a foreign currency; provided that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates or (B) fixing or hedging risk with respect to fluctuations in the cost of raw materials; provided that such obligation is entered into by the Company or a Re-stricted Subsidiary for valid business purposes other than speculative pur-poses (as determined by the Company's or such Restricted Subsidiary's chief financial officer in the exercise of his or her good faith business judg-
  ment);

  (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by performance bonds, bankers' acceptances, standby letters of credit, mechanic's lien bonds or appeal bonds, in each case to the extent incurred in the ordinary course of business of the Com-pany or such Restricted Subsidiary;

  (viii) the issuance by any of the Company's Restricted Subsidiaries of shares of preferred stock to the Company or a Restricted Subsidiary; pro-vided that upon the transfer or other disposition by the Company or a Re-stricted Subsidiary of any such shares to a Person other than the Company or a Restricted Subsidiary, the provisions of this clause (viii) shall no longer be applicable to such preferred stock and such preferred stock shall be deemed to have been issued to such Person at the time of any such trans-fer or other disposition and shall be required to satisfy the provisions of clause (ix) hereof;

  (ix) the incurrence by any Restricted Subsidiary of Indebtedness, or the issuance by any Restricted Subsidiary of preferred stock, the aggregate principal amount of which, in the case of Indebtedness, or the total liqui-dation preference of which, in the case of preferred stock, together with
  (x) all other Indebtedness of the Company's Restricted Subsidiaries (other than Guarantees of the New Credit Facility) at the time outstanding and (y) the total liquidation preference of all other preferred stock of the Company's Restricted Subsidiaries at the time issued and outstanding and, in each case, held by any Person other than the Company or any Restricted Subsidiary, does not exceed the greater of (1) 5% of the Company's Stock-holders' Equity as of the date of incurrence or (2) $2 million; provided that, in the case of clause (1) only, the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which in-ternal financial statements are available immediately preceding the date on which such Indebtedness (including Acquired Subsidiary Debt) is incurred would have been at least 2.5 to 1, determined on a pro forma basis, pro-vided further, that solely for the purpose of determining whether the ag-gregate principal amount of Indebtedness of the Company's Restricted Sub-sidiaries at any time outstanding exceeds 5% of the Company's Stockholders' Equity, Acquired Subsidiary Debt shall be excluded;

  (x) the incurrence by the Company or any Restricted Subsidiary of Indebted-ness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness in-curred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposi-tion; and

  (xi) the incurrence by the Company of Indebtedness (in addition to Indebt-edness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $10 million.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as conclu-sively determined by a resolution of the Board of Directors of the Company set forth in an Officer's Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and
(ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of (x) cash or Temporary Cash Investments or (y) property or assets that are used or useful in any Permitted Business; provided that for purposes of this provision, the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Restricted Subsidiary (other than, in the case of an Asset Sale by the Company, liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and (B) any securities or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immedi-ately converted by the Company or such Restricted Subsidiary into cash (or as to which the Company or such Restricted Subsidiary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to cus-tomary conditions) from a nationally recognized investment, merchant or commer-cial bank to convert into cash within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash within such 90-day period) will be deemed to be cash (but shall not be deemed to be Net Proceeds for purposes of the following provisions until reduced to cash). Notwithstand-ing the foregoing, it will not be a violation of the foregoing provisions if the Company or a Restricted Subsidiary receives Investments as all or part of the consideration for an Asset Sale (which consideration is not otherwise per-mitted), if such Investments constitute Restricted Investments permitted by the covenant in the Indenture described under the caption "--Restricted Payments."

Pursuant to the Indenture, within 365 days after the receipt of any Net Pro-ceeds from an Asset Sale, the Company or the Restricted Subsidiary, as the case may be, may apply such Net Proceeds (i) to make a capital expenditure or to ac-quire other tangible assets, in each case, that are used or useful in any Per-mitted Business or (ii) to the extent not applied pursuant to clause (i), to permanently reduce Senior Debt (and, in the case of revolving credit loans, to correspondingly reduce commitments with respect thereto). Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the ag-gregate amount of Excess Proceeds exceeds $5 million, the Company will be re-quired to make an offer to all Holders of Notes and holders of any other In-debtedness of the Company ranking on a parity with the Notes from time to time outstanding with similar provisions requiring the Company to make an offer to purchase or to redeem such Indebtedness with the proceeds from any Asset Sales, pro rata in proportion to the respective principal amounts of Notes and such other Indebtedness then outstanding (an "Asset Sale Offer") to purchase the maximum principal amount of the Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and such other Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and such other Indebtedness surren-dered by holders thereof exceeds the amount of Excess Proceeds, the Notes and such other Indebtedness will be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The New Credit Facility prohibits the Company from repurchasing Notes pursuant to an Asset Sale Offer unless certain conditions are met. In order to repur-chase Notes pursuant to an Asset Sale Offer, the Company will have to repay all obligations under the New Credit Facility (and any other agreements relating to Senior Debt that contain similar provisions) or would have to obtain the con-sent of the holders of such Indebtedness. In the event the Company makes an As-set Sale Offer, the Company must comply with the requirements of Rule l4e-1 un-der the Exchange Act and any other United States Federal, state or territorial securities laws and regulations thereunder to the extent such laws and regula-tions are applicable in connection with such Asset Sale Offer.

Liens

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness secured by a Lien ("Se-cured Indebtedness") which is not Senior Debt unless contemporaneously there-with effective provision is made to secure the Notes equally and ratably with (or, if the Secured Indebtedness is Subordinated Debt, on a basis senior to) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or re-striction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsid-iaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Re-stricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. The foregoing shall not re-strict encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, and any extensions, refinancings, renewals or replacements of any of the foregoing; provided that the encumbrances and restrictions in any such extensions, refinancings, renew-als or replacements are no more restrictive than those contained in the initial agreement or instrument, (b) the Indenture, (c) applicable law, (d) any instru-ment governing Indebtedness or Capital Stock of a Person acquired by, or the properties or assets of which Person are acquired by, the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contempla-tion of such acquisition or in violation of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock"), which encumbrance or restriction is not applicable to any Person, or the prop-erties or assets of any Person, other than the Person (including its Subsidiar-ies), or the property or assets of the Person (including its Subsidiaries), so acquired, (e) any lease, license, conveyance or contract insofar as the provi-sions thereof restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to such lease, license, con-veyance or contract, (f) purchase money obligations for acquired property that impose restrictions of the nature described in clause (iii) above on the prop-erty so acquired, (g) Permitted Refinancing Indebtedness, provided that the re-strictions contained in the agreements governing such Permitted Refinancing In-debtedness are no more restrictive than those contained in the agreements gov-erning the Indebtedness being refinanced, (h) an agreement that has been en-tered into for the sale or disposition of all or substantially all of the Capi-tal Stock of, or property and assets of, a Restricted Subsidiary so long as such agreement is not otherwise prohibited by the Indenture; provided that the restrictions contained in such agreement are applicable only to such Restricted Subsidiary or its assets and provided further that such sale or disposition is otherwise permitted by the terms of the Indenture, (i) any agreement to trans-fer, an option or a right with respect to any property of the Company or any of its Restricted Subsidiaries that imposes restrictions of the nature described in clause (iii) above so long as such agreement to transfer, option or right is not otherwise prohibited by the Indenture, or (j) the New Credit Facility and related documentation as the same is in effect on the date of the Indenture and as amended or replaced from time to time, provided that no such amendment or replacement is more restrictive as to the matters enumerated above than the New Credit Facility and related documentation as in effect on the date of the In-denture. Nothing contained in the provisions of the Indenture described in this paragraph shall prevent the Company or any Restricted Subsidiary from incurring any Secured Indebtedness or from restricting the sale or other disposition of property or assets that secure such Secured Indebtedness; provided that the incurrence of such Secured Indebtedness is otherwise permitted under the provi-sions of the Indenture described above under "--Liens."

Line of Business

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than any one or more of the paperboard, packaging and paper businesses, the gypsum wallboard and other gypsum businesses, recycling businesses general-ly, and businesses related to any of the foregoing (each, a "Permitted Busi-ness").

Limitation on Senior Subordinated Debt

The Indenture provides that the Company will not incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes.

Merger, Consolidation or Sale of Assets

The Indenture provides that the Company will not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, as-sign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company in one or more related transactions, to another corporation, Person or entity unless (i) the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company, as applicable) or to which such sale, as-signment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Colombia; (ii) the Surviving Entity assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental Indenture in form reasonably satisfac-tory to the Trustee; (iii) immediately before and after giving effect to such transaction, and treating any Indebtedness which becomes an obligation of the Company as a result of such transaction as having been incurred by the Company at the time of the transaction, no Default or Event of

Default shall have occurred and be continuing; and (iv) the Company or the Sur-viving Entity (A) will have Consolidated Net Worth immediately after the trans-action and prior to any purchase accounting adjustments equal to or greater than the Consolidated Net Worth of the Company immediately preceding the trans-action and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the ap-plicable four-quarter period, be permitted to incur at least $1.00 of addi-tional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the Indenture described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock."

The sale, assignment, transfer, lease, conveyance or other disposition by the Company of all or substantially all of its property or assets to one or more of its Subsidiaries shall not relieve the Company from its obligations under the Indenture and the Notes.

Transactions with Affiliates

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1 million, a resolution of the Board of Directors of the Company set forth in an Officer's Certificate certi-fying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5 mil-lion, an opinion as to the fairness to the Company or such Restricted Subsidi-ary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing, or by another nationally recog-nized independent expert with experience appraising the terms and conditions of transactions similar to such Affiliate Transaction. Notwithstanding the forego-ing: (A) transactions or payments pursuant to any employment arrangements, em-ployee relations or employee or director benefit plans entered into by the Com-pany or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsid-iary, (B) transactions between or among the Company and/or its Restricted Sub-sidiaries and (C) transactions between a Person and an Affiliate existing at the time such Person is merged with or into or becomes a Restricted Subsidiary, except to the extent such transaction was entered into in connection with, or in contemplation of, such Person merging with or into or becoming a Restricted Subsidiary, in each case, shall not be deemed to be Affiliate Transactions.

Notwithstanding the foregoing, any Investment in Affiliates permitted by the provisions of the Indenture described above under the caption "--Restricted Payments" shall not be prohibited by the foregoing limitations on Affiliate Transactions.

Limitations on Issuances of Guarantees of Indebtedness by Restricted
Subsidiaries

The Indenture provides that the Company will not permit any Restricted Subsidi-ary, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of the Company or any of its Restricted Subsidiaries (except In-debtedness of a Restricted Subsidiary of such Restricted Subsidiary) unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Re-stricted Subsidiary under such Guarantee. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and dis-charged upon a sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of the Company, of the Company's stock in, or the as-sets of, such Restricted Subsidiary, which sale or other disposition results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary and such sale or other disposition is made in compliance with, and the Net Proceeds therefrom are applied in accordance with, the applicable provisions of the Indenture. The foregoing provisions are not applicable to (i) Guarantees by Restricted Subsid-iaries of Indebtedness under the New Credit Facility, (ii) Guarantees of In-debtedness of a Person by its subsidiaries in effect prior to the time such Person is merged with or into or otherwise became a Restricted Subsidiary, pro-vided that such Guarantees do not extend to any other Indebtedness of such Per-son or any other Person and (iii) any one or more Guarantees of up to $2 mil-lion in aggregate principal amount of Indebtedness of the Company or any Re-stricted Subsidiary at any time outstanding.

REPORTS

The Indenture provides that, whether or not required by the rules and regula-tions of the SEC, so long as any Notes are outstanding, the Company will fur-nish to Holders of Notes (i) all quarterly and annual financial information re-quired to be contained in a filing with the SEC on Forms 10-Q and 10-K, includ-ing a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K. In addi-tion, whether or not required by the rules and regulations of the SEC, the Com-pany will file a copy of all such information and reports with the SEC for pub-lic availability and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

The Indenture provides that each of the following constitutes an Event of De-fault: (i) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the provisions of the Indenture described under "--Subordination" above); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the provisions of the Indenture described under "--Subordination" above); (iii) failure by the Company to comply with the provisions described under the captions "--Repur-chase at the Option of Holders upon a Change of Control", "--Certain Cove-nants--Asset Sales", "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; (iv) failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) any default that occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidi-ary of the Company (or the payment of which is Guaranteed by the Company or any Significant Subsidiary of the Company), whether such Indebtedness or Guarantee exists on the date of the Indenture or is thereafter created, which default (a) constitutes a Payment Default or (b) results in the acceleration of such In-debtedness prior to its express maturity and, in each case, the principal amount of any Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates $3 million or more; (vi) failure by the Company or any Significant Subsidiary of the Company to pay final judgments aggregating in excess of $3 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided that for so long as the New Credit Facility is in effect, such declaration shall not become effective until the earlier of (i) five Business Days after receipt of the written notice declaring the Notes to be due and payable immediately by the ad-ministrative agent under the New Credit Facility or (ii) acceleration of the Indebtedness under the New Credit Facility. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company, all outstanding Notes will become due and payable without further ac-tion or notice. Holders of Notes may not enforce the Indenture or the Notes ex-cept as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (ex-cept a Default or Event of Default relating to the payment of principal or in-terest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then out-standing by notice to the Trustee on behalf of the Holders of all of the Notes, may waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, the Notes.

The Company is required to deliver to the Trustee annually a statement regard-ing compliance with the Indenture, and, upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Company or of a Subsidiary thereof, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Company may, at its option and at any time, elect to have all of its obli-gations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issues of temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the main-tenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trust-ee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Cove-nant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-pay-ment, bankruptcy, receivership and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of Notes, cash in U.S. dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the prin-cipal of, premium, if any, and interest on such outstanding Notes to redemption (and the Company must irrevocably authorize the Trustee to issue a timely no-tice of redemption and to take such other steps reasonably requested by the Trustee to ensure that such redemption will be effectuated) or at stated matu-rity; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,
(iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States confirming that the Holders of such outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be con-tinuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or viola-tion of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than a breach, violation or default resulting from the borrowing of funds to be ap-plied to such deposit); (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights general-ly; (vii) the Company must deliver to the Trustee an Officer's Certificate stating that the deposit was not made by the Company with the intent of prefer-ring the Holders of such Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officer's Cer-tificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The registered Holder of a Note will be treated as the owner of it for all pur-poses.

AMENDMENT, SUPPLEMENT AND WAIVER

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange of-fer for such Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (includ-ing consents obtained in connection with a tender offer or exchange offer for such Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non- consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supple-ment or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described under the captions "--Repurchase at the Option of Holders upon a Change of Control" and "--Certain Covenants--Asset Sales"), (iii) reduce the rate of or change the time for pay-ment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Inden-ture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium, if any, or interest on the Notes,
(vii) waive a redemption payment with respect to any Note (other than a payment required by one or the covenants described under the caption "--Repurchase at the Option of Holders upon a Change of Control" and "--Certain Covenants--Asset Sales"), (viii) modify the ranking or priority of the Notes or modify the defi-nition of Senior Debt or Designated Senior Debt or amend or modify the subordi-nation provisions of the Indenture in any manner adverse to the Holders or (ix) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for any sup-plemental indenture required pursuant to the provisions of the covenant de-scribed above under the caption "--Certain Covenants--Limitations on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries", to provide for the assumption of the Company's obligations to Holders of Notes in the case of a transaction described above under "Merger, Consolidation or Sale of Assets", to make any change that would provide any additional rights or benefits to Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the SEC in order to ef-fect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest (as defined in the Indenture or the Trust Indenture Act) it must eliminate such conflict within 90 days or resign.

The Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to cer-tain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is not under any obliga-tion to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or ex-pense.

BOOK-ENTRY, DELIVERY AND FORM; THE GLOBAL NOTES

The Old Notes are represented by global Notes ("Global Old Notes") that were deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, and are held for credit to the respective accounts of the purchasers of the Old Notes (or in the case of the Global Old Note representing Old Notes sold in reliance upon Regulation S, initially for credit to the accounts of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") or Cedel Bank, S.A., ("Cedel"). Beneficial interests in the Global Old Notes are shown on, and transfers thereof are effected only through, records maintained by the DTC. Except as provided below, the New Notes also will be issued in the form of one or more global Notes (the "Global New Notes" and together with the Global Old Notes, the "Global Notes"). The Global New Notes will be deposited on the date of issuance thereof with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Pursuant to the procedures established by DTC (a) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by the Global Notes to the respective accounts of persons who have accounts with DTC and (b) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined herein)) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("Partici-pants") or persons who hold interests through Participants. Interests in the Global Notes may be held directly through DTC, by Participants, or indirectly through organizations which are Participants.

Investors who initially acquired their interests in the Global Old Notes pursu-ant to Regulation S may hold their interests in the Global New Notes directly through Cedel or Euroclear, if they are participants in such systems, or indi-rectly through organizations which are participants in such systems or may hold such interests through organizations other than Cedel or Euroclear that are Participants in the DTC system. Cedel and Euroclear will hold such interests in the Global New Notes on behalf of their participants through customers' securi-ties accounts in their respective names on the books of their respective depos-itaries, which in turn will hold such interests in the Global New Notes in cus-tomers' securities accounts in the depositaries' names on the books of DTC.

So long as DTC, or its nominee, is the registered owner or Holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of Notes represented by such Global Notes for all purposes un-der the Indenture. No beneficial owner of an interest in any Global Notes will be able to transfer that interest except in accordance with applicable proce-dures of DTC, and, if applicable, Euroclear and Cedel, in addition to those provided for under the Indenture. Payments of the principal of, premium, if any, and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company or the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or re-viewing any records relating to such beneficial ownership interest.

The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Notes, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that pay-ments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

Transfers between Participants will be effected in the ordinary way in accor-dance with DTC rules and will be settled in immediately available funds. If a Holder requires physical delivery of a Certificated Note for any reason, in-cluding to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such Holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

Transfers by an owner of a beneficial interest in the Global Note that was ini-tially acquired pursuant to Rule 144A to a transferee who takes delivery of such interest through the Global Note that was initially issued pursuant to Regulation S will be made only upon receipt by the Trustee of a certification to the effect that such transfer is being made in accordance with Regulation S.

Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to bene-ficial interests in such other Global Note for as long as it remains such an interest.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange) only at the direction of one or more Participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggre-gate principal amount of Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC may request an exchange of the Global Notes in whole for Certificated Notes, which it will distribute to the Participants.

DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Re-serve System, a "clearing corporation" within the meaning of the Uniform Com-mercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for Partic-ipants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certifi-cates. Participants include securities brokers and dealers, banks, trust compa-nies and clearing corporation and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship, with a Participant either directly or indirectly ("Indirect Participants").

Although DTC, Euroclear and Cedel are expected to follow the foregoing proce-dures in order to facilitate transfers of interests in the Global Notes among Participants of DTC, Euroclear and Cedel, they are under no obligation to per-form such procedures, and such procedures may be discontinued at any time. Nei-ther the Company nor the Trustee will have any responsibility for the perfor-mance by DTC, Euroclear or Cedel or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, Certificated Notes will be issued in exchange for the Global Notes.

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contempla-tion of, such other Person merging with or into or becoming a Restricted Sub-sidiary of such specified Person, and (ii) Indebtedness secured by a Lien en-cumbering any asset acquired by such specified Person.

"Acquired Subsidiary Debt" means, with respect to any specified Person, (i) In-debtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, except to the extent such Indebtedness was incurred in connection with, or in contem-plation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, except to the extent such Lien was created or incurred in connection with, or in contemplation of, such acquisition.

"Affiliate" of any specified Person means any other Person directly or indi-rectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (includ-ing, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the di-rection of the management or policies of such Person, whether through the own-ership of voting securities, by agreement or otherwise; provided that benefi-cial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

"Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than the disposition of inventory in the ordinary course of business (it being understood that dispositions of inventory pursuant to long-term supply agree-ments constitute the ordinary course of business); provided that the sale, lease, conveyance or other disposition of all or substantially all of the property or assets of the Company will be governed by the provision of the In-denture described above under the caption "--Repurchase at the Option of Hold-ers upon a Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant, and (ii) the issuance or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or
(ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1 million or (b) for net proceeds in excess of $1 million. Notwithstanding the foregoing, (a) a transfer of as-sets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or another Restricted Subsidiary or (b) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, in each case, will not be deemed to be an Asset Sale.

"Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person.

"Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized by law to close.

"Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

"Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, inter-ests, participations, rights or other equivalents (however designated) of cor-porate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Ex-change Act) other than Phil Simpson, his spouse, his descendants and their spouses, trusts and estates of which any of them are primary beneficiaries and any entities of which any of them are holders of a majority of the equity se-curities, (ii) the acquisition by any Person or group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of the Company, by way of merger or consolidation or otherwise, other than Phil Simpson, his spouse, his descendants and their spouses, trusts and estates of which any of them are primary beneficiaries and any entities of which any of them are holders of a majority of the equity securities, or (iii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

"Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an asset sale (to the extent such losses were deducted in computing such Con-solidated Net Income), plus (ii) any non-cash charges (to the extent such charges were deducted in computing such Consolidated Net Income), except for any non-cash charges that represent accruals of, or reserves for, cash dis-bursements to be made in any future accounting period, plus (iii) provision for taxes based on income or profits of such Person and its Restricted Subsid-iaries for such period, to the extent such provision for taxes was included in computing such Consolidated Net Income, plus (iv) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income, plus (v) depreciation, amortization and depletion (including amortization of goodwill and all other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortiza-tion and depletion were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the amounts referred to in clauses (i) through
(v) above as they relate to a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend or similar distribution to the Company by such Restricted Subsidiary or by a Restricted Subsidiary which is the par-ent of such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Sub-sidiary or its stockholders.

"Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; pro-vided that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted to be made to the Company by such Restricted Subsidiary or by a Restricted Subsidiary which is the parent of such Restricted Subsidiary without any prior approval (that has not been ob-tained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmen-tal regulation applicable to that Restricted Subsidiary or its stockholders,
(iii) solely for the purpose of calculating the amount of Restricted Payments that may be made pursuant to clause (c) of the first paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments", the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

"Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the re-spective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock), less all write-ups (other than write-ups resulting from foreign currency transla-tions and write-ups of tangible assets of a going concern business made in ac-cordance with GAAP as a result of the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Per-son or a consolidated Restricted Subsidiary of such Person, and excluding the cumulative effect of a change in accounting principles, all as determined in accordance with GAAP.

"Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Direc-tors on the date of the Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) was nominated for election or elected to such Board of Direc-tors by the Company.

"Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

"Designated Senior Debt" means (i) so long as the New Credit Facility is out-standing, all Indebtedness under the New Credit Facility and (ii) thereafter, any other Senior Debt permitted under the Indenture the principal amount of which is $5 million or more and that has been designated by the Company as "Designated Senior Debt."

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchange-
able), or upon the happening of any event, matures or is mandatorily redeem-able, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the stated date on which the Notes mature.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is con-vertible into, or exchangeable for, Capital Stock).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility) in exist-ence on the date of the Indenture, until such amounts are repaid, including all reimbursement obligations with respect to letters of credit outstanding as of the date of the Indenture (other than letters of credit issued pursuant to the New Credit Facility).

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (i) the Consolidated EBITDA of such Person for such period to (ii) the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated by giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of pre-ferred stock (and the application of the proceeds of any such incurrence of In-debtedness or issuance of preferred stock), as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transac-tions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consoli-dated EBITDA and Fixed Charges attributable to discontinued operations, as de-termined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

"Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (in-cluding, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obliga-tions, commissions, discounts, and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest ex-pense of such Person and its Restricted Subsidiaries that was capitalized dur-ing such period, and (iii) any interest expense on Indebtedness of another Per-son that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiar-ies (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a payor that is a Restricted Subsidiary) on any Disqualified Stock of the Company and on any series of preferred stock of any Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denom-inator of which is one minus the then current combined Federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

"Fluor Daniel Agreement" means that certain Agreement for Engineering, Procure-ment and Construction among the Company, Republic Paperboard Company and Fluor Daniel, Inc. as further amended, modified, extended, renewed or replaced in whole or in part, from time to time.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Finan-cial Accounting Standards Board or in such other statements by such other enti-ties as have been approved by a significant segment of the accounting profes-sion, as in effect on the Issue Date.

"Guarantee" means a guarantee (other than by endorsement of negotiable instru-ments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimburse-ment agreements in respect thereof), of all or any part of any Indebtedness.

"Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agree-ments and interest rate collar agreements, (ii) foreign exchange contracts or currency swap agreements, (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values and (iv) other agreements or arrangements designed to protect such Person against fluctuations in raw material prices.

"Indebtedness" means, with respect to any Person, any indebtedness of such Per-son, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reim-bursement agreement in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or Trade Payable, if and to the ex-tent any of the foregoing indebtedness (other than letters of credit and Hedg-ing Obligations) would appear as a liability upon a balance sheet of such Per-son prepared in accordance with GAAP, as well as all indebtedness of others se-cured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guar-antee by such Person of any indebtedness of any other Person; it being under-stood that the obligations under the Fluor Daniel Agreement of the Company or any Restricted Subsidiary incurred in connection with the Lawton Mill shall not constitute Indebtedness.

"Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of In-debtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the definition of "Unre-stricted Subsidiary" and the "Restricted Payments" covenant described above,
(i) "Investment" shall include the fair market value of the assets (net of lia-bilities) of any Restricted Subsidiary at the time that such Restricted Subsid-iary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) any property transferred to or from any Person shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

"Issue Date" means the original issue date of the Notes.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset given to secure Indebtedness, whether or not filed, recorded or otherwise perfected un-der applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to any such lien, pledge, charge or security interest).

"Moody's" means Moody's Investors Services, Inc. and its successors.

"Net Income" means, with respect to any Person for such period, the net income
(loss) of any such Person for such period, determined in accordance with GAAP, excluding, however, (i) any gain (but not loss), together with any related pro-vision for taxes on such gain (but not loss), realized in connection with (a) any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) other than dispositions of inventory in the ordi-nary course of business (it being understood that dispositions of inventory pursuant to long-term supply agreements constitute the ordinary course of busi-
ness) or (b) the disposition of any securities by such Person or any of its Re-stricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecur-ring gain or loss, together with any related provision for taxes on such ex-traordinary or nonrecurring gain or loss.

"Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, ac-counting and investment banking fees and sales commissions) and any other ex-penses incurred or to be incurred by the Company or a Restricted Subsidiary as a direct result of the sale of such assets (including, without limitation, sev-erance, relocation, lease termination and other similar expenses), taxes actu-ally paid or payable as a result thereof, payments made to retire Indebtedness where payment of such Indebtedness is required in connection with such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

"New Credit Facility" means that certain Credit Agreement, dated as of July 15, 1998, by and among the Company and Morgan Guaranty Trust Company of New York, as Syndication Agent, and NationsBank, N.A., as Administrative Agent, and the other lenders that are parties thereto, including any related notes, collateral documents, instruments and agreements executed in connection therewith, and in each case as further amended, modified, extended, renewed, refunded, replaced or refinanced in whole or in part, from time to time (including amendments, modifications, extensions, renewals, refundings, replacements or refinancings which increase the principal amount of Indebtedness permitted thereunder; pro-vided that any such increase will not increase the amount of Indebtedness which may be incurred at the time of such increase pursuant to clause (i) of the sec-ond paragraph of the covenant described above under "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Disqualified Stock").

"Non-Recourse Debt" means Indebtedness of a Subsidiary (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would con-stitute Indebtedness of the Company or any of its Restricted Subsidiaries), or
(b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the pay-ment thereof to be accelerated or payable prior to its stated maturity.

"Obligations" means all principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Payment Default" means any failure to pay any scheduled installment of princi-pal of, premium, if any, or interest on any Indebtedness within the grace pe-riod provided for such payment in the documentation governing, such Indebted-ness.

"Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or re-fund, other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Indebtedness constituting revolving credit loans under the New Credit Facility permitted to be incurred under clause (i) of the second para-graph of the covenant described above under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock," provided that (i) the princi-pal amount of such Permitted Refinancing Indebtedness does not exceed the prin-cipal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable fees and expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final stated maturity date not earlier than the final stated maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the In-debtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Com-pany or by the Restricted Subsidiary which is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

"Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Public Equity Offering" means an underwritten primary public offering of com-mon stock of the Company pursuant to an effective Registration Statement under the Securities Act.

"Qualified Equity Interests" means all Equity Interests of the Company other than Disqualified Stock of the Company.

"Restricted Investment" means any Investment by the Company or any Restricted Subsidiary in any Person other than (i) an Investment in the Company or a Re-stricted Subsidiary or in any Person that, as a result of such Investment, be-comes a Restricted Subsidiary or will be merged or consolidated with or into or will transfer or convey all or substantially all of its assets to, the Company or a Restricted Subsidiary and (ii) Temporary Cash Investments.

"Restricted Subsidiary" means any Subsidiary of any Person other than an Unre-stricted Subsidiary of such Person and any Subsidiary of an Unrestricted Sub-sidiary of such Person.

"S&P" means Standard & Poor's Ratings Service and its successors.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Senior Debt" means (i) all Indebtedness of the Company under the New Credit Facility, including principal of, premium, if any, and interest on such Indebt-edness and all other amounts due on or in connection with such Indebtedness in-cluding all charges, fees and expenses, (ii) all other Indebtedness of the Com-pany, including principal of, premium, if any, and interest on such Indebted-ness, unless the instrument under which such Indebtedness is created, incurred, assumed or Guaranteed expressly provides that such Indebtedness is not senior or superior in right of payment to the Notes, and all renewals, extensions mod-ifications, amendments or refinancings thereof and (iii) all interest on any Indebtedness referred to in clause (i) and (ii) accruing during the pendency of any bankruptcy or insolvency proceeding whether or not allowed or allowable thereunder. Notwithstanding the foregoing, Senior Debt shall not include (a) Subordinated Debt of the Company; provided, however, that no Indebtedness shall be deemed to be Subordinated Debt of the Company solely by reason of such other Indebtedness being secured and such Indebtedness not being secured, (b) the Notes, (c) any Indebtedness of the Company to any of its Restricted Subsidiar-ies, (d) any Indebtedness which, when incurred and without respect to any elec-tion under Section 1111 (b) of the Bankruptcy Code, is without recourse to the Company, (e) any Indebtedness of the Company, to the extent not permitted by the covenant described above under "--Certain Covenants--Incurrence of Indebt-edness and Issuance of Disqualified Stock", (f) any Indebtedness to any em-ployee of the Company or any of its Restricted Subsidiaries, (g) any liability for taxes owed or owing by the Company and (h) Trade Payables.

"Significant Subsidiary" means, at any date of determination, any Subsidiary that, together with its Subsidiaries, (i) accounted for more than 10% of the consolidated revenues of the Company and its consolidated Subsidiaries or (ii) was the owner of more than 10% of the consolidated assets of the Company and its consolidated Subsidiaries, all as set forth on the most recently available audited financial statements of the Company.

"Stockholders' Equity" means, with respect to any Person as of any date, the stockholders' equity of such Person determined in accordance with GAAP as of the date of the most recent available internal financial statements of such Person, and calculated on a pro forma basis to give effect to any acquisition or disposition by such Person consummated or to be consummated since the date of such financial statements and on or prior to the date of such calculation.

"Subordinated Debt" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which is by its terms expressly sub-ordinate or junior in right of payment to the Notes.

"Subsidiary" means, with respect to any Person, (i) any corporation, associa-tion or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unrestricted Subsidiaries shall not be included in the definition of Subsidiary for any purposes of the Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary"). Unless otherwise specified or the context other-wise requires, "Subsidiary" means a Subsidiary of the Company.

"Temporary Cash Investment" means any of the following: (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agent or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof, (ii) time de-posit accounts, bankers' acceptances, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by any office located in the United States of America of a bank or trust company which is organized or licensed under the laws of the United States of America or any state thereof and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million and has outstanding debt which is rated "P-1" (or higher) by Moody's or "A-1" (or higher) by S&P or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with an office located in the United States of America of a bank or trust company meeting the qualifications described in clause (ii) above, (iv) commer-cial paper, maturing not more than 90 days after the date of acquisition, is-sued by a corporation (other than an Affiliate of the Company) organized under the laws of the United States of America or any state thereof with a rating, at the date of acquisition, of "P-1" (or higher) by Moody's or "A-1" (or higher) by S&P, (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, com-monwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "P-1" (or higher) by Moody's or "A-1" (or higher) by S&P and (vi) money market funds which invest substantially all of their assets in securities described in the preceding clauses (i) through (v).

"Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

"Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only if such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt, (ii) is not party to any agreement, contract, arrangement or un-derstanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Compa-ny, (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results and (iv) has not guaranteed or otherwise directly or indi-rectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, an Unrestricted Subsidiary shall not cease to qualify as an Unrestricted Subsidiary if the Company Guarantees Indebtedness of such Unrestricted Subsidiary and such Guarantee is a Restricted Investment which is permitted by the provisions of the Indenture described above under the caption "--Certain Covenants--Restricted Payments."

Any such designation by the Board of Directors of the Company shall be evi-denced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate cer-tifying that such designation complied with the foregoing conditions and was permitted under the covenant described above under the caption "--Certain Covenants--Restricted Payments." If at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebt-edness of such Subsidiary shall be deemed to be incurred by a Restricted Sub-sidiary of the Company as of such date (and, if such Indebtedness is not per-mitted to be incurred as of such date under the Indenture, the Company shall be in Default under the Indenture). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebted-ness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if
(i) such Indebtedness is permitted under the Indenture, and (ii) no Default or Event of Default would be in existence following such designation.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (cal-culated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

The following is a summary of certain United States federal income tax conse-quences associated with the exchange of Old Notes for New Notes and the owner-ship and disposition of the New Notes by Holders who acquire the New Notes pur-suant to the Exchange Offer. This summary is based upon provisions of the In-ternal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect). The discussion does not purport to deal with all as-pects of the United States federal taxation that may be relevant to particular Holders in light of their particular circumstances (for example, to persons holding Notes as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss the United States federal income tax considerations applicable to certain types of Holders subject to special treatment under the federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions and persons who are not United States Holders or United States Alien Holders (each as defined below)). In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws that may be applicable to a particular Holder. The discussion assumes that Holders hold the Notes as "capital assets" within the meaning of Section 1221 of the Code. The Company intends to treat the Notes as indebtedness and not as equity for United States federal income tax purposes, and the United States federal income tax considerations described below are based on that characterization.

PROSPECTIVE HOLDERS CONSIDERING AN EXCHANGE OF NEW NOTES FOR OLD NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CON-SEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURIS-DICTION.

As used herein, the term "United States Holder" means an owner of a New Note that is, for United States federal income tax purposes, (i) a citizen or resi-dent of the United States, (ii) a corporation, partnership or other entity cre-ated or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the au-thority to control all substantial decisions of the trust. The term also in-cludes certain former citizens and certain former long-term residents of the United States.

As used herein, the term "United States Alien Holder" means an owner of a New Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fidu-ciary of a foreign estate or trust or (iv) a foreign partnership.

EXCHANGE OFFER

The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for United States federal income tax purposes because under Treasury regulations, the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a Holder should be treated as a continuation of the Old Notes in the hands of such Holder. As a result, there should be no United States federal income tax consequences to Holders who exchange Old Notes for New Notes pursuant to the Exchange Offer and any such Holder should have the same tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

UNITED STATES HOLDERS

Interest on a New Note Interest on a New Note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

Sale or Retirement of a New Note Upon the sale or retirement of a New Note, a United States Holder will recognize taxable gain or loss equal to the differ-ence between the amount realized on the sale or retirement and such Holder's adjusted tax basis in the New Note.

Backup Withholding and Information Reporting Certain noncorporate United States Holders may be subject to backup withholding at a rate of approximately 31% on payments of principal, premium and interest (including original issue discount, if any) on, and the proceeds of disposition of, a New Note. Backup withholding will apply only if the United

States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends or (iv) under cer-tain circumstances, fails to certify, under penalties of perjury, that it has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. United States Holders should consult their tax advisors regarding their qualification for ex-emption from backup withholding and the procedure for obtaining such an exemp-tion if applicable.

The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the re-quired information is furnished to the Internal Revenue Service.

UNITED STATES ALIEN HOLDERS

Under present United States federal law, and subject to the discussion below concerning backup withholding, payments of principal, interest and premium on the New Notes by the Company or any paying agent to any United States Alien Holder, and gain realized on the sale, exchange or other disposition of such New Note, will not be subject to United States federal income or withholding tax, provided that: (i) such Holder does not own, actually or constructively, directly or indirectly, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; (ii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in Sec-tion 911(d)(3) of the Code) or an office or other fixed place of business in the United States; and (iv) such payments and gain are not effectively con-nected with the conduct by such Holder of a trade or business in the United States.

As noted above, the Company intends to treat the New Notes as indebtedness for United States federal income tax purposes. No assurance can be given, however, that the Company's treatment will not be challenged by the Internal Revenue Service. If the New Notes were ultimately treated as equity rather than debt for United States federal income tax purposes, the portfolio interest exception would not apply and withholding tax at a flat rate of approximately 30% (or a lower rate under an applicable income tax treaty) would be imposed on the in-terest payments on New Notes to the extent of the Company's current or accumu-lated earnings and profits or on the entire amounts of the interest payments if the withholding agent does not know or cannot reasonably estimate the amount of such earnings and profits. Further, any such withholding could commence when the Internal Revenue Service first asserted that the New Notes constituted eq-uity; in such event, if the Internal Revenue Service did not ultimately pre-vail, the United States Alien Holders would be able to recover the tax withheld by filing a claim for refund with the Internal Revenue Service.

Certain Certification Requirements. Sections 871(h) and 881(c) of the Code re-quire that, in order to obtain the portfolio interest exemption from the with-holding tax described in the paragraphs above, either the beneficial owner of the New Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the New Note on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the New Note is not a United States Holder. Under current United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a New Note certifies on Internal Reve-nue Service Form W-8, under penalties of perjury, that it is not a United States Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof). Under re-cently finalized United States Treasury Regulations, which are generally appli-cable to payments made after December 31, 1999, certain United States Alien Holders would also need to provide their United States taxpayer identification numbers on such forms in order to fulfill such requirement.

If a United States Alien Holder of a New Note is engaged in a trade or business in the United States, and if interest on the Note is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on interest and on any gain realized on the sale, exchange or other disposition of a New Note in the same manner as if it were a United States Holder. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form 4224 (or the successor W-8 Form), in order to claim an exemption from withholding tax. Under recently finalized United States Treasury Regulations, a United States Alien Holder will also need to provide a United States taxpayer identi-fication number on such form in order to fulfill such requirement. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to approximately 30% (or such lower rate provided by an applicable trea-ty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, inter-est on and any gain recognized on the sale, exchange or other disposition of a New Note will be included in the effectively connected earnings and profits of such United States Alien Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

Estate Taxes. Under Section 2105(b) of the Code, a New Note held by an individ-ual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such indi-vidual's death, payments with respect to such New Note would not have been ef-fectively connected to the conduct by such individual of a trade or business in the United States.

As noted above, the Company intends to treat the New Notes as indebtedness for United States federal income tax purposes. No assurance can be given, however, that the Company's treatment will not be challenged by the Internal Revenue Service. If the New Notes were ultimately treated as equity rather than debt for United States federal income tax purposes, a United States Alien Holder who is treated as the owner of, or has made certain lifetime transfers of, an in-terest in the New Notes will be required to include the value thereof in his or her gross estate for United States federal estate tax purposes, and may be sub-ject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting Under current Treasury Regula-tions, backup withholding (approximately 31%) will not apply to payments by the Company made on a New Note if the certifications required by Sections 871(h) and 881(c) of the Code are received, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

Under current Treasury Regulations, payments on the sale, exchange or other disposition of a New Note made to or through a foreign office of a broker gen-erally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50 percent or more of whose gross income is ef-fectively connected with a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner oth-erwise establishes an exemption. Under recently finalized Treasury Regulations, backup withholding may apply to any payment made after December 31, 1999 that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States of-fice of a broker will be subject to backup withholding and information report-ing unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

United States Alien Holders of New Notes should consult their tax advisors re-garding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts with-held from a payment to a United States Alien Holder under the backup withhold-ing rules will be allowed as a credit against such Holder's United States fed-eral income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing, retirement, or other employees bene-fit plan subject to Title I of ERISA (each such plan, a "Plan") should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances and consult with its counsel before authorizing an investment of such Plan's assets in the Notes. ERISA, and the corresponding provisions of the Code, prohibits transactions involving the assets of a Plan or of an individual retirement account or plan subject to Section 4975 of the Code (hereinafter a Plan, such account and such plan are collectively referred to as an "ERISA Plan") and persons who have certain specified relationships to the ERISA Plan ("parties in interest," within the meaning of ERISA, "disqualified persons," within the meaning of the Code). A prohibited transaction could arise if, for example, any of the Initial Purchasers or the Company were a party in interest or a disqualified person with respect to an ERISA Plan. Thus, a fiduciary of an ERISA Plan considering an investment in the Notes also should consider whether the acquisition of the Notes might constitute or give rise to a non-exempt pro-hibited transaction. There are certain class exemptions issued by the Depart-ment of Labor which could exempt the purchase of the Notes from the prohibited transaction provision of ERISA and the Code, including: Prohibited Transaction Exemption 75-1, for certain principal transactions with broker-dealers, Prohib-ited Transaction Exemption 84-14, for certain transactions determined by quali-fied professional asset managers, Prohibited Transaction Exemption 90-1, for certain transactions involving insurance company pooled separate accounts, Pro-hibited Transaction Exemption 91-38 for certain transactions involving bank collective investment funds, Prohibited Transaction Exemption 95-60 for certain transactions involving insurance company general accounts, and Prohibited Transaction Exemption 96-23, for certain transactions determined by in-house asset managers.

Certain employee benefit plans, such as governmental plans and church plans (if no election has been made under Section 410(d) of the Code), are not subject to the restrictions of ERISA. The investment in the Notes by such employee benefit plans may, however, be subject to other applicable federal, state and local laws, which should be carefully considered by such employee benefit plans be-fore investing in Notes.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

In connection with the initial issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement pursuant to which the Company agreed, for the benefit of the holders of the Old Notes, at the Company's cost, to use its best efforts (i) to cause to be filed with the SEC the Regis-tration Statement with respect to the Exchange Offer within 60 days after the date of original issuance of the Old Notes, (ii) to have the Registration Statement declared effective under the Securities Act within 120 days of the date of original issuance of the Old Notes, (iii) to keep the Registration Statement effective until the closing of the Exchange Offer, and (iv) to con-summate the Exchange Offer within 150 days of the original issuance date of the Old Notes. Promptly after the Registration Statement has been declared ef-fective, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 20 business days after the date notice of the Exchange Offer has been mailed to the holders of the Old Notes.

In the event that the Exchange Offer is not consummated within 150 days after the original issuance of the Old Notes, or upon the request of the Initial Purchasers in certain circumstances, the Company will, in lieu of effecting (or, in the case of such a request by the Initial Purchasers, in addition to effecting) the registration of the New Notes pursuant to the Registration Statement (i) as promptly as practicable, file with the SEC a Shelf Registra-tion Statement covering resales of the Old Notes, (ii) use its best efforts to cause such Shelf Registration Statement to be declared effective under the Se-curities Act by the 150th day after the date of original issuance of the Old Notes (or promptly in the event of a request by the Initial Purchasers) and
(iii) use its best efforts to keep effective such Shelf Registration Statement until 180 days after its effective date (or until two years after such effec-tive date in certain circumstances) or until all of the Old Notes covered by such Shelf Registration Statement have been sold. In the event of the filing of a Shelf Registration Statement, the Company will provide to each Holder of the Old Notes copies of the prospectus which is a part of the Shelf Registra-tion Statement and notify each such Holder when the Shelf Registration State-ment has become effective. A Holder of Notes that sells such Old Notes pursu-ant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a pro-spectus to purchasers, will be subject to certain of the civil liability pro-visions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are appli-cable to such a Holder (including certain indemnification obligations). In ad-dition, each Holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have its Old Notes included in the Shelf Registration Statement and to benefit from the provisions regarding the increase in the interest rate borne by the Old Notes described in the second succeeding paragraph.

The Registration Rights Agreement provides that, upon receipt of notice from the Company of the occurrence of any event that makes any statement in the prospectus that is part of the Shelf Registration Statement untrue in any ma-terial respect or that requires the making of any changes in such prospectus in order to make the statements therein not misleading or of certain other events specified in the Registration Rights Agreement, such Holder will sus-pend the sale of Old Notes pursuant to such prospectus until the Company has furnished copies of an amended or supplemented prospectus to such Holder cor-recting such misstatement or omission. If the Company shall give such notice to suspend the sale of the Old Notes, it shall extend the relevant period re-ferred to above during which it is required to keep effective the Shelf Regis-tration Statement by the number of days during the period from and including the date of the giving of such notice to and including the date when Holders shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Old Notes or to and including the date on which the Company has given notice that the sale of Old Notes may be resumed, as the case may be.

Broker-dealers that receive New Notes in exchange for Old Notes that were ac-quired by such broker-dealers as a result of market-making or other trading activities and that are required to deliver this Prospectus in connection with sales of the New Notes will also have and be subject to the rights and obliga-tions under the Registration Rights Agreement of Holders participating in a Shelf Registration Statement with such reasonable modifications as may be re-quested by the representatives thereof.

In the event that the Exchange Offer is not consummated or a Shelf Registra-tion Statement is not declared effective on or prior to the 150th day follow-ing the date of original issuance of the Old Notes (such event, a "Registra-tion Default"), then the Company will pay additional interest (in addition to the interest otherwise due on the Old Notes) to each Holder of Old Notes dur-ing the first 90-day period immediately following the occurrence of each such Registration Default in an amount equal to 0.25% per annum for any and all Registration Defaults. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until such Registration De-fault is cured, up to a maximum amount of additional interest of 1.00% per annum. Such additional interest will cease ac-cruing on such Old Notes when the Registration Default has been cured.

The Registration Rights Agreement is governed by, and shall be construed in ac-cordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. In addition, the information set forth above concerning certain interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice and prospective investors should consult their own legal advisors with respect to such matters.

                              PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making activities or other trading ac-tivities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supple-mented from time to time, may be used by a broker-dealer in connection with re-sales of New Notes received in exchange for Old Notes if such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, un-
til      , 1998 (90 days from the date of this Prospectus), all dealers effect-
ing transactions in the New Notes may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchas-ers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any bro-ker-dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Secu-rities Act. By acknowledging that it will deliver and by delivering a prospec-tus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents. To the extent provided the Registration Rights Agreement, the Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of counsel for the Holders of the Notes) other than commissions or concessions of any broker-dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

Certain legal matters relating to the Notes and the Exchange Offer will be passed upon for the Company by Locke Purnell Rain Harrell (A Professional Cor-poration), Dallas, Texas. Talbot Rain, a director of the Company, is of Counsel to the firm of Locke Purnell Rain Harrell (A Professional Corporation).

                              INDEPENDENT AUDITORS

The consolidated financial statements of the Company as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 included in the Company's 1997 Form 10-K incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SO-LICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN EXCHANGE OFFER OR A SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information.................................................... iii
Incorporation of Certain Documents by Reference.......................... iii
Prospectus Summary.......................................................   1
Risk Factors.............................................................  10
The Exchange Offer.......................................................  17
Use of Proceeds..........................................................  23
Capitalization...........................................................  23
Selected Consolidated Financial Data.....................................  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  26
Business.................................................................  32
Management...............................................................  43
Description of the New Credit Facility...................................  45
Description of Notes.....................................................  47
Certain Federal Income Tax Considerations................................  68
ERISA Considerations.....................................................  71
Exchange Offer; Registration Rights......................................  72
Plan of Distribution.....................................................  74
Legal Matters............................................................  75
Independent Auditors.....................................................  75

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
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                                 $100,000,000

                                EXCHANGE OFFER


                          REPUBLIC GROUP INCORPORATED

                          9 1/2% SENIOR SUBORDINATED
                                NOTES DUE 2008

                               ----------------

                                  PROSPECTUS

                               ----------------


                              SEPTEMBER   , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify its directors, officers, employees and agents and to purchase insurance, with respect to liability arising out of their capacity or status as directors, officers, employees and agents. Section 145 further pro-vides that the indemnification provided therein shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents of a corporation may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Article Tenth of the Company's Amended and Restated Certificate of Incorpora-tion provides that the Company shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a credit against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors of officers or a director or offi-cer of the Company, except in relation to matters as to which any such director or officer or former director or officer shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

Article VI of the Company's Amended and Restated Bylaws (the "Bylaws") provides for indemnification of the Company's directors, officers, employees and agents in certain circumstances and sets forth certain procedures for such indemnifi-cation. Article VI of the Company's Bylaws, which are filed as Exhibit 3(b) to this Registration Statement, is incorporated herein by reference.

The Company has a directors and officers insurance policy insuring directors and officers and former directors and officers of the Company and its subsidi-aries against damages, judgments, settlements and costs that any such persons may become legally obligated to pay on account of claims made against them, for any error, misstatement or misleading statement, act or omission, or neglect or breach of duty committed, attempted or allegedly committed or attempted by such persons in the discharge of their duties to the Company in their capacities as directors or officers, or any matter claimed against them solely by reason of their serving in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits: The following documents are filed or incorporated by reference as exhibits to this Registration Statement as required by Item 601 of Regula-tion S-K:

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  1          --Purchase Agreement dated July 10, 1998, among the Company, J.P.
               Morgan Securities, Inc., Dain Rauscher Wessels, a division of
               Dain Rauscher Incorporated, and A.G. Edwards & Sons, Inc.
  3(a)       --Certificate of Incorporation of the Company, as amended
              (incorporated by reference to Exhibit 3(a) to the Company's
              Quarterly Report on Form 10-Q for the period ended September 30,
              1996, SEC File Number 1-7210).
  3(b)       --Bylaws of the Company, as amended (incorporated by reference to
              Exhibit 3(b) to the Company's Quarterly Report on Form 10-Q for
              the period ended September 30, 1996, SEC file Number 1-7210).
  4(a)       --Revolving and Term Credit Agreement (with related Promissory
              Notes, Security Agreement, Mortgage, Deed of Trust and Guaranties
              attached as Exhibits thereto) dated as of June 30, 1995, among
              Republic Gypsum Company, Republic Paperboard Company, Republic
              Paperboard Company of West Virginia and Boatmen's First National
              Bank of Kansas City (incorporated by reference to Exhibit 4(i) of the Company's Current Report on Form 8-K filed July 17, 1995, SEC
              File Number 1-7210).
  4(b)       --Amendments One, Two and Three to Revolving and Term Credit
              Agreement, in reference to the Company's name change from
              Republic Gypsum Company to Republic Group Incorporated and to
              extend the revolving credit facility one year (incorporated by reference to Exhibit 4(b) to the Company's Annual Report on Form
              10-K for the year ended June 30, 1996, SEC File Number 1-7210).
  4(c)       --Fourth Amendment to Loan Documents, dated as of April 28, 1998, in reference to increasing the Revolving Credit Promissory Note principal amount to $50,000,000 and to extend the revolving credit facility one year.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   4(d)      --Credit Agreement (with related forms of Note, Pledge Agreement,
              Security Agreement, Mortgage, and Subsidiary Guarantee attached as Exhibits thereto) dated as of July 15, 1998, among the
              Company, Morgan Guaranty Trust Company of New York, as
              Syndication Agent, NationsBank, N.A., as Administrative Agent,
              and the Banks and LC Issuing Banks, as defined therein
              (incorporated by reference to Exhibit 99(a) to the Company's
              Current Report on Form 8-K filed September 11, 1998, SEC file
              Number 1-7210).
   4(e)      --Indenture dated as of July 15, 1998 between the Company and UMB
              Bank, N.A., as Trustee, relating to the Company's 9 1/2% Senior
              Subordinated Notes due 2008 (incorporated by reference to Exhibit
              99(b) to the Company's Current Report on Form 8-K dated September
              11, 1998, SEC File Number 1-7210).
   4(f)      --Registration Rights Agreement dated July 15, 1998, among the
              Company, J.P. Morgan Securities, Inc., Dain Rauscher Wessels, a
              division of Dain Rauscher Incorporated, and A.G. Edwards & Sons,
              Inc.
  *5         --Opinion of Locke Purnell Rain Harrell (A Professional
              Corporation) regarding validity and enforceability of the New
              Notes.
  10(a)      --The 1989 Long-Term Incentive Plan (As Restated and Amended
              Effective August 16, 1996) (incorporated by reference to Exhibit
              10(a) to the Company's Quarterly Report on Form 10-Q for the
              period ended September 30, 1996, SEC File Number 1-7210).
  10(b)      --Non-Employee Director Stock Option Plan (As Amended Effective
              August 16, 1996) (incorporated by reference to Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the period ended
              September 30, 1996, SEC File Number 1-7210).
  10(c)      --Non-Employee Directors' Retirement Compensation Arrangement
              (incorporated by reference to the description set forth under the caption "Executive Compensation--Director Retirement Compensation
              Arrangement" in the Company's Proxy Statement for the Annual
              Meeting of Stockholders held October 26, 1989, SEC File Number 1-
              7210).
  10(d)      --Tenancy in Common Agreement dated December 29, 1983, between
              Packaging Corporation of America and Republic Paperboard Company
              (incorporated by reference to Exhibit 10(d) to the Company's
              Annual Report on Form 10-K for the year ended June 30, 1994, SEC
              File Number 1-7210).
  10(e)      --Shared Facilities and Shared Service Agreement dated December
              28, 1983, between Packaging Corporation of America and Republic
              Paperboard Company (incorporated by reference to Exhibit 10(e)
              to the Company's Annual Report on Form 10-K for the year ended
              June 30, 1994, SEC File Number 1-7210).
  10(f)      --Key Employee Continuation Plan (incorporated by reference to
              Exhibit 10(i) to the Company's Annual Report on Form 10-K for the
              year ended June 30, 1992, SEC File Number 1-7210).
  10(g)      --Paperboard Supply Agreement, dated May 14, 1998, between the
              Company, Republic Paperboard Company and James Hardie Gypsum,
              Inc. (incorporated by reference to Exhibit 99(c) to the Company's
              Current Report on Form 8-K, dated September 11, 1998, SEC File
              Number 1-7210). Portions of this Exhibit were omitted pursuant to a request for confidential treatment filed with the Office of the
              Secretary of the SEC.
  10(h)      --Amended and Restated Agreement for Engineering, Procurement and
              Construction dated as of June 26, 1988 between Republic
              Paperboard Company and Fluor Daniel, Inc. relating to the Lawton
              Mill (incorporated by reference to Exhibit 99(d) to the Company's
              Current Report on Form 8-K, dated September 11, 1998, SEC File
              Number 1-7210). Portions of this Exhibit were omitted pursuant to a request for confidential treatment filed with the Office of the
              Secretary of the SEC.
  10(i)      --Amended and Restated Parent Company Guarantee effective as of
              June 26, 1998 from the Company to Fluor Daniel, Inc. relating to the Lawton Mill (incorporated by reference to Exhibit 99(e) to the Company's Current Report on Form 8-K, dated September 11,
              1998, SEC File Number 1-7210).
  12         --Statement re Computation of Ratios.
  21         --Significant Subsidiaries of the Registrant.
  23(a)      --Consent of Arthur Andersen, LLP.
 *23(b)      --Consent of Locke Purnell Rain Harrell (A Professional
              Corporation)(included in Exhibit 5).

 EXHIBIT NO.                       DESCRIPTION
 -----------                       -----------
  24         --Power of Attorney (included on signature page of this
              Registration Statement).
  25         --Statement of Eligibility of Trustee.
  27         --Financial Data Schedule.
  99(a)      --Form of Letter of Transmittal.
  99(b)      --Form of Notice of Guaranteed Delivery.


  * To be filed by amendment.

  (b) Financial Statement Schedules:

  Schedule II--Valuation and Qualifying Accounts and Reserves (incorporated by reference to the same Schedule included in Registrant's Annual Report on Form 10-K for the year ended June 30, 1997, SEC File Number 1-7210)

  (c) Reports, Opinions and Appraisals:

  None.


ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Se-curities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggre-gate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pur-suant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securi-ties Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termina-tion of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of deter-mining any liability under the Securities Act of 1933, each filing of the Reg-istrant's annual report pursuant to Section 13(a) or Section 15(d) of the Ex-change Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The Registrant undertakes that every prospectus: (i) that is filed pursu-ant to paragraph (c) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connec-tion with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Reg-istrant pursuant to the provisions described in Item 20 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnifi-cation is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such di-rector, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appro-priate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (f) The undersigned Registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to this request.

  (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the com-pany being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, RE-PUBLIC GROUP INCORPORATED HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, ON SEPTEM-BER 10, 1998.
                                       Republic Group Incorporated

                                                  /s/ Phil Simpson
                                       By: ____________________________________
                                           PHIL SIMPSON CHAIRMAN OF THE
                                            BOARD, PRESIDENT AND CHIEF
                                                EXECUTIVE OFFICER

                              POWERS OF ATTORNEY

  KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Phil Simpson and Doyle R. Ram-sey, and each of them, such individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individ-ual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Reg-istration Statement on Form S-4 and any and all applications and other docu-ments in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRA-TION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                      TITLE              DATE

         /s/ Phil Simpson            Chairman of the       September 10,
-----------------------------------   Board, President         1998
           PHIL SIMPSON               and Chief
                                      Executive Officer
                                      and Director
                                      (principal
                                      executive
                                      officer)

        /s/ Doyle R. Ramsey          Executive Vice        September 10,
-----------------------------------   President and            1998
          DOYLE R. RAMSEY             Chief Financial
                                      Officer
                                      (principal
                                      financial
                                      officer)

       /s/ Michael W. Dirks          Vice President and    September 10,
-----------------------------------   Principal                1998
         MICHAEL W. DIRKS             Accounting
                                      Officer
                                      (principal
                                      accounting
                                      officer)

          /s/ Talbot Rain            Director              September 10,
-----------------------------------                            1998
            TALBOT RAIN

             SIGNATURE                      TITLE              DATE

         /s/ Gerald L. Ray           Director              September 10,
-----------------------------------                            1998
           GERALD L. RAY

       /s/ Robert F. Sexton          Director              September 10,
-----------------------------------                            1998
         ROBERT F. SEXTON

        /s/ Bert A. Nelson           Director              September 10,
-----------------------------------                            1998
          BERT A. NELSON

         /s/ L.L. Wallace            Director              September 10,
-----------------------------------                            1998
           L.L. WALLACE

      /s/ David B. Yarbrough         Director              September 10,
-----------------------------------                            1998
        DAVID B. YARBROUGH

      /s/ C. William Claypool        Director              September 10,
-----------------------------------                            1998
        C. WILLIAM CLAYPOOL

                               INDEX TO EXHIBITS

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 1           Purchase Agreement dated July 10, 1998, among the Company, J.P.
             Morgan Securities, Inc., Dain Rauscher Wessels, a division of Dain
             Rauscher Incorporated, and A.G. Edwards & Sons, Inc.
 3(a)        Certificate of Incorporation of the Company, as amended
             (incorporated by reference to Exhibit 3(a) to the Company's
             Quarterly Report on Form 10-Q for the period year ended September
             30, 1996. SEC File Number 1-7210).
 3(b)        Bylaws of the Company, as amended (incorporated by reference to
             Exhibit 3(b) to the Company's Quarterly Report on Form 10-Q for
             the period ended September 30, 1996, SEC file Number 1-7210).
 4(a)        Revolving and Term Credit Agreement (with related Promissory
             Notes, Security Agreement, Mortgage, Deed of Trust and Guaranties
             attached as Exhibits hereto) dated as of June 30, 1995, among
             Republic Gypsum Company, Republic Paperboard Company, and Republic
             Paperboard Company of West Virginia and Boatmen's First National
             Bank of Kansas City (incorporated by reference to Exhibit 4(i) of the Company's Current Report on Form 8-K filed July 17, 1995, SEC
             File Number 1-7210).
 4(b)        Amendments One, Two and Three to Revolving and Term Credit
             Agreement, in reference to the Company's name change from Republic
             Gypsum Company to Republic Group Incorporated and to extend the
             Revolving Credit Agreement one year (incorporated by reference to
             Exhibit 4(b) to the Company's Annual Report on Form 10-K for the
             year ended June 30, 1996, SEC File Number 1-7210).
 4(c)        Fourth Amendment to Loan Documents, dated as of April 28, 1998, in reference to increasing the Revolving Credit Promissory Note principal amount to $50,000,000 and to extend the revolving credit facility one year.
 4(d)        Credit Agreement (with related forms of Note, Pledge Agreement,
             Security Agreement, Mortgage, and Subsidiary Guarantee attached as
             Exhibits thereto) dated as of July 15, 1998, among the Company,
             Morgan Guaranty Trust Company of New York, as Syndication Agent,
             NationsBank, N.A., as Administrative Agent, and the Banks and LC
             Issuing Banks, as defined therein (incorporated by reference to
             Exhibit 99(a) to the Company's Current Report on Form 8-K filed
             September 11, 1998, SEC file Number 1-7210).
 4(e)        Indenture dated as of July 15, 1998 between the Company and UMB
             Bank, N.A., as Trustee, relating to the Company's 9 1/2% Senior
             Subordinated Notes due 2008 (incorporated by reference to Exhibit
             99(b) to the Company's Current Report on Form 8-K dated September
             11, 1998, SEC File Number 1-7210).
 4(f)        Registration Rights Agreement dated July 15, 1998, among the
             Company, J.P. Morgan Securities, Inc., Dain Rauscher Wessels, a
             division of Dain Rauscher Incorporated, and A.G. Edwards & Sons,
             Inc.
 *5          Opinion of Locke Purnell Rain Harrell (A Professional Corporation)
             regarding validity and enforceability of the New Notes.
 10(a)       1989 Long-Term Incentive Plan (As Restated and Amended Effective
             August 16, 1996) (incorporated by reference to Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the period ended
             September 30, 1996, SEC File Number 1-7210).
 10(b)       Non-Employee Director Stock Option Plan (As Amended Effective
             August 16, 1996) (incorporated by reference to Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the period ended
             September 30, 1996, SEC File Number 1-7210).
 10(c)       Non-Employee Directors' Retirement Compensation Arrangement
             (incorporated by reference to the description set forth under the caption "Executive Compensation--Director Retirement Compensation
             Arrangement" in the Company's Proxy Statement for the Annual
             Meeting of Stockholders held October 26, 1989, SEC File Number 1-
             7210).
 10(d)       Tenancy in Common Agreement dated December 29, 1983, between
             Packaging Corporation of America and Republic Paperboard Company
             (incorporated by reference to Exhibit 10(d) to the Company's
             Annual Report on Form 10-K for the year ended June 30, 1994, SEC
             File Number 1-7210).
 10(e)       Shared Facilities and Shared Service Agreement dated December 28,
             1983, between Packaging Corporation of America and Republic
             Paperboard Company (incorporated by reference to Exhibit 10(e) to the Company's Annual Report on Form 10-K for the year ended June
             30, 1994, SEC File Number 1-7210).
 10(f)       Key Employee Continuation Plan (incorporated by reference to
             Exhibit 10(i) to the Company's Annual Report on Form 10-K for the
             year ended June 30, 1992, SEC File Number 1-7210).

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 10(g)       Paperboard Supply Agreement, dated May 14, 1998, between the
             Company, Republic Paperboard Company and James Hardie Gypsum, Inc.
             (incorporated by reference to Exhibit 99(c) to the Company's
             Current Report on Form 8-K, dated September 11, 1998, SEC File
             Number 1-7210). Portions of this Exhibit were omitted pursuant to a request for confidential treatment filed with the Office of the
             Secretary of the SEC.
 10(h)       Amended and Restated Agreement for Engineering, Procurement and
             Construction dated as of June 26, 1988 between Republic Paperboard
             Company and Fluor Daniel, Inc. relating to the Lawton Mill
             (incorporated by reference to Exhibit 99(d) to the Company's
             Current Report on Form 8-K, dated September 11, 1998, SEC File
             Number 1-7210). Portions of this Exhibit were omitted pursuant to a request for confidential treatment filed with the Office of the
             Secretary of the SEC.
 10(i)       Amended and Restated Parent Company Guarantee effective as of June
             26, 1998 from the Company to Fluor Daniel, Inc. relating to the
             Lawton Mill (incorporated by reference to Exhibit 99(e) to the
             Company's Current Report on Form 8-K, dated September 11, 1998,
             SEC File Number 1-7210).
 12          Statement re Computation of Ratios.
 21          Significant Subsidiaries of the Registrant.
 23(a)       Consent of Arthur Andersen, LLP.
 *23(b)      Consent of Locke Purnell Rain Harrell (A Professional Corporation)
             (included in Exhibit 5).
 24          Power of Attorney (included on signature page of this Registration
             Statement).
 25          Statement of Eligibility of Trustee.
 27          Financial Data Schedule.
 99(a)       Form of Letter of Transmittal.
 99(b)       Form of Notice of Guaranteed Delivery.


*To be filed by amendment.